Exhibit 99.1

     INTRODUCTION

     On June 30, 1998, Conseco, Inc. ("Conseco" or the "Company") completed its merger (the "Green Tree Merger") with Green Tree Financial Corporation ("Green Tree"). The Green Tree Merger has been accounted for as a pooling of interests and, accordingly, the amounts for all periods reported in this supplemental filing are reported on a combined basis including both Conseco and Green Tree.

       SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA (a).

                                                                                Years ended December 31,
                                                                ---------------------------------------------------------
                                                                1997          1996         1995         1994         1993
                                                                ----          ----         ----         ----         ----
                                                                      (Amounts in millions, except per share data)
STATEMENT OF OPERATIONS DATA
Insurance policy income.....................................  $3,410.8     $1,654.2     $1,465.0     $1,285.6     $1,293.8
Gain on sale of finance receivables.........................     569.1        388.1        443.3        318.6        201.5
Net investment income:
  Assets held by insurance subsidiaries.....................   1,825.3      1,302.5      1,142.6        385.7        896.2
  Finance receivables.......................................     214.5        138.1        124.7         78.1         57.7
  Interest-only securities..................................     130.3         77.2         51.3         33.3         54.8
Net investment gains (losses) ..............................     266.5         60.8        204.1        (30.5)       242.6
Total revenues..............................................   6,656.4      3,789.8      3,561.2      2,357.6      3,002.3
Interest expense:
  Corporate.................................................     109.4        108.1        119.4         59.3         58.0
  Finance and investment borrowings.........................     202.9         92.1         79.5         49.3         61.8
Total benefits and expenses.................................   5,170.7      2,974.0      2,738.5      1,732.9      2,192.0
Income before income taxes, minority interest and
  extraordinary charge......................................   1,485.7        815.8        822.7        624.7        810.3
Extraordinary charge on extinguishment of debt, net of tax..       6.9         26.5          2.1          4.0         11.9
Net income..................................................     866.4        452.2        470.9        330.5        413.1
Preferred stock dividends and charge related to induced
  conversions of convertible preferred stock................      21.9         27.4         18.4         18.6         20.6
Net income applicable to common stock.......................     844.5        424.8        452.5        311.9        392.5

PER SHARE DATA (b)
Net income, basic...........................................     $2.72        $1.85       $ 2.19       $ 1.39       $ 1.82
Net income, diluted.........................................      2.52         1.69         2.03         1.32         1.63
Dividends declared per common share.........................      .313         .083         .046         .125         .075
Book value per common share outstanding.....................     16.45        13.47         8.52         5.58         6.27
Shares outstanding at year-end..............................     310.0        293.4        205.2        212.7        224.1
Weighted average shares outstanding for diluted earnings....     338.7        267.7        232.3        250.5        251.8

BALANCE SHEET DATA - PERIOD END
Total assets................................................ $40,629.9    $28,692.7    $19,510.1    $12,302.3    $15,266.3
Notes payable and commercial paper:
  Corporate.................................................   2,354.9      1,094.9        871.4        191.8        413.0
  Consumer and commercial finance...........................   1,866.3        762.5        383.6        309.3        515.0
  Notes payable of affiliates, not direct
     obligations of Conseco.................................       -            -          584.7        611.1        290.3
Total liabilities...........................................  34,031.4     23,778.2     17,075.1     10,509.2     13,350.8
Minority interests in consolidated subsidiaries:
  Company-obligated mandatorily redeemable
     preferred securities of subsidiary trusts..............   1,383.9        600.0          -            -            -
  Preferred stock...........................................       -           97.0        110.7        130.1          -
  Common stock..............................................        .7           .7        292.6        191.6        223.8
Shareholders' equity .......................................   5,213.9      4,216.8      2,031.7      1,471.4      1,691.7

OTHER FINANCIAL DATA (b) (c)
Premiums collected (d)......................................  $5,055.7     $3,280.2     $3,106.5     $1,879.1     $2,140.1
Operating earnings (e)......................................     874.0        467.5        381.8        331.8        278.1
Operating earnings per diluted common share (e).............      2.58         1.75         1.64         1.33         1.10
Assets under management and managed receivables
  (at fair value) (g).......................................  60,036.0     51,182.0     38,613.0     32,934.0     25,454.0
Shareholders' equity excluding unrealized appreciation
  (depreciation) of fixed maturity securities (f)...........   5,036.7      4,177.0      1,919.1      1,609.1      1,604.3
Book value per common share outstanding, excluding
  unrealized appreciation (depreciation) of fixed
  maturity securities (f)...................................     15.88        13.33         7.97         6.23         5.88




                                        2




--------------------

  (a) Comparison of selected supplemental consolidated financial data in the table above is significantly affected by: (i) the acquisitions consummated by Conseco Capital Partners, L.P. and Conseco Capital Partners II, L.P. ("Partnership II"); (ii) the sale of Western National Corporation ("Western National"); (iii) the transactions affecting Conseco's ownership interest in Bankers Life Holding Corporation ("BLH") and CCP Insurance, Inc. ("CCP"); (iv) the acquisition of Life Partners Group, Inc. ("LPG"); (v) the acquisition of American Travellers Corporation (the "ATC Merger"); (vi) the acquisition of Transport Holdings Inc. (the "THI Merger"); (vii) the acquisition of Capitol American Financial Corporation (the "CAF Merger"); (viii) the acquisition of Pioneer Financial Services, Inc., (the "PFS Merger"); (ix) the acquisition of (the "Colonial Penn Purchase") of Colonial Penn Life Insurance Company and Providential Life Insurance Company and certain other assets (collectively referred to as "Colonial Penn"); and (x) the acquisition of Washington National Corporation (the "WNIC Merger"). Conseco did not have unilateral control to direct all of CCP's activities during 1993 and 1994 and, therefore, did not consolidate the financial statements of CCP with the financial statements of Conseco. As a result of the purchase by Conseco of all the shares of common stock of CCP it did not already own on August 31, 1995, the financial statements of CCP's subsidiaries are consolidated with the financial statements of Conseco, effective January 1, 1995. Conseco has included BLH in its financial statements since November 1, 1992. Through December 31, 1993, the financial statements of Western National were consolidated with the financial statements of Conseco. Following the completion of the initial public offering of Western National (and subsequent disposition of Conseco's remaining equity interest in Western National), the financial statements of Western National were no longer consolidated with the financial statements of Conseco. As of September 29, 1994, Conseco began to include in its financial statements the newly acquired Partnership II subsidiary, American Life Holdings, Inc. As of July 1, 1996, Conseco began to include in its financial statements its newly acquired subsidiary, LPG. Effective December 31, 1996, Conseco began to include in its financial statements its subsidiaries acquired in the ATC Merger and the THI Merger. As of January 1, 1997, Conseco began to include in its financial statements its subsidiaries acquired in the CAF Merger. As of April 1, 1997, Conseco began to include in its financial statements its subsidiaries acquired in the PFS Merger. Effective September 30, 1997, Conseco began to include in its financial statements its subsidiaries acquired in the Colonial Penn Purchase. Effective December 1, 1997, Conseco began to include in its financial statements its subsidiaries acquired in the WNIC Merger. Such business combinations are described in the notes to Conseco's supplemental consolidated financial statements included in this supplemental filing.

  (b) All share and per-share amounts have been restated to reflect the two-for-one stock splits paid on February 11, 1997 and April 1, 1996. Prior period earnings per share amounts have been restated to comply with the new reporting standards as described in note 1 to the consolidated financial statements.

  (c) Amounts under this heading are included to assist the reader in analyzing the Company's financial position and results of operations. Such amounts are not intended to, and do not, represent insurance policy income, net income, net income per share, shareholders' equity or book value per share prepared in accordance with generally accepted accounting principles ("GAAP").

  (d) Includes premiums received from universal life products and products without mortality or morbidity risk. Such premiums are not reported as revenues under GAAP and were $2,099.4 million in 1997; $1,881.3 million in 1996; $1,757.5 million in 1995; $634.6 million in 1994; and $891.9 million in 1993.

  (e) Represents income before extraordinary charge, excluding net investment gains (losses) of our life insurance and corporate segments (less that portion of change in future policy benefits, amortization of cost of policies purchased and cost of policies produced and income taxes relating to such gains (losses)) and nonrecurring charges (net of income taxes).

  (f) Excludes the effects of reporting fixed maturities at fair value and recording the unrealized gain or loss on such securities as a component of shareholders' equity, net of tax and other adjustments. Such adjustments are in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), as described in note 1 to the consolidated financial statements.

  (g) Represents: (i) the total market value of the investment portfolios managed by Conseco Capital Management, Inc. ("CCM") including assets of Conseco's subsidiaries of $27.0 billion, $18.5 billion, $13.7 billion, $11.5 billion and $7.4 billion at December 31, 1997, 1996, 1995, 1994 and
       1993, respectively, and assets of unaffiliated parties of $5.1 billion, $12.6 billion, $11.0 billion, $11.6 billion and $10.9 billion at December 31, 1997, 1996, 1995, 1994 and 1993, respectively; and (ii) the total fixed and revolving credit receivables that Green Tree manages, including receivables on its balance sheet and receivables applicable to the holders of asset-backed securities sold by Green Tree.

       SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

       The supplemental management's discussion and analysis reviews the consolidated financial condition of Conseco and Green Tree on a combined basis at December 31, 1997 and 1996, the supplemental consolidated results of operations for the three years ended December 31, 1997, and where appropriate, factors that may affect future financial performance. This discussion should be read in conjunction with the accompanying supplemental consolidated financial statements, notes thereto and selected supplemental consolidated financial data.

       All statements, trend analyses and other information contained in this report and elsewhere (such as in other filings by Conseco or Green Tree with the Securities and Exchange Commission, press releases, presentations by Conseco or Green Tree or its management or oral statements) relative to markets for Conseco's or Green Tree's products and trends in Conseco's or Green Tree's operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, among other things: (i) general economic conditions and other factors, including prevailing interest rate levels, short-term interest rate fluctuations, stock market performance and health care inflation, which may affect the ability of Conseco to sell its products, the ability of Green Tree to make loans and access capital are sources, the market value of Conseco's and Green Tree's investments, the lapse rate and profitability of Conseco's policies; and the level of defaults and prepayments of loans made by Green Tree; (ii) Conseco's ability to achieve anticipated levels of operational efficiencies at recently acquired companies, as well as through other cost-saving initiatives; (iii) customer response to new products, distribution channels and marketing initiatives; (iv) mortality, morbidity, usage of health care services and other factors that may affect the profitability of Conseco's insurance products; (v) changes in the federal income tax laws and regulations that may affect the relative tax advantages of some of Conseco's products; (vi) increasing competition in the sale of insurance and annuities and in the consumer finance business; (vii) regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of insurance products, and health care regulation affecting Conseco's supplemental health insurance products; (viii) the availability and terms of future acquisitions; and (ix) the risk factors or uncertainties listed in Conseco's or Green Tree's other filings with the Securities and Exchange Commission. In addition to the above, these statements are subject to uncertainties related to the synergies, charges and expenses associated with the Green Tree Merger.

       Consolidated results and analysis

       Our 1997 operating earnings were $874.0 million, or $2.58 per diluted share, up 87 percent and 47 percent, respectively, over 1996. Operating earnings increased as a result of our recent acquisitions: the LPG Merger (completed effective July 1, 1996), the ALH Stock Purchase (September 30, 1996), the ATC Merger (December 31, 1996), the THI Merger (December 31, 1996), the BLH Merger (December 31, 1996), the CAF Merger (January 1, 1997), the PFS Merger (April 1,
1997), the Colonial Penn Purchase (September 30, 1997) and the WNIC Merger (December 1, 1997). In addition, operating earnings increased as a result of the increased business in force of the recently acquired companies and companies previously owned and increased finance receivable originations and sales by Green Tree. The percentage increase in operating earnings was greater than the percentage increase in operating earnings per diluted share primarily because of the 27 percent increase in weighted average diluted common shares or equivalents outstanding during 1997. The increase in weighted average diluted shares resulted from shares issued in certain 1997 and 1996 acquisitions (the LPG Merger, the ATC Merger, the THI Merger, the BLH Merger, the CAF Merger and the PFS Merger), partially offset by repurchases of common stock.

       Our 1996 operating earnings were $467.5 million, or $1.75 per diluted share, up 22 percent and 7 percent, respectively, over 1995. Operating earnings increased as a result of the LPG Merger, the ALH Stock Purchase, the effect of increased ownership of BLH as a result of purchases of BLH common stock during 1995 and 1996, and profit improvements in each of our segments. Such increases were partially offset by decreased earnings of Green Tree resulting primarily from a writedown of interest-only securities. Operating earnings for 1996 were not affected by the ATC Merger, the THI Merger or the BLH Merger, all of which were recorded as of December 31, 1996. The percentage increase in operating earnings was greater than the increase in operating earnings per diluted share primarily because of the additional common shares or equivalents outstanding in 1996 resulting from: (i) the LPG Merger; and (ii) the Company's January 1996 offering of Preferred Redeemable Increased Dividend Equity Securities, 7% PRIDES Convertible Preferred Stock ("PRIDES"), which are mandatorily convertible into shares of Conseco common stock.

       Net income of $866.4 million in 1997, or $2.52 per diluted share, included: (i) net investment gains of our life insurance and corporate segments (net of related costs, amortization and taxes) of $44.1 million, or 13 cents per diluted share; (ii) an extraordinary charge of $6.9 million, or 2 cents per share, related to early retirement of debt; (iii) a charge of 4 cents per share related to the induced conversion of preferred stock (treated as a preferred stock dividend); and (iv) nonrecurring charges totaling $44.8 million, or 13 cents per share. Nonrecurring charges include: (i) $40.5 million related to our Medicare supplement business in Massachusetts; and (ii) $4.3 million related to the death of an executive officer. Regulators in Massachusetts have not allowed premium increases for Medicare supplement products necessary to avoid losses on the business. We are currently seeking rate increases. We are no longer writing new Medicare supplement business in Massachusetts. We have written off the cost of policies purchased and produced and accrued additional claim reserves related to our in-force Massachusetts Medicare supplement business due to the estimated premium deficiencies.

       Net income of $452.2 million in 1996, or $1.69 per diluted share, included: (i) net investment gains of our life insurance and corporate segments (net of related costs, amortization and taxes) of $11.2 million, or 4 cents per diluted share; and (ii) an extraordinary charge of $26.5 million, or 10 cents per share, related to early retirement of debt. Net income of $470.9 million in 1995, or $2.03 per diluted share, included: (i) net investment gains (net of related costs, amortization and taxes) of $16.3 million, or 7 cents per share;
(ii) restructuring income of $74.9 million, or 32 cents per share, arising from the release of deferred income taxes previously accrued on income related to CCP and BLH (such deferred tax was no longer required when Conseco's ownership of these companies exceeded 80 percent); and (iii) an extraordinary charge of $2.1 million, or nil per share, related to early retirement of debt.

       Total revenues include net investment gains of our life insurance and corporate segments of $266.5 million in 1997, $60.8 million in 1996 and $204.1 million in 1995. Excluding net investment gains, total revenues were $6.4 billion in 1997, up 71 percent from $3.7 billion in 1996. Total revenues in 1997 include a full year of activity for acquisitions completed in 1996 and the revenues of CAF, PFS, Colonial Penn and WNIC in the periods subsequent to their acquisitions. Total revenues in 1996 include LPG revenues after July 1, 1996. Total revenues, excluding net investment gains of our life insurance and corporate segments, were up 11.0 percent in 1996 from $3.4 billion in 1995.

       Results of operations by segment for the three years ended December 31, 1997:

       The following tables and narratives summarize the results of our operations by business segment. All amounts reported in these summaries relate solely to periods after the companies were included in our consolidated financial statements.

                                                                                  1997            1996              1995
                                                                                  ----            ----              ----
                                                                                           (Dollars in millions)
Income before income taxes, minority interest and extraordinary charge:
   Consumer and commercial finance:
     Operating income...........................................................$  482.6         $ 322.2           $ 404.2
                                                                                --------         -------           -------

   Supplemental health:
     Operating income...........................................................   408.0           136.6              96.0
     Net investment gains, net of related costs.................................    26.3              .1               1.1
     Nonrecurring charges.......................................................   (62.4)            -                 -
                                                                                --------         -------           -------

         Income before income taxes, minority interest and extraordinary charge.   371.9           136.7              97.1
                                                                                --------         -------           -------

   Annuities:
     Operating income ..........................................................   305.1           255.0             244.1
     Net investment gains (losses), net of related costs and amortization ......    53.2             (.7)             72.0
                                                                                --------         -------             -----

         Income before income taxes, minority interest and extraordinary charge.   358.3           254.3             316.1
                                                                                --------         -------           -------

   Life insurance:
     Operating income...........................................................   304.7           126.8              74.8
     Net investment gains (losses), net of related costs and amortization.......     2.4            (2.0)             (4.6)
                                                                                --------         -------           -------

         Income before income taxes, minority interest and extraordinary charge.   307.1           124.8              70.2
                                                                                --------         -------           -------

   Individual and group major medical:
     Operating income...........................................................    40.2            32.1              35.1
     Net investment gains, net of related costs.................................      .1              -                 .1
                                                                                --------         -------           -------

         Income before income taxes, minority interest and extraordinary charge.    40.3            32.1              35.2
                                                                                --------         -------           -------

   Other:
     Operating income...........................................................    58.3            30.7              31.5
     Net investment gains (losses), net of related costs........................     3.3            27.4              (6.3)
                                                                                --------         -------           -------

         Income before income taxes, minority interest and extraordinary charge.    61.6            58.1              25.2
                                                                                --------         -------           -------

   Corporate:
     Interest and other corporate expenses......................................  (126.8)         (112.4)           (140.5)
     Nonrecurring charges.......................................................    (9.3)            -                 -
     Net investment gains, net of related costs.................................      -              -                15.2
                                                                                --------         -------           -------

         Net corporate expenses.................................................  (136.1)         (112.4)           (125.3)
                                                                                --------         -------           -------

   Consolidated:
     Operating income........................................................... 1,472.1           791.0             745.2
     Net investment gains, net of related costs and amortization ...............    85.3            24.8              77.5
     Nonrecurring charges.......................................................   (71.7)            -                 -
                                                                                --------         -------           -------

         Income before income taxes, minority interest and extraordinary charge. 1,485.7           815.8             822.7
Income tax expense..............................................................   560.1           302.2             240.7
                                                                                --------         -------           -------

         Income before minority interest and extraordinary charge...............   925.6           513.6             582.0

Minority interest in consolidated subsidiaries:
   Distributions on Company-obligated mandatorily redeemable preferred
     securities of subsidiary trusts............................................    49.0             3.6               -
   Dividends on preferred stock of subsidiaries.................................     3.3             8.9              11.9
   Equity in earnings of subsidiaries...........................................      -             22.4              97.1
                                                                                --------         -------             -----

         Income before extraordinary charge.....................................   873.3           478.7             473.0

Extraordinary charge on extinguishment of debt, net of taxes and
   minority interest............................................................     6.9            26.5               2.1
                                                                                --------         -------           -------

         Net income.............................................................$  866.4         $ 452.2           $ 470.9
                                                                                ========         =======           =======

                                        6

   Consumer and Commercial Financing:

                                                                          1997             1996             1995
                                                                          ----             ----             ----
                                                                                   (Dollars in millions)
Contract originations:
   Manufactured housing..............................................   $ 5,479.3       $ 4,882.0         $ 4,159.8
   Home equity/home improvement......................................     3,476.2         1,493.7             627.0
   Consumer/retail credit............................................     1,510.9           835.6             361.4
   Commercial/equipment..............................................     5,181.4         3,343.0           1,742.7
                                                                        ---------       ---------         ---------

     Total...........................................................   $15,647.8       $10,554.3         $ 6,890.9
                                                                        =========       =========         =========

Sales of receivables:
   Manufactured housing..............................................   $ 5,370.0       $ 5,033.0         $ 4,020.0
   Home equity/home improvement......................................     3,020.0         1,324.0             579.0
   Consumer/equipment................................................     1,627.0         1,556.0               -
   Commercial and revolving credit...................................       224.0           500.0             428.0
   Lease and other...................................................       508.0             -               308.0
                                                                        ---------       ---------         ---------

     Total...........................................................   $10,749.0       $ 8,413.0         $ 5,335.0
                                                                        =========       ==========        =========

Managed receivables (at period end):
   Fixed contracts...................................................   $26,036.0       $18,965.0         $13,314.0
   Revolving credit..................................................     1,921.0         1,108.0             574.0
                                                                        ---------       ---------         ---------

     Total...........................................................   $27,957.0       $20,073.0         $13,888.0
                                                                        =========       =========         =========

Gain on sale of receivables..........................................   $   569.1       $   388.1         $   443.3
Net investment income:
   Finance receivables...............................................       214.5           138.1             124.7
   Interest-only securities..........................................       130.3            77.2              51.3
Fee revenue and other income.........................................       174.1           119.1              86.6
                                                                        ---------       ---------         ---------

     Total revenues..................................................     1,088.0           722.5             705.9
                                                                        ---------       ---------         ---------

Consumer and commercial finance interest expense.....................       160.9            70.1              57.3
Amortization of servicing rights and goodwill........................        15.4             -                 -
Other operating costs and expenses...................................       429.1           330.2             244.4
                                                                        ---------       ---------         ---------

     Total expenses..................................................       605.4           400.3             301.7
                                                                        ---------       ---------         ---------

     Income before income taxes, minority interest
       and extraordinary charge......................................   $   482.6       $   322.2         $   404.2
                                                                        =========       =========         =========

     General: This segment provides financing for manufactured housing, home equity, home improvements, consumer products and equipment and provides consumer and commercial revolving credit. The segment's financing products include both fixed term and revolving loans and leases. The segment also markets physical damage and term mortgage life insurance and other credit protection relating to the customers contracts it services.

     Contract originations in 1997 were $15,647.8 million, up 48 percent over 1996. Contract originations in 1996 were $10,554.3 million, up 53 percent over 1995.

     Manufactured housing contract originations increased $597.3 million, or 12 percent, during 1997 over 1996. The number of contracts originated during the 1997 period increased as well as the average contract size reflecting an increase in land-and-home contracts and slight price increases by the manufactured housing manufacturers.

     Home equity/home improvement contract originations increased $1,982.5 million, or 133 percent, during 1997 over 1996, and increased $866.7 million, or 138 percent, during 1996 over 1995. The increase is primarily the result of the segment's continued expansion of the home equity retail origination network.

     Consumer and retail credit originations increased $675.3 million, or 81 percent, during 1997 over 1996, and increased $474.2 million, or 131 percent, during 1996 over 1995. The increase reflects several credit card portfolio purchases and overall growth in the consumer products sector.

     Commercial and equipment originations increased $1,838.4 million, or 55 percent, during 1997 over 1996, and increased $1,600.3 million, or 92 percent, during 1996 over 1995. The increase reflects higher production in all areas of commercial financing.

     Sales of receivables occur when the segment sells finance receivables it originates in secondary markets through securitizations. The total receivables sold in a particular period is dependent on many factors including: (i) the volume of recent originations; (ii) market conditions; and (iii) the availability and cost of alternative financing. Total finance receivables sold in 1997 were up 28 percent over 1996. Total finance receivables sold in 1996 were up 58 percent over 1995.

     Managed finance receivables include finance receivables sold through securitizations upon which we continue to receive servicing fees as well as finance receivables. The total portfolio serviced by the segment increased to $28.0 billion at December 31, 1997, a 39 percent increase over 1996. The total portfolio increased to $20.1 billion at December 31, 1996, a 45 percent increase over 1995.

     Gain on sale of finance receivables represents the difference between the proceeds from the sale, net of related transaction costs, and the allocated carrying amount of the receivables sold. The allocated carrying amount is determined by allocating the original amount of the receivables between the portion sold and any retained interests (interest-only securities and servicing rights), based on their relative fair values at the time of sale. Assumptions used in calculating the estimated fair value of interest-only securities and servicing rights are subject to volatility that could materially affect operating results. Prepayments from competition, obligor mobility, general and regional economic conditions and prevailing interest rates, as well as actual losses incurred, may vary from the performance projected, which may result in an increase or decrease to the value of the interest-only securities and servicing rights we retain.

     Gain on sale of receivables increased 47 percent, to $569.1 million, in 1997 and decreased 12 percent, to $388.1 million, in 1996. Such gain fluctuates when changes occur in: (i) the amount of loans sold; (ii) market conditions;
(iii) the amount and type of interest retained in the receivables sold; and (iv) changes in assumptions used to calculate the gain. Recent experience has indicated that prepayment rates have exceeded expectations for loans sold in prior periods. As a result, writedowns of interest-only securities of $190.0 million and $200.0 million were recognized as a reduction to the gain during 1997 and 1996. The 1997 writedown of interest-only securities was generally the result of adverse prepayment experience. The 1996 writedown was the result of adjustments necessary to consider the effects of partial prepayments on projected future interest collections.

     Prior to giving effect to the writedowns, the gain on sale of finance receivables increased 29 percent and 33 percent in 1997 and 1996, respectively. These increases resulted primarily from the increased finance receivables originated during these years. The increase in sales during 1996 was partially offset by a higher concentration of shorter term consumer loans originated and sold compared to the longer term manufactured housing and home equity and home improvement loans.

     Net investment income on finance receivables consists of interest earned on the segment's unsold finance receivables and interest income on short-term and other investments. Such income increased 55 percent, to $214.5 million in 1997, and increased 11 percent, to $138.1 million in 1996. The increases are consistent with the increases in the average finance receivables during these years.

     Net investment income on interest-only securities represents the accretion recognized on the interest-only securities retained when finance receivables are sold. Such income increased 69 percent, to $130.3 million in 1997, and increased 50 percent to $77.2 million in 1996. The increases are consistent with the increase in the average interest-only securities held during these years.

     Fee revenue and other income includes servicing income, commissions earned on new insurance policies written and renewals on existing policies, as well as other income from late fees. Such income increased 46 percent, to $174.1 million, in 1997 and increased 38 percent, to $119.1 million, in 1996. The increase reflects: (i) the growth in the segment's managed receivable portfolio on which servicing income is earned; and (ii) the increase in net written insurance premiums consistent with the growth of the segment's managed receivables.

     Consumer and commercial finance interest expense increased 130 percent, to $160.9 million, in 1997 and increased 22 percent, to $70.1 million, in 1996. The increase primarily reflects increased borrowings to fund loan originations, commercial revolving credit and lease portfolio financings.

     Other operating costs and expenses include the costs associated with servicing the segment's managed receivables and costs of originating new loans. Such expense increased 30 percent, to $429.1 million, in 1997 and increased 35 percent, to $330.2 million, in 1996. The increase reflects: (i) the growth in the segment's servicing portfolio; and (ii) the increased volume of contracts originated.

Supplemental health:

                                                                         1997              1996             1995
                                                                         ----              ----             ----
                                                                                   (Dollars in millions)
Premiums collected:
   Medicare supplement (first-year).............................     $   101.9           $  72.5          $  81.1
   Medicare supplement (renewal)................................         694.5             545.4            515.6
                                                                     ---------           -------          -------

       Subtotal - Medicare supplement...........................         796.4             617.9            596.7
                                                                     ---------           -------          -------

   Long-term care (first-year)..................................         143.4              51.6             44.4
   Long-term care (renewal).....................................         520.5             141.3             97.7
                                                                     ---------           -------          -------

       Subtotal - long-term care................................         663.9             192.9            142.1
                                                                     ---------           -------          -------

   Specified-disease (first-year)...............................          44.7                -                -
   Specified-disease (renewal)..................................         338.7                -                -
                                                                     ---------           -------         --------

       Subtotal - specified-disease.............................         383.4                -                -
                                                                     ---------           -------          -------

       Total supplemental health premiums collected.............      $1,843.7           $ 810.8           $738.8
                                                                      ========           =======           ======

Insurance policy income.........................................      $1,858.1           $ 805.9           $756.9
Net investment income...........................................         273.8              66.6             66.9
                                                                      --------           -------          -------

     Total revenues (a).........................................       2,131.9             872.5            823.8
                                                                     ---------           -------          -------

Insurance policy benefits and change in future policy benefits..       1,217.5             531.8            525.6
Amortization related to operations..............................         232.1              87.8             81.6
Interest expense on investment borrowings.......................           6.3               1.1              1.4
Other operating costs and expenses..............................         268.0             115.2            119.2
                                                                     ---------           -------          -------

     Total benefits and expenses................................       1,723.9             735.9            727.8
                                                                     ---------           -------          -------

     Operating income before income taxes,
       minority interest and extraordinary
       charge...................................................         408.0             136.6             96.0

Net investment gains, net of related costs......................          26.3                .1              1.1
Nonrecurring charges............................................         (62.4)               -                -
                                                                     ---------           -------          -------
       Income before income taxes, minority
         interest and extraordinary charge......................     $   371.9            $136.7            $97.1
                                                                     =========            ======            =====

Loss ratios:
   Medicare supplement products.................................          69.1%             68.2%            71.7%
   Long-term care products......................................          63.6              58.7             60.5
   Specified-disease products...................................          61.6                -                -

(a)    Revenues exclude net investment gains.

       General: This segment includes Medicare supplement and long-term care insurance products, primarily sold to senior citizens, and effective January 1, 1997 (as a result of the acquisitions of CAF and THI), specified-disease products. Through December 31, 1996, the supplemental health operations consist solely of Bankers Life's Medicare supplement and long-term care products, distributed through a career agency force. The segment's 1997 results of operations are significantly affected by recent acquisitions (ATC, THI and CAF, effective January 1, 1997; PFS, effective April 1, 1997; and Colonial Penn, effective September 30, 1997). The supplemental health products of THI, CAF, ATC, PFS and Colonial Penn are all distributed through professional independent producers. The profitability of this segment largely depends on the overall level of sales, persistency of in-force business, claim experience and expense management.

       Premiums collected by this segment in 1997 were $1,843.7 million, up 127 percent from 1996. Premiums collected in 1996 increased to $810.8 million, up
9.7 percent.

       Medicare supplement policies accounted for 43 percent of this segment's collected premiums in 1997, compared with more than 75 percent of this segment's collected premiums in 1996 and 1995. The change in the mix of premiums collected reflects the more diverse supplemental health lines sold by Conseco as a result of the recent acquisitions. Collected premiums on Medicare supplement policies increased 29 percent in 1997, to $796.4 million, and increased 3.6 percent in 1996, to $617.9 million. Such increases primarily reflect the recent acquisitions and a larger base of premiums due to rate increases. The sales of Medicare supplement policies have been affected by: (i) steps taken to improve profitability by increasing premium rates and changing both the commission structure and the underwriting criteria for these policies; and (ii) increased competition from alternative providers, including HMOs.

       Premiums collected on long-term care policies increased 244 percent in 1997, to $663.9 million, and 36 percent in 1996, to $192.9 million. First-year collected premiums in 1997, 1996 and 1995 were $143.4 million, $51.6 million and $44.4 million, respectively. The increase in long-term care premiums collected primarily reflects the acquisition of recently acquired companies.

       Premiums collected on specified-disease policies were $383.4 million in 1997, substantially all of which were collected by recently acquired companies.

       Insurance policy income comprises premiums earned on the segment's policies and has increased over the last three years consistent with the explanations provided above for premiums collected.

       Net investment income increased 311 percent in 1997, to $273.8 million, and did not change materially in 1996 compared with 1995. Such investment income fluctuates when changes occur in: (i) the amount of average invested assets supporting insurance liabilities; and (ii) the yield earned on invested assets. During 1997, the segment's average invested assets increased approximately 278 percent, to $3.4 billion, and the net yield on invested assets increased to 8.0 percent from 7.6 percent. During 1996, the segment's average invested assets increased approximately 5.0 percent, to $.9 billion, and the net yield on invested assets decreased from 8.0 percent to 7.6 percent. Invested assets grew as a result of the growth in insurance liabilities related to the segment's business.

       Insurance policy benefits and change in future policy benefits increased in 1997, reflecting recent acquisitions, the larger amount of business in force on which benefits are incurred, and a higher incidence of claims. This account increased in 1996 as a result of the larger amount of business in force on which benefits are incurred, net of the lower incidence of claims. In 1997, the ratio of policy benefits to insurance policy income for the Medicare supplement policies increased to 69.1 percent from 68.2 percent, reflecting the different characteristics of such policies in recently acquired companies as well as fluctuations in claim experience. In 1996, the ratio of policy benefits to insurance policy income for Medicare supplement policies fell 3.5 percentage points to 68.2 percent, reflecting the premium rate increases implemented in 1996 and 1995.

       Changes in the ratio of policy benefits to insurance policy income for long-term care policies reflect different characteristics of such policies in recently acquired companies as well as fluctuations in claim experience and reserve development. In 1997, the long-term care loss ratio increased by 4.9 percentage points, to 63.6 percent. In 1996, the long-term care loss ratio fell by 1.8 percentage points, to 58.7 percent.

       The  ratio  of  policy   benefits   to   insurance   policy   income  for
specified-disease policies was 61.6 percent in 1997. Such products were not sold by Conseco prior to the acquisitions of THI and CAF.

       Amortization related to operations includes amortization of: (i) the cost of policies produced; (ii) the cost of policies purchased; and (iii) goodwill related to this segment's business. The amount of amortization increased primarily because of the increase in balances subject to amortization as a result of recent acquisitions.

       Interest expense on investment borrowings was affected by changes in investment borrowing activities during the last three years and the changes in interest rates paid on such borrowings.

       Other operating costs and expenses increased in 1997 from the increased business of recently acquired companies. Such expenses did not change materially in 1996 compared with 1995.

       Net investment gains, net of related costs, often fluctuate from period to period.

       Nonrecurring charges for 1997 represent an increase to claim reserves of $41.5 million and the write-off of cost of policies produced and cost of policies purchased of $20.9 million related to Medicare supplement business in the state of Massachusetts. Regulators in that state have not allowed premium increases for Medicare supplement products necessary to avoid losses on the business. We are currently seeking rate increases. We are no longer writing new Medicare supplement business in Massachusetts.


Annuities:
                                                                        1997               1996             1995
                                                                        ----               ----             ----

                                                                                   (Dollars in millions)
Annuity premiums collected:
   Traditional fixed (first-year)................................   $   857.8            $1,148.6         $1,536.4
   Traditional fixed (renewal)...................................        79.4                92.7             62.8
                                                                    ---------            --------         --------

       Subtotal - traditional fixed..............................       937.2             1,241.3          1,599.2
                                                                    ---------            --------         --------

   Market value - adjusted (first-year)..........................       165.7               237.2             27.7
   Market value - adjusted (renewal).............................        13.8                20.5              3.1
                                                                    ---------            --------         --------

       Subtotal - market value - adjusted........................       179.5               257.7             30.8
                                                                    ---------            --------         --------

   Equity-indexed (all first-year)...............................       387.7                80.4               -
                                                                    ---------            --------         --------

   Variable annuities (first-year)...............................       127.4                37.9             17.2
   Variable annuities (renewal)..................................        57.8                53.0             46.7
                                                                    ---------            --------         --------

       Subtotal - variable annuities.............................       185.2                90.9             63.9
                                                                    ---------            --------         --------

       Total annuity premiums collected..........................    $1,689.6            $1,670.3         $1,693.9
                                                                     ========            ========         ========

Insurance policy income..........................................   $    96.8            $   77.6         $   68.4
Net investment income:
   General account invested assets...............................       960.9               891.2            851.5
   Change in fair value of S&P 500 Call Options..................        39.4                  -                -
   Separate account assets.......................................        70.3                48.4             28.8
                                                                    ---------            --------         --------

         Total revenues (a)......................................     1,167.4             1,017.2            948.7
                                                                    ---------            --------         --------

Insurance policy benefits and change in future policy benefits...        74.1                67.3             61.8
Amounts added to policyholder account balances:
   Annuity products other than those listed below................       542.2               523.2            505.0
   Equity-indexed products based on S&P 500 Index................        39.3                  -                -
   Variable annuity products.....................................        70.3                48.4             28.8
Amortization related to operations...............................        84.8                76.9             64.9
Interest expense on investment borrowings........................        23.2                14.3             16.9
Other operating costs and expenses...............................        28.4                32.1             27.2
                                                                    ---------            --------         --------

         Total benefits and expenses (a).........................       862.3               762.2            704.6
                                                                    ---------            --------         --------

         Operating income before income taxes, minority
           interest and extraordinary charge.....................       305.1               255.0            244.1

Net investment gains (losses), net of related costs and
   amortization..................................................        53.2                 (.7)            72.0
                                                                    ---------            --------         --------

         Income before income taxes, minority interest
           and extraordinary charge..............................   $   358.3           $   254.3         $  316.1
                                                                    =========           =========        ========

Weighted average gross interest spread on annuity products (b)...         2.8%                2.9%            3.1%
                                                                          ===                 ===             ===

Total traditional fixed and market value-adjusted annuity
   product insurance liabilities at end of period................   $13,007.4           $11,998.6        $10,169.1
                                                                    =========           =========        =========

Total annuity product insurance liabilities at end of period.....   $14,150.8           $12,421.8       $10,396.1
                                                                    =========           =========       =========

(a) Revenues exclude net investment gains (losses); benefits and expenses exclude amortization related to net investment gains (losses).

(b) Excludes variable annuity products where the credited amount is based on investment income from segregated investments.


       General: This segment includes traditional fixed rate annuity products (SPDAs, FPDAs and SPIAs), market value-adjusted annuity products, equity-indexed annuity products and variable annuities sold through both career agents and professional independent producers. The profitability of this segment largely depends on the investment spread earned (i.e., the excess of investment earnings over interest credited on annuity deposits), the persistency of in-force business, and expense management. In addition, comparability between periods is affected by: (i) the LPG Merger, effective July 1, 1996; and (ii) the ALH Stock Purchase, effective September 30, 1996.

       Premiums collected by this segment in 1997 were $1,689.6 million, up 1.2 percent over 1996. Premiums collected in 1996 were $1,670.3 million, down 1.4 percent from 1995. Increased competition from products such as mutual funds, traditional bank investments, variable annuities and other investment and retirement funding alternatives was a significant factor in the modest increase in annuity premiums collected, despite the full-year impact of the former LPG subsidiaries.

       Traditional fixed rate annuity products include SPDAs, FPDAs and SPIAs, which are credited with a guaranteed rate. SPDA and FPDA policies (which make up 78 percent, 84 percent and 90 percent of traditional fixed rate annuity premiums collected in 1997, 1996 and 1995, respectively) typically have an interest rate that is guaranteed for the first policy year, after which we have the discretionary ability to change the crediting rate to any rate not below a guaranteed minimum rate. The interest rate credited on SPIAs is based on market conditions existing when a policy is issued and remains unchanged over the life of the SPIA. The demand for traditional fixed rate annuity contracts has decreased in recent years, as relatively low interest rates have made other investment products more attractive. Annuity premiums on these products decreased 24 percent in 1997, to $937.2 million, and decreased 22 percent in 1996, to $1,241.3 million.

       We offer deferred annuity products with a "market value adjustment" feature designed to provide additional protection from early terminations during a period of rising interest rates by reducing the surrender value payable upon a full surrender of the policy in excess of the allowable penalty-free withdrawal amount. Conversely, during a period of declining interest rates, the market value adjustment feature would increase the surrender value payable to the policyholder. Annuity premiums collected with this feature represent 11 percent and 16 percent of total annuity premiums collected during 1997 and 1996, respectively.

       In response to consumers' desire for alternative investment products with returns linked to equities, we introduced an equity- indexed annuity product in June 1996. The accumulation value of these annuities is credited with interest at an annual minimum guaranteed rate of 3 percent, but the annuities provide for higher returns based on a percentage of the change in the S&P 500 Index during each year of their term. We purchase S&P 500 Call Options in an effort to hedge potential increases to policyholder benefits resulting from increases in the S&P 500 Index to which the product's return is linked. Total collected premiums for this product were $387.7 million in 1997 compared with $80.4 million in 1996.

       Variable annuities offer contract holders a rate of return based on the specific investment portfolios into which premiums may be directed. The popularity of such annuities has increased recently as a result of the desire of investors to invest in common stocks. In addition, in 1996, we began to offer more investment options for variable annuity deposits, and we expanded our marketing efforts, which resulted in increased collected premiums. Profits on variable annuities are derived from the fees charged to contract holders rather than from the investment spread. Variable annuity collected premiums increased 104 percent in 1997, to $185.2 million, and increased 42 percent in 1996, to $90.9 million.

       Insurance policy income includes: (i) premiums received on SPIA policies that incorporate significant mortality features; (ii) cost of insurance and expenses charged to annuity policies; and (iii) surrender charges earned on annuity policy withdrawals. In accordance with GAAP, premiums on annuity contracts without mortality features are not reported as revenues, but rather are reported as deposits to insurance liabilities. Insurance policy income increased in 1997 and 1996 primarily because of increased surrender charges collected (changes in premiums received on policies with mortality features and cost of insurance and expenses charged to annuity policies were not significant). Surrender charges were $64.0 million in 1997, $41.2 million in 1996 and $28.6 million in 1995. Annuity policy withdrawals were $1.8 billion in 1997, compared with $1.7 billion in 1996 and $1.5 billion in 1995. The increase in policy withdrawals and surrender charges generally corresponds to the aging and the growth of our annuity business in force. In addition, policyholders are using the systematic withdrawal features available in several of our annuity policies, and more policyholders are surrendering in order to invest in alternative investments. Total withdrawals and surrenders were 15 percent, 16 percent and 16 percent of insurance liabilities related to surrenderable policies in 1997, 1996 and 1995, respectively.

       Net investment income on general account invested assets (excluding income on separate account assets related to variable annuities and the change in the fair value of S&P 500 Call Options related to equity-indexed products) increased 7.8 percent in 1997, to $960.9 million, and increased 4.7 percent in 1996, to $891.2 million. These increases primarily reflect the increase in general account invested assets acquired in conjunction with the recent acquisitions. The segment's average invested assets increased 11 percent to $12.8 billion in 1997, compared with 1996, and the annualized yield earned on average invested assets decreased from 7.9 percent to 7.5 percent in 1997. The segment's average invested assets increased 10 percent to $11.2 billion in 1996, and the annualized yield earned on average invested assets decreased from 8.4 percent to 7.9 percent in 1996. Cash flows received during 1997 and 1996 (including cash flows from the sales of investments) were invested in lower yielding securities due to a general decline in interest rates.

       Net investment income from the change in fair value of S&P 500 Call Options is substantially offset by a corresponding charge to amounts added to policyholder account balances for equity-indexed products. Such income and related charge fluctuate based on the performance of the S&P 500 Index to which the returns on such products are linked.

       Net investment income on separate account assets is offset by a corresponding charge to amounts added to policyholder account balances for variable annuity products. Such income and related charge fluctuate in relationship to total separate account assets and the return earned on such assets.

       Insurance policy benefits and change in future policy benefits relate solely to annuity policies that incorporate significant mortality features. The increase corresponds to the increase in the in-force block of such policies.

       Amounts added to policyholder account balances for interest expense on annuity products increased 3.6 percent in 1997 and 3.6 percent in 1996, primarily due to a larger block of annuity business in force in 1997, partially offset by a reduction in crediting rates. The weighted average crediting rates for these annuity liabilities were 4.8 percent in 1997, 5.0 percent in 1996 and
5.3 percent in 1995.

       Amortization related to operations increased 10 percent in 1997 and 18 percent in 1996. Amortization related to operations includes amortization of:
(i) the cost of  policies  produced;  (ii) the cost of policies  purchased;  and
(iii) goodwill related to this segment's business. The amount of amortization increased primarily because of the increase in balances subject to amortization as a result of recent acquisitions.

       Interest expense on investment borrowings is affected by changes in investment borrowing activities during the last three years and the changes in interest rates paid on such borrowings.

       Other operating costs and expenses decreased 12 percent in 1997 and increased 18 percent in 1996. Other operating costs and expenses were favorably affected in 1997 by the consolidation of all annuity operations in Conseco's Carmel, Indiana facilities. The increase in 1996 corresponds to the increases in the total business in force primarily related to acquisition transactions described above under "General."

       Net investment gains (losses), net of related costs and amortization, often fluctuate from period to period. Selling securities at a gain and reinvesting the proceeds at lower yields may, absent other management action, tend to decrease future investment yields. We believe, however, that the following factors mitigate the adverse effect of such decreases on net income:
(i) we recognized additional amortization of cost of policies purchased and cost of policies produced in order to reflect reduced future yields (thereby reducing such amortization in future periods); (ii) we can reduce interest rates credited to some products, thereby diminishing the effect of the yield decrease on the investment spread; and (iii) the investment portfolio grows as a result of reinvesting the realized gains. As a result of the sales of fixed maturity investments, the amortization of the cost of policies produced and the cost of policies purchased increased $132.0 million in 1997, $31.6 million in 1996 and $117.3 million in 1995.

Life insurance:

                                                                         1997              1996             1995
                                                                         ----              ----             ----
                                                                                   (Dollars in millions)
Premiums collected:
   Universal life (first-year).......................................$     96.6          $  62.2         $    15.7
   Universal life (renewal)..........................................     354.3            208.9              97.4
                                                                     ----------          -------         ---------

       Subtotal - universal life.....................................     450.9            271.1             113.1
                                                                     ----------          -------         ---------

   Traditional life (first-year).....................................      49.0             17.0              16.1
   Traditional life (renewal)........................................     209.1            115.5             124.4
                                                                     ----------          -------         ---------

       Subtotal - traditional life...................................     258.1            132.5             140.5
                                                                     ----------          -------         ---------

           Total life premiums collected.............................$    709.0          $ 403.6         $   253.6
                                                                     ==========          =======         =========
Insurance policy income:
   Premiums earned on traditional life products......................$    258.6          $ 141.1         $   143.5
   Mortality charges and administrative fees.........................     357.8            211.2              73.8
   Surrender charges.................................................      14.1              8.2               5.1
                                                                     ----------          -------         ---------

     Total insurance policy income...................................     630.5            360.5             222.4

Net investment income................................................     448.2            279.7             176.9
                                                                     ----------          -------         ---------

           Total revenues (a)........................................   1,078.7            640.2             399.3
                                                                     ----------          -------         ---------

Insurance policy benefits and change in future policy benefits.......     456.9            270.5             182.5
Interest added to financial product policyholder account balances....     154.9             97.0              51.6
Amortization related to operations...................................      61.3             48.1              33.4
Interest expense on investment borrowings............................      11.6              6.3               3.5
Other operating costs and expenses...................................      89.3             91.5              53.5
                                                                     ----------          -------         ---------

           Total benefits and expenses (a)...........................     774.0            513.4             324.5
                                                                     ----------          -------         ---------

           Operating income before income taxes,
              minority interest and extraordinary
              charge.................................................     304.7            126.8              74.8

Net investment gains (losses), net of related costs
   and amortization..................................................       2.4             (2.0)             (4.6)
                                                                     ----------          -------         ---------
           Income before income taxes, minority
              interest and extraordinary charge......................$    307.1          $ 124.8         $    70.2
                                                                     ==========          =======         =========

Total life product insurance liabilities.............................$  7,075.0         $4,992.7         $ 2,102.2
                                                                     ==========         ========         =========

Life insurance in force..............................................$104,144.5        $80,149.5         $33,783.2
                                                                     ==========        =========         =========

(a) Revenues exclude net investment gains (losses); benefits and expenses exclude amortization related to net investment gains (losses).

       General: This segment includes traditional life and universal life products sold through career agents, professional independent producers and direct response distribution channels. This segment's operations were significantly affected by recent acquisitions (LPG effective July 1, 1996; PFS effective April 1, 1997; Colonial Penn effective September 30, 1997; and WNIC effective December 1, 1997). The profitability of this segment largely depends on the investment spread earned (for universal life), the persistency of in-force business, claim experience and expense management.

       Premiums collected by this segment were up 76 percent in 1997, to $709.0 million. Premiums collected in 1996 were up 59 percent in 1996, to $403.6 million. Such increases relate primarily to premiums collected by recently acquired companies in periods after their acquisition.

       Universal life product collected premiums increased 66 percent in 1997, to $450.9 million, and increased 140 percent in 1996, to $271.1 million.

       Traditional life product collected premiums increased 95 percent in 1997, to $258.1 million, and decreased 5.7 percent in 1996, to $132.5 million.

       Insurance policy income includes: (i) premiums received on traditional life products; (ii) the mortality charges and administrative fees earned on universal life insurance; and (iii) surrender charges on terminated universal life insurance policies. In accordance with GAAP, premiums on universal life products are accounted for as deposits to insurance liabilities. Revenues are earned over time in the form of investment income on policyholder account balances, surrender charges, and mortality and other charges deducted from policyholders' account balances.

       All three components of insurance policy income have increased over the last three years primarily as a result of the acquisition transactions described above under "General."

       Net investment income increased 60 percent in 1997, to $448.2 million, and 58 percent in 1996, to $279.7 million. Investment income fluctuates with changes in: (i) the amount of average invested assets supporting insurance liabilities; and (ii) the yield earned on invested assets. During 1997, the segment's average invested assets increased 71 percent, to $6.0 billion, and the net yield on invested assets decreased from 7.9 percent to 7.5 percent. During 1996, the segment's average invested assets increased 66 percent, to $3.5 billion, and the net yield on invested assets decreased from 8.4 percent to 7.9 percent. Invested assets grew primarily as a result of the growth in insurance liabilities from the acquisition transactions described above under "General."

       Insurance policy benefits and change in future policy benefits increased in 1997 and 1996, reflecting the larger amount of business in force on which benefits are incurred as a result of the acquisition transactions described above under "General." There were no unusual fluctuations in claim experience during the periods.

       Interest added to financial product policyholder account balances increased 60 percent in 1997, to $154.9 million, and 88 percent in 1996, to $97.0 million. Such expense fluctuates with changes in: (i) the amount of insurance liabilities for universal life products; and (ii) the interest rate credited to such products. During 1997, such average liabilities increased 66 percent, to $3.3 billion, and the rate credited decreased from 5.0 percent to
4.8 percent. During 1996, such average liabilities increased 98 percent, to $2.0 billion, and the rate credited decreased from 5.2 percent to 5.0 percent. Universal life product liabilities increased primarily as a result of the acquisition transactions described above under "General."

       Amortization related to operations increased 27 percent in 1997, to $61.3 million, and 44 percent in 1996, to $48.1 million. Amortization related to operations includes amortization of: (i) the cost of policies produced; (ii) the cost of policies purchased; and (iii) goodwill related to this segment's business. The amount of amortization was primarily affected by the increases in balances subject to amortization as a result of the recent acquisitions, net of the effect of reductions in the balances of the cost of policies purchased and cost of policies produced resulting from net investment gains recognized during 1997 and 1996 (see "Net investment gains (losses)" below).

       Interest expense on investment borrowings is affected by changes in investment borrowing activities during the last three years and the changes in interest rates paid on such borrowings.

       Other operating costs and expenses decreased 2.4 percent in 1997, to $89.3 million, and increased 71 percent in 1996, to $91.5 million. The fluctuations correspond to the increases in this segment's business as a result of recent acquisitions, offset in 1997 by expense reductions realized as a result of the consolidation of certain operations.

       Net investment gains (losses), net of related costs and amortization, often fluctuate from period to period. Net investment gains (losses) affect the timing of the amortization of costs of policies purchased and the cost of policies produced. As a result of net investment gains (losses) from the sales of fixed maturity investments, amortization of cost of policies purchased and cost of policies produced increased $49.2 million in 1997, $4.4 million in 1996 and $9.3 million in 1995.

Individual and group major medical:

                                                                           1997               1996            1995
                                                                           ----               ----            ----
                                                                                      (Dollars in millions)


Premiums collected:
   Individual (first-year)...............................................$  70.3            $    6.0        $    8.4
   Individual (renewal)..................................................  147.4                44.9            56.1
                                                                         -------            --------        --------

       Subtotal - individual.............................................  217.7                50.9            64.5
                                                                         -------            --------        --------

   Group (first-year)....................................................   63.6                  -               -
   Group (renewal).......................................................  462.9               290.1           289.1
                                                                         -------            --------        --------

       Subtotal - group..................................................  526.5               290.1           289.1
                                                                         -------            --------        --------

       Total individual and group major medical premiums collected.......$ 744.2            $  341.0        $  353.6
                                                                         =======            ========        ========

Insurance policy income..................................................$ 758.1            $  357.0        $  352.0
Net investment income....................................................   17.3                 8.8             9.5
                                                                         -------            --------        --------

       Total revenues (a)................................................  775.4               365.8           361.5
                                                                         -------            --------        --------

Insurance policy benefits and changes in future policy benefits..........  579.5               300.3           300.8
Amortization related to operations.......................................   21.2                16.0            13.6
Interest expense on investment borrowings................................     .6                  .1              .2
Other operating costs and expenses.......................................  133.9                17.3            11.8
                                                                         -------            --------        --------

       Total benefits and expenses.......................................  735.2               333.7           326.4
                                                                         -------            --------        --------

       Operating income before income taxes, minority interest and
         extraordinary charge............................................   40.2                32.1            35.1

Net investment gains, net of related costs...............................     .1                  -               .1
                                                                         -------            --------        --------

       Income before income taxes, minority interest and extraordinary
         charge..........................................................$  40.3            $   32.1        $   35.2
                                                                         =======            ========        ========

Benefit ratio ...........................................................   78.0%               85.7%           85.4%

(a)  Revenues exclude net investment gains.

       General: This segment includes individual and group major medical health insurance products. The segment's operations were significantly affected by the PFS Merger, effective April 1, 1997, and to a lesser extent, by the LPG Merger, effective July 1, 1996. The profitability of this business depends largely on the overall persistency of the business in force, as well as claim experience and expense management.

       Premiums collected by this segment increased 118 percent in 1997, to $744.2 million, and decreased 3.6 percent in 1996, to $341.0 million. Individual health premiums increased 328 percent in 1997, to $217.7 million, and decreased 21 percent in 1996, to $50.9 million. Group premiums increased 81 percent in 1997, to $526.5 million, and did not change materially between 1995 and 1996. The recently acquired companies accounted for all of the 1997 increases.

       Insurance policy income comprises premiums earned on the segment's policies and fee income earned for group medical risk management services.
Fluctuations in premiums earned have been consistent with the fluctuations in premiums collected described above. Fee income (which is earned by a subsidiary acquired in the LPG Merger) was $15.0 million in 1997 and $7.0 million in 1996.

       Net investment income increased 97 percent in 1997, to $17.3 million, and decreased 7.4 percent in 1996, to $8.8 million. Investment income fluctuates when changes occur in: (i) the amount of average invested assets supporting insurance liabilities; and (ii) the yield earned on invested assets. During 1997, the segment's average invested assets increased approximately 111 percent, to $244.0 million, and the net yield on invested assets decreased from 7.6 percent to 7.1 percent. During 1996, the segment's average invested assets did not change significantly and the net yield on invested assets decreased from 7.9 percent to 7.6 percent. Average invested assets increased in 1997 as a result of the PFS Merger.

       Insurance policy benefits and change in future policy benefits increased in 1997, primarily as a result of the larger amount of segment business in force. In 1997, the ratio of policy benefits to insurance policy income decreased 7.7 percentage points, to 78.0 percent. In 1996, the ratio of policy benefits to insurance policy income increased from 85.4 percent to 85.7 percent. The lower benefit ratio in 1997 reflects: (i) the lower incidence of claims experienced on business written by the acquired companies compared with the business of other Conseco subsidiaries; and (ii) favorable claim developments.

       Amortization related to operations includes amortization of: (i) the cost of policies produced; (ii) the cost of policies purchased; and (iii) goodwill related to this segment's business. Amortization expense increased 33 percent in 1997, to $21.2 million, and 18 percent in 1996, to $16.0 million. The amount of amortization was primarily affected by the increase in balances subject to amortization as a result of the recent acquisitions.

       Interest expense on investment borrowings is affected by changes in investment borrowing activities during the last three years and the changes in interest rates paid on such borrowings.

       Other operating costs and expenses increased 674 percent in 1997, to $133.9 million, and 47 percent in 1996, to $17.3 million. Such increases correspond to the increases in the total business in force related primarily to the recently acquired companies.

       Net investment gains, net of related costs, realized by this segment were not material in 1997, 1996 or 1995.

Other:

                                                                           1997               1996            1995
                                                                           ----               ----            ----
                                                                                      (Dollars in millions)
Premiums collected:
   Other (first-year)................................................   $    3.9           $    2.2        $     2.6
   Other (renewal)...................................................       65.3               52.3             64.0
                                                                        --------           --------        ---------

       Total other premiums collected................................   $   69.2           $   54.5        $    66.6
                                                                        ========           ========        =========

Insurance policy income..............................................   $   67.3           $   53.2        $    65.3
Net investment income................................................       15.4                7.8              9.0
Fee revenue and other income.........................................       65.8               49.8             43.6
                                                                        --------           --------        ---------

       Total revenues (a)............................................      148.5              110.8            117.9
                                                                        --------           --------        ---------

Insurance policy benefits and changes in future policy benefits......       40.3               25.1             36.8
Amortization related to operations...................................        9.4               11.2             10.1
Interest expense on investment borrowings............................         .3                 .2               .2
Other operating costs and expenses...................................       40.2               43.6             39.3
                                                                        --------           --------        ---------

       Total benefits and expenses ..................................       90.2               80.1             86.4
                                                                        --------           --------        ---------
       Operating income before income taxes,
         minority interest and extraordinary
         charge......................................................       58.3               30.7             31.5

Net investment gains (losses), net of related costs..................        3.3               27.4             (6.3)
                                                                        --------           --------         --------
       Income before income taxes, minority
         interest and extraordinary charge...........................   $   61.6           $   58.1        $    25.2
                                                                        ========           ========        =========

(a)    Revenues exclude net investment gains (losses).

       General: This segment includes: (i) various other health insurance products that are not currently being actively marketed; and (ii) beginning December 1, 1997, the specialty health insurance products of WNIC marketed to educators through career agents. The segment's operations were significantly affected by recent acquisitions (THI, effective January 1, 1997, and WNIC, effective December 1, 1997). The profitability of this business depends largely on the overall persistency of the business in force, claim experience and expense management.

       This segment also includes the fee revenue generated by our non-life subsidiaries, including the investment advisory fees earned by CCM and commissions earned for insurance and investment product marketing and distribution. Such amounts exclude the fees and commissions we charge to our consolidated subsidiaries. The profitability of the fee-based business depends on the total fees generated and on expense management.

       Premiums collected by this segment increased 27 percent in 1997, to $69.2 million, and decreased 18 percent in 1996, to $54.5 million. The increase in premiums collected in 1997 primarily relates to recent acquisitions.

       We do not emphasize the sale of many of the products in this segment, andcollected premiums are expected to decrease in future years. However, the in-force business continues to be profitable.

       Insurance policy income comprises premiums earned on the segment's policies, and has fluctuated over the last three years consistent with the explanations provided above for premiums collected.

       Net investment income increased 97 percent in 1997, to $15.4 million, and decreased 13 percent in 1996, to $7.8 million. Such investment income fluctuated primarily in relationship to the amount of average invested assets supporting this segment's insurance liabilities. During 1997, the segment's average invested assets increased 96 percent, to $199.5 million, and the net yield on invested assets did not change materially. During 1996, the segment's average invested assets decreased approximately 8.6 percent, to $101.6 million, and the net yield on invested assets decreased from 8.1 percent to 7.7 percent.

       Fee revenue and other income includes: (i) fees for investment management and for mortgage origination and servicing; and (ii) commissions earned for insurance and investment product marketing and distribution. Such amounts exclude the fees and commissions we charge our consolidated subsidiaries. Fee revenue and other income increased 32 percent in 1997, to $65.8 million, primarily due to increased investment management fees. Fee revenue and other income increased 14 percent in 1996, to $49.8 million, primarily as a result of the acquisition of certain property and casualty insurance brokerage businesses.

       Insurance policy benefits and change in future policy benefits fluctuate in relationship to the amount of segment business in force and the incidence of claims.

       Amortization related to operations decreased 16 percent in 1997, to $9.4 million, and increased 11 percent in 1996, to $11.2 million. Amortization related to operations includes amortization of: (i) the cost of policies produced; (ii) the cost of policies purchased; and (iii) goodwill related to this segment's business. The decrease in amortization in 1997 is consistent with the declining balance of cost of policies purchased and cost of policies produced associated with the business included in this segment. The increase in 1996 was primarily due to the increases in such balances as a result of our purchase of additional shares of BLH common stock in 1995 and 1996. The acquisitions of THI and WNIC did not materially increase the balance of goodwill and cost of policies purchased of this segment (valuations of the acquired blocks indicated that such amounts were insignificant).

Other  components  of  income  before  income  taxes,   minority   interest  and
extraordinary charge:

       In addition to the income of the five operating segments, income before income taxes, minority interest and extraordinary charge is affected by interest and other corporate expenses, nonrecurring charges and net investment gains not attributable to the operating segments.

       Interest and other corporate expenses were $126.8 million in 1997, $112.4 million in 1996, and $140.5 million in 1995. Interest expense included therein was $109.4 million in 1997, $108.1 million in 1996, and $119.4 million in 1995. Such expense fluctuates in relationship to the average debt outstanding during each period and the interest rate thereon.

       Nonrecurring charges of $9.3 million in 1997 represent expenses incurred related to the death of an executive officer.

       Net investment gains, net of related costs, of $15.2 million in 1995 primarily arose from the gain realized on the sale of Conseco's investment in Eagle Credit (a finance subsidiary of Harley-Davidson).

       LIFE INSURANCE SEGMENT SALES

       In accordance with GAAP, insurance policy income shown in our consolidated statement of operations consists of premiums received for policies that have life contingencies or morbidity features. For annuity and universal life contracts without such features, premiums collected are not reported as revenues, but rather are reported as deposits to insurance liabilities. Revenues for these products are recognized over time in the form of investment income and surrender or other charges assessed to the policy.

       Total premiums collected by our business segments during the last three years were as follows:

                                                                                        1997          1996        1995
                                                                                        ----          ----        ----
                                                                                              (Dollars in millions)
Supplemental health:
   First-year.......................................................................  $   290.0    $   124.1    $   125.5
   Renewal..........................................................................    1,553.7        686.7        613.3
                                                                                      ---------    ---------    ---------

       Total supplemental health....................................................    1,843.7        810.8        738.8
                                                                                      ---------    ---------    ---------
Annuities:
   First-year ......................................................................    1,538.6      1,504.1      1,581.3
   Renewal..........................................................................      151.0        166.2        112.6
                                                                                      ---------    ---------    ---------

       Total annuities..............................................................    1,689.6      1,670.3      1,693.9
                                                                                      ---------    ---------    ---------

Life insurance:
   First-year.......................................................................      145.6         79.2         31.8
   Renewal..........................................................................      563.4        324.4        221.8
                                                                                      ---------    ---------    ---------

       Total life insurance.........................................................      709.0        403.6        253.6
                                                                                      ---------    ---------    ---------

Individual and group major medical:
   First-year.......................................................................      133.9          6.0          8.4
   Renewal..........................................................................      610.3        335.0        345.2
                                                                                      ---------    ---------    ---------

       Total individual and group major medical.....................................      744.2        341.0        353.6
                                                                                      ---------    ---------    ---------

Other:
   First-year.......................................................................        3.9          2.2          2.6
   Renewal..........................................................................       65.3         52.3         64.0
                                                                                      ---------    ---------    ---------

       Total other..................................................................       69.2         54.5         66.6
                                                                                      ---------    ---------    ---------

Total:
   First-year.......................................................................    2,112.0      1,715.6      1,749.6
   Renewal..........................................................................    2,943.7      1,564.6      1,356.9
                                                                                      ---------    ---------    ---------

      Total collected premiums......................................................  $ 5,055.7    $ 3,280.2    $ 3,106.5
                                                                                      =========    =========    =========


       Fluctuations in premiums collected are discussed above under "Results of operations by segment for the three years ended December 31, 1997." Our recent acquisitions will have a significant effect on future premiums collected. Total premiums collected for all currently consolidated companies (except subsidiaries of WNIC, which were acquired on December 1, 1997) for all periods (including periods prior to ownership by Conseco) are provided below:

                                                                                        1997          1996         1995
                                                                                        ----          ----         ----
                                                                                              (Dollars in millions)
Supplemental health:
   First-year.......................................................................  $   303.7    $   306.0    $   296.6
   Renewal..........................................................................    1,631.7      1,521.1      1,417.3
                                                                                      ---------    ---------    ---------

       Total supplemental health....................................................    1,935.4      1,827.1      1,713.9
                                                                                      ---------    ---------    ---------

Annuities:
   First-year.......................................................................    1,540.9      1,549.1      1,613.1
   Renewal..........................................................................      138.8        182.9        177.3
                                                                                      ---------    ---------    ---------

       Total annuities..............................................................    1,679.7      1,732.0      1,790.4
                                                                                      ---------    ---------    ---------

Life insurance:
   First-year.......................................................................      165.1        185.9        136.0
   Renewal..........................................................................      647.3        620.9        681.5
                                                                                      ---------    ---------    ---------

       Total life insurance.........................................................      812.4        806.8        817.5
                                                                                      ---------    ---------    ---------

Individual and group major medical:
   First-year.......................................................................      172.4        145.6        137.0
   Renewal..........................................................................      691.4        630.8        652.3
                                                                                      ---------    ---------    ---------

       Total individual and group major medical.....................................      863.8        776.4        789.3
                                                                                      ---------    ---------    ---------

Other:
   First-year.......................................................................        1.7          2.3          2.6
   Renewal..........................................................................       89.9        112.5        144.1
                                                                                      ---------    ---------    ---------

       Total other..................................................................       91.6        114.8        146.7
                                                                                      ---------    ---------    ---------

Total:
   First-year.......................................................................    2,183.8      2,188.9      2,185.3
   Renewal..........................................................................    3,199.1      3,068.2      3,072.5
                                                                                      ---------    ---------    ---------

       Total collected premiums.....................................................  $ 5,382.9    $ 5,257.1    $ 5,257.8
                                                                                    =========    =========    =========

       INVESTMENTS HELD BY OUR LIFE INSURANCE SUBSIDIARIES

       Our investment strategy is to: (i) maintain a predominately investment-grade fixed income portfolio; (ii) provide adequate liquidity to meet the cash flow requirements of policyholders and other obligations; and (iii) maximize current income and total investment return through active investment management. Consistent with this strategy, investments in fixed maturity securities, mortgage loans, credit-tenant loans, policy loans, separate accounts and short-term investments made up 97 percent of our $27.0 billion investment portfolio at December 31, 1997. The remainder of the invested assets were equity securities and other invested assets.

       Our insurance subsidiaries are regulated by insurance statutes and regulations as to the type of investments that they are permitted to make and the amount of funds that may be used for any one type of investment. In light of these statutes and regulations and our business and investment strategy, Conseco generally seeks to invest in United States government and government-agency securities and corporate securities rated investment grade by established nationally recognized rating organizations or, if not rated, in securities of comparable investment quality.
                                       22

       The following table summarizes investment yields earned over the past three years, excluding the investments and investment income of the consumer and commercial finance segment.

                                                                                        1997          1996        1995
                                                                                        ----          ----        ----
                                                                                              (Dollars in millions)
Weighted average invested assets:
       As reported .................................................................  $23,288.8    $16,356.3    $13,769.3
       Excluding unrealized appreciation (depreciation) (a).........................   23,177.7     16,278.8     13,690.6
Net investment income...............................................................    1,825.3      1,302.5      1,142.6

Yields earned:
       As reported..................................................................        7.8%         8.0%         8.3%
       Excluding unrealized appreciation (depreciation) (a) ........................        7.9%         8.0%         8.3%


(a) Excludes the effect of reporting fixed maturities at fair value as described in note 1 to the consolidated financial statements.

       Although investment income is a significant component of total revenues, the profitability of a portion of our insurance products is determined primarily by spreads between interest rates earned and rates credited or accruing to our insurance liabilities. At December 31, 1997, the average yield, computed on the cost basis of our investment portfolio, was 7.5 percent, and the average interest rate credited or accruing to our total insurance liabilities was 5.2 percent, excluding interest bonuses guaranteed only for the first year of the contract.

       Actively managed fixed maturities

       Our actively managed fixed maturity portfolio at December 31, 1997, included primarily debt securities of the United States government, public utilities and other corporations, and mortgage-backed securities. Mortgage-backed securities included collateralized mortgage obligations ("CMOs") and mortgage-backed pass-through securities.

       At December 31, 1997, our fixed maturity portfolio had net unrealized gains of $484.4 million (equal to approximately 2.1 percent of the portfolio's carrying value), consisting of $611.5 million of unrealized gains and $127.1 million of unrealized losses. Estimated fair values for fixed maturity investments were determined based on: (i) estimates from nationally recognized pricing services (82 percent of the portfolio); (ii) broker-dealer market makers (8 percent of the portfolio); and (iii) internally developed methods (10 percent of the portfolio).

       As discussed in the notes to the consolidated financial statements, when we adjust carrying values of actively managed fixed maturity securities for changes in fair value, we also adjust the cost of policies purchased, cost of policies produced and liabilities. These adjustments are made in order to reflect the change in amortization and liability accruals that would be needed if those fixed maturity investments had actually been sold at their fair values and the proceeds reinvested at current interest rates.

       At December 31, 1997, approximately 5.5 percent of our invested assets and 6.6 percent of fixed maturity investments were rated below-investment grade by nationally recognized statistical rating organizations (or, if not rated by such firms, with ratings below Class 2 assigned by the NAIC). We plan to maintain approximately the present level of below-investment-grade fixed maturities. These securities generally have greater risks than other corporate debt investments, including risk of loss upon default by the borrower, and are often unsecured and subordinated to other creditors. Below-investment-grade issuers usually have high levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are investment grade issuers. We are aware of these risks and monitor our below-investment-grade securities closely. At December 31, 1997, our below-investment-grade fixed maturity investments had an amortized cost of $1,525.1 million and an estimated fair value of $1,496.2 million.

       We periodically evaluate the creditworthiness of each issuer whose securities the Company holds. Special attention is paid to those securities whose market values have declined materially for reasons other than changes in interest rates or other general market conditions. We consider available information to evaluate the realizable value of the investment, the specific condition of the issuer and the issuer's ability to comply with the material terms of the security. Information reviewed may include the recent operational results and financial position of the issuer, information about its industry, recent press releases and other information. Conseco employs a staff of experienced securities analysts in a variety of specialty areas. Among its other responsibilities, this staff is charged with compiling and reviewing such information. If evidence does not exist to support a realizable value equal to or greater than the carrying value of the investment, and such decline in market value is determined to be other than temporary, we reduce the carrying amount to its net realizable value, which becomes the new cost basis; the amount of the reduction is reported as a realized loss. We recognize any recovery of such reductions in the cost basis of an investment only upon the sale, repayment or other disposition of the investment. We recorded writedowns of fixed maturity investments and other invested assets totaling $1.2 million in 1997, primarily as a result of: (i) changes in the financial condition of a private company in which we had an indirect equity investment; and (ii) changes in the value of the underlying collateral associated with certain notes. These changes caused us to conclude that the decline in fair value of such investments was other than temporary. Our investment portfolio is subject to the risks of further declines in realizable value. However, we attempt to mitigate this risk through the diversification and active management of our portfolio.

       As of December 31, 1997, fixed maturity investments in substantive default (i.e., in default due to nonpayment of interest or principal) had an amortized cost and carrying value of $2.1 million and $1.2 million, respectively. Fixed maturity investments in technical (but not substantive) default (i.e., in default, but not as to the payment of interest or principal) had an amortized cost and carrying value of $.3 million. There were no other fixed maturity investments about which we had serious doubts as to the ability of the issuer to comply on a timely basis with the material terms of the instruments.

       Our policy is to discontinue the accrual of interest and eliminate all previous interest accruals for defaulted securities, if it is determined that such amounts will not be ultimately realized in full. Investment income forgone due to defaulted securities was $.2 million in 1997, $3.8 million in 1996 and $1.6 million in 1995.

       At December 31, 1997, fixed maturity investments included $6.9 billion of mortgage-backed securities (or 30 percent of all fixed maturity securities). The yield characteristics of mortgage-backed securities differ from those of traditional fixed-income securities. Interest and principal payments occur more frequently, often monthly. Mortgage-backed securities are subject to risks associated with variable prepayments. Prepayment rates are influenced by a number of factors that cannot be predicted with certainty, including: the relative sensitivity of the underlying mortgages backing the assets to changes in interest rates; a variety of economic, geographic and other factors; and the repayment priority of the securities in the overall securitization structures.

       In general, prepayments on the underlying mortgage loans and the securities backed by these loans, increase when the level of prevailing interest rates declines significantly relative to the interest rates on such loans. Mortgage-backed securities purchased at a discount to par will experience an increase in yield when the underlying mortgages prepay faster than expected. These securities purchased at a premium that prepay faster than expected will incur a reduction in yield. When interest rates decline, the proceeds from the prepayment of mortgage-backed securities are likely to be reinvested at lower rates than we were earning on the prepaid securities. When interest rates increase, prepayments on mortgage-backed securities decrease, because fewer underlying mortgages are refinanced. When this occurs, the average maturity and duration of the mortgage-backed securities increase, which decreases the yield on mortgage-backed securities purchased at a discount, because the discount is realized as income at a slower rate and increases the yield on those purchased at a premium as a result of a decrease in annual amortization of the premium.

       CMOs are securities backed by pools of pass-through securities and/or mortgages that are segregated into sections or "tranches" that provide for sequential retirement of principal, rather than the pro rata share of principal return that occurs through regular monthly principal payments on pass-through securities.

       All mortgage-backed securities are subject to risks associated with variable prepayments. As a result, these securities may have a different actual maturity than planned at the time of purchase. When securities having a cost greater than par are backed by mortgages that prepay faster than expected, we record a charge to investment income. When securities having a cost less than par prepay faster than expected, we record investment income.

       The degree to which a mortgage-backed security is susceptible to income fluctuations is influenced by: (i) the difference between its cost and par; (ii) the relative sensitivity of the underlying mortgages backing the security to prepayment in a changing interest rate environment; and (iii) the repayment priority of the security in the overall securitization structure. The Company seeks to limit the extent of these risks by: (i) purchasing securities that are backed by collateral with lower prepayment sensitivity (such as mortgages priced at a discount to par value and mortgages that are extremely seasoned); (ii)
avoiding securities whose values are heavily influenced by changes in prepayments (such as interest-only and principal-only securities); (iii) investing in securities structured to reduce prepayment risk (such as planned amortization class ("PAC") and targeted amortization class ("TAC") CMOs); and
(iv) actively managing the entire portfolio of mortgage-backed securities to dispose of those which are deemed more likely to be prepaid. PAC and TAC instruments represented approximately 24 percent of our mortgage-backed securities at December 31, 1997. The call-adjusted modified duration of our mortgage-backed securities at December 31, 1997, was 5.2 years.

       The following table sets forth the par value, amortized cost and estimated fair value of mortgage-backed securities at December 31, 1997, summarized by interest rates on the underlying collateral:


                                                                                  Par        Amortized      Estimated
                                                                                 value         cost        fair value
                                                                                 -----         ----        ----------
                                                                                       (Dollars in millions)
Below 7 percent............................................................     $2,025.5      $1,980.4     $2,014.7
7 percent - 8 percent......................................................      3,568.0       3,546.5      3,638.2
8 percent - 9 percent......................................................        712.9         716.1        730.5
9 percent and above........................................................        445.1         455.5        467.0
                                                                                --------      --------     --------

            Total mortgage-backed securities...............................     $6,751.5      $6,698.5     $6,850.4
                                                                                ========      ========     ========

       The amortized cost and estimated fair value of mortgage-backed securities at December 31, 1997, summarized by type of security, were as follows:

                                                                                               Estimated fair value
                                                                                               --------------------
                                                                                                               % of
                                                                                Amortized                      fixed
Type                                                                              cost         Amount       maturities
----                                                                              ----         ------       ----------
                                                                                 (Dollars in millions)
Pass-throughs and sequential and targeted amortization  classes............     $4,599.7      $4,697.5          21%
Planned amortization classes and accretion-directed bonds..................      1,515.9       1,547.6           7
Support classes............................................................         36.0          36.9           -
Accrual (Z tranche) bonds..................................................         27.9          28.8           -
Subordinated classes.......................................................        519.0         539.6           2
                                                                                --------      --------          --

                                                                                $6,698.5      $6,850.4          30%
                                                                                ========      ========          ==

       Pass-throughs and sequential and targeted amortization classes have similar prepayment variability. Pass-throughs historically provide the best liquidity in the mortgage-backed securities market and provide the best price/performance ratio in a highly volatile interest rate environment. This type of security is also frequently used as collateral in the dollar-roll market. Sequential classes pay in a strict sequence; all principal payments received by the CMO are paid to the sequential tranches in order of priority. Targeted amortization classes provide a modest amount of prepayment protection when prepayments on the underlying collateral increase from those assumed at pricing. Thus, they offer slightly better call protection than sequential classes and pass-throughs.

       Planned amortization classes and accretion-directed bonds are some of the most stable and liquid instruments in the mortgage-backed securities market. Planned amortization class bonds adhere to a fixed schedule of principal payments as long as the underlying mortgage collateral experiences prepayments within a certain range. Changes in prepayment rates are first absorbed by support classes. This insulates the planned amortization classes from the consequences of both faster prepayments (average life shortening) and slower prepayments (average life extension).

       Support classes absorb the prepayment risk from which planned amortization and targeted amortization classes are protected. As such, they are usually extremely sensitive to prepayments. Most of our support classes are higher-average-life instruments that generally will not lengthen if interest rates rise further, and will have a tendency to shorten if interest rates decline. However, since these bonds have costs below their par values, higher prepayments will have the effect of increasing yields.

       Accrual bonds are CMOs structured such that the payment of coupon interest is deferred until principal payments begin. On each accrual date, the principal balance is increased by the amount of the interest (based on the stated coupon rate) that otherwise would have been payable. As such, these securities act much the same as zero-coupon bonds until cash payments begin. Cash payments typically do not commence until earlier classes in the CMO structure have been retired, which can be significantly influenced by the prepayment experience of the underlying mortgage loan collateral in the CMO structure. Because of the zero-coupon element of these securities and the potential uncertainty as to the timing of cash payments, their market values and yields are more sensitive to changing interest rates than are other CMOs, pass-through securities and coupon bonds.

       Subordinated CMO classes have both prepayment and credit risk. The subordinated classes are used to enhance the credit quality of the senior securities, and as such, rating agencies require that this support not deteriorate due to the prepayment of the subordinated securities. The credit risk of subordinated classes is derived from the negative leverage of owning a small percentage of the underlying mortgage loan collateral while bearing a majority of the risk of loss due to homeowner defaults.

       If we determine that an investment held in the actively managed fixed maturity category will be sold, we will either sell the security or transfer it to the trading account at its fair value and recognize the gain or loss immediately. There were no material transfers in 1997. During 1997, we sold actively managed fixed maturity securities with a $17.8 billion book value, resulting in $342.6 million of investment gains and $41.4 million of investment losses (both before related expenses, amortization and taxes). Such securities were sold in response to changes in the investment environment, which created opportunities to enhance the total return of the investment portfolio without adversely affecting the quality of the portfolio or the matching of expected maturities of assets and liabilities. The realization of gains and losses affects the timing of the amortization of the cost of policies produced and the cost of policies purchased, as explained in note 10 to the consolidated financial statements.

       Other investments of our life insurance subsidiaries

       Credit-tenant loans are loans on commercial properties where the lease of the principal tenant is assigned to the lender. The principal tenant, or any guarantor of such tenant's obligations, must have a credit rating at the time of origination of the loan of at least BBB- or its equivalent. The underwriting guidelines consider such factors as: (i) the lease term of the property; (ii) the mortgagee's management ability, including business experience, property management capabilities and financial soundness; and (iii) economic, demographic or other factors that may affect the income generated by the property or its value. The underwriting guidelines also generally require a loan-to-value ratio of 75 percent or less. Credit-tenant loans are carried at amortized cost and totaled $558.6 million at December 31, 1997, or 2.1 percent of total invested assets. The total estimated fair value of credit-tenant loans was $587.2 million at December 31, 1997.

       At December 31, 1997, we held mortgage loan investments with a carrying value of $516.2 million (or 1.9 percent of total invested assets) and a fair value of $551.0 million. The balance of mortgage loans included 96 percent commercial loans, 2 percent residential loans and 2 percent residual interests in CMOs. The residual interests in CMOs entitle the Company to the excess cash flows arising from the difference between: (i) the cash flows required to make principal and interest payments on the related senior interests in the CMOs; and
(ii) the actual cash flows received on the mortgage loan assets included in the CMO portfolios. If prepayments vary from projections on the mortgage loan assets included in such CMO portfolios, the total cash flows to the Company from such junior and residual interests could change from projected cash flows, resulting in a gain or loss.

       Noncurrent mortgage loans were insignificant at December 31, 1997. We recognized realized losses of $.8 million on mortgage loans for the year ended December 31, 1997. At December 31, 1997, we had a loan loss reserve of $9.0 million. Approximately 20 percent of the mortgage loans were on properties located in California, 11 percent in Texas and 9 percent in Florida. No other state accounted for more than 7 percent of the mortgage loan balance.

       At December 31, 1997, we held $64.8 million of trading securities that are included in other invested assets. Trading securities are investments that are held with the intent to be traded prior to their maturity, or are believed likely to be disposed of in the foreseeable future as a result of market or issuer developments. Trading securities are carried at estimated fair value, with the changes in fair value reflected in the statement of operations.

       Other invested assets include: (i) trading securities; (ii) S&P 500 Call Options; and (iii) certain nontraditional investments, including investments in venture capital funds, limited partnerships, mineral rights and promissory notes.

       Short-term investments totaled $990.5 million, or 3.7 percent of invested assets at December 31, 1997, and consisted primarily of commercial paper and repurchase agreements relating to government securities.

       As part of our investment strategy, we enter into reverse repurchase agreements and dollar-roll transactions to increase our return on investments and improve our liquidity. Reverse repurchase agreements involve a sale of securities and an agreement to repurchase the same securities at a later date at an agreed-upon price. Dollar rolls are similar to reverse repurchase agreements except that the repurchase involves securities that are only substantially the same as the securities sold. We enhance our investment yield by investing the proceeds from the sales in short-term securities pending the contractual repurchase of the securities at discounted prices in the forward market. We are able to engage in such transactions due to the market demand for mortgage-backed securities to form CMOs. Such investment borrowings averaged $719.3 million during 1997 and were collateralized by investment securities with fair values approximately equal to the loan value. The weighted average interest rate on short-term collateralized borrowings was 5.8 percent in 1997. The primary risk associated with short-term collateralized borrowings is that the counterparty will be unable to perform under the terms of the contract. Our exposure is limited to the excess of the net replacement cost of the securities over the value of the short-term investments (which was not material at December 31, 1997). We believe that the counterparties to our reverse repurchase and dollar-roll agreements are financially responsible and that the counterparty risk is minimal.

     INVESTMENTS, FINANCE RECEIVABLES AND SERVICING RIGHTS OF FINANCE
     SUBSIDIARIES

     We pool and securitize substantially all of the finance receivables we originate, retaining: (i) investments in interest-only securities that are subordinated to the rights of other investors; (ii) servicing on the contracts; and (iii) investment in senior securities made by our insurance subsidiaries (classified as fixed maturity securities). In a typical securitization, we sell finance receivables to a special purpose entity, established for the limited purpose of purchasing the finance receivables and selling securities representing interests in the receivables. The special purpose entity issues interest-bearing securities that are collateralized by the underlying pool of finance receivables. We receive the proceeds from the sale of the securities in exchange for the finance receivables. The securities are typically sold at the same amount as the principal balance of the receivables sold. We retain a residual interest representing the right to receive, over the life of the pool of finance receivables, the excess of the cash flows received on the receivables transferred to the trust over the return paid to the holders of other interests in the securitization and servicing fees.

       We recognize a gain on the sale of finance receivables equal to the difference between the proceeds from the sale, net of related transaction costs, and the allocated carrying amount of the receivables sold. We allocate the carrying amount of finance receivables between the assets sold and retained based on their relative fair values at the date of sale. The estimated fair value of interest-only securities and servicing rights is determined by discounting the projected cash flows over the expected life of the finance receivables sold using prepayment, default, loss, servicing cost and discount rate assumptions.

       On a quarterly basis, we determine the estimated fair value of our interest-only securities based on discounted projected future cash flows using current assumptions. Differences between the estimated fair value and carrying value of interest-only securities considered temporary declines are recognized as reductions to shareholders' equity, while differences that are considered other than temporary declines in value are recognized as a reduction to earnings. Other than temporary declines in value are deemed to occur when the present value of estimated future cash flows discounted at a risk free rate using appropriate assumptions is less than the carrying value of the interest-only securities. If other than temporary impairment occurs, the carrying value is reduced to estimated fair value and a loss is recognized in the statement of operations.

     A summary of the principal balance of finance receivables sold, the gain on sale recognized and writedowns of interest-only securities is as follows:

                                                                          For the year ended
                                                                             December 31,
                                                        -------------------------------------------------------
                                                        1997         1996         1995         1994        1993
                                                        ----         ----         ----         ----        ----
                                                                         (Dollars in millions)
Manufactured housing.............................   $  5,370       $5,033      $4,020        $3,226      $2,303
Home improvement/home equity.....................      3,020        1,324         579           544          43
Consumer/equipment...............................      1,627        1,556         -             -           -
Commercial and revolving credit..................        224          500         428           -           -
Lease and other..................................        508          -           308           600         -
                                                    --------       ------      ------        ------      ------

     Total.......................................   $10,749        $8,413      $5,335        $4,370      $2,346
                                                    =======        ======      ======        ======      ======


Gain on sale of finance receivables
   before writedowns.............................   $ 759.1        $588.1      $443.3        $318.6      $201.5
Writedowns of interest-only securities...........    (190.0)       (200.0)        -             -           -
                                                    -------        ------      ------        ------      ------

     Net gain on sale............................   $ 569.1        $388.1      $443.3        $318.6      $201.5
                                                    =======        ======      ======        ======      ======

     We service all of the finance receivables we originate or purchase from other originators, (i) collecting loan payments, taxes and insurance payments, where applicable, and other payments from borrowers; and (ii) remitting principal and interest payments to holders of securities backed by the finance receivables we have sold.

     The  following   summarizes  the   composition   of  our  managed   finance
receivables:

                                                                             December 31,
                                                        -------------------------------------------------------
                                                        1997         1996         1995         1994        1993
                                                        ----         ----         ----         ----        ----
                                                                         (Dollars in millions)

Fixed term.......................................    $26,036      $18,965     $13,314        $9,653      $7,194
Revolving credit.................................      1,921        1,108         574           168         -
                                                   ---------      -------     -------      --------      ------

     Total.......................................    $27,957      $20,073     $13,888        $9,821      $7,194
                                                     =======      =======     =======        ======      ======

Number of fixed term contracts serviced..........  1,076,000      827,000     657,000       512,000     406,000
                                                   =========      =======     =======       =======     =======

Number of revolving credit accounts serviced.....    700,000      180,000      23,000         8,000         -
                                                     ========     ========     =======        =====     =======

     The following summarizes information with respect to the 60-days-and-over contractual dollar delinquencies, loss experience and repossessed collateral experience of our managed finance receivables:

                                                                 1997             1996             1995
                                                                 ----             ----             ----

60-days-and-over delinquencies as a percentage
   of managed finance receivables at period end...........        1.08%           1.08%              .93%
                                                                  ====            ====               ===

Net credit losses as a percentage of average managed
   receivables during the year............................        1.04%            .74%              .56%
                                                                  ====             ===               ===

Repossessed collateral during the year as a percentage of
   managed receivables at year end........................         .95%            .85%              .58%
                                                                  ===             ===               ===

                                       28

     The following summarizes the finance receivables we originated:

                                                                              Year ended
                                                                             December 31,
                                                       ------------------------------------------------------
                                                       1997       1996         1995         1994        1993
                                                       ----       ----         ----         ----        ----
                                                                         (Dollars in millions)
Manufactured housing.............................  $ 5,479.3    $ 4,882.0    $4,159.8      $3,201.5    $2,449.1
Home improvement/home equity.....................    3,476.2      1,493.7       627.0         465.5       169.5
Consumer/retail credit...........................    1,510.9        835.6       361.4          96.1        47.3
Commercial.......................................    5,181.4      3,343.0     1,742.7         302.4          .1
                                                   ---------    ---------    --------      --------    --------

     Total.......................................  $15,647.8    $10,554.3    $6,890.9      $4,065.5    $2,666.0
                                                   =========    =========    ========      ========    ========

     At December 31, 1997, no single state accounted for more than 10 percent of the contracts we serviced. In addition, no single contractor, dealer or vendor accounted for more than 5 percent of the total contracts we originated.

     Activity in the interest-only securities account during 1997 is as follows (dollars in millions):

Balance at January 1, 1997...............................................      $1,014.3
   Transfer to servicing rights in conjunction with implementation
     of SFAS 125.........................................................         (30.8)
   Additions resulting from securitizations during the period............         674.7
   Investment income.....................................................         130.3
   Principal and interest received.......................................        (270.5)
   Realized loss.........................................................        (190.0)
   Change in unrealized appreciation.....................................          35.2
                                                                               --------

Balance at December 31, 1997.............................................      $1,363.2
                                                                              ========

     In 1995 and previous years, we sold a substantial portion of our interest-only securities related to manufactured housing securitization transactions between 1978 and 1995 in the form of securitized net interest margin certificates. We retained a subordinated interest in the cash flow of the interest-only securities sold. These interests are included in interest-only securities and total $77.0 million at December 31, 1997.

     Generally, interest-only securities relate to the sale of closed end manufactured housing, home equity, home improvement, consumer and equipment finance receivables. Interest-only securities are subject to a substantial amount of credit loss and prepayment risk related to the receivables sold. In connection with the valuation of interest-only securities, the Company has provided for approximately $900.0 million of credit losses as of December 31, 1997. On a nondiscounted basis, the amount of credit losses provided for in connection with the valuation of the interest-only securities is approximately $1.3 billion. These estimated losses, if realized, would reduce the amount of cash flows available to the interest-only securities and are considered in the determination of the estimated fair value of such securities.

       The following summarizes assumptions used to determine the estimated fair value of interest-only securities as of December 31, 1997.

                                                      Manufactured        Home equity/       Consumer/
                                                         housing        home improvement     equipment           Total
                                                         -------        ----------------     ---------           -----
                                                                                (Dollars in millions)
Interest-only securities............................    $857.4             $335.1             $170.7           $1,363.2
Principal balance of sold managed finance
   receivables......................................  17,558.2            4,251.6            2,467.5           24,277.3
Weighted average customer interest rate on sold
   managed finance receivables......................     10.49%             11.82%             11.33%
Expected weighted average constant prepayment
   rate as a percentage of principal balance of
   sold managed finance receivables (1).............       9.5%              24.0%              22.0%
Expected nondiscounted credit losses as a
   percentage of principal balance of sold managed
   finance receivables (1)..........................       6.2%               4.3%               2.1%

                                       29

-------------------

(1) The valuation of interest-only securities is affected not only by the projected level of prepayments of principal and net credit losses, as shown above, but also by the projected timing of such prepayments and net credit losses. Should the timing of projected prepayments of principal or net credit losses differ materially from the timing projected by the Company, such timing could have a material effect on the valuation of the interest-only securities.

       The weighted average interest rate we use to discount expected future cash flows of the interest-only securities is 11.47 percent at December 31, 1997.

     CONSOLIDATED FINANCIAL CONDITION

     Changes in the consolidated balance sheet of 1997 compared with 1996

     Our consolidated balance sheet at December 31, 1997, compared with 1996, reflects growth through operations, changes in the fair value of actively managed fixed maturity securities, and the following capital and financing transactions described in the notes to the consolidated financial statements:
(i) the CAF Merger; (ii) the issuance of $800 million of Company-obligated mandatorily redeemable preferred securities of subsidiary trusts; (iii) the repurchase of senior subordinated notes and senior notes with a par value of $130.1 million; (iv) the conversion of convertible debentures acquired in the ATC Merger into Conseco common stock; (v) the conversion of PRIDES into Conseco common stock; (vi) the repurchase of mandatorily redeemable preferred stock of a subsidiary; (vii) the PFS Merger; (viii) the Colonial Penn Purchase; (ix) the WNIC Merger; (x) common stock repurchases; and (xi) the issuance of commercial paper and notes payable.

     Our total capital (excluding the notes payable of the consumer and corporate finance segment used to fund finance receivables) at December 31, 1997 and 1996, was as follows:

                                                                           1997            1996
                                                                           ----            ----
                                                                            (Dollars in millions)

Notes payable......................................................      $1,906.7       $1,094.9
Commercial paper...................................................         448.2            -

Minority interest:
    Company-obligated mandatorily redeemable preferred
       securities of subsidiary trusts.............................       1,383.9          600.0
    Mandatorily redeemable preferred stock of subsidiary...........           -             97.0
    Common stock of subsidiary.....................................            .7             .7

Shareholders' equity:
    Preferred stock................................................         115.8          267.1
    Common stock and additional paid-in capital....................       2,619.8        2,350.7
    Accumulated other comprehensive income.........................         200.6           36.6
    Retained earnings..............................................       2,277.7        1,562.4
                                                                        ---------     ----------

       Total shareholders' equity..................................       5,213.9        4,216.8
                                                                        ---------      ---------

       Total capital of Conseco....................................      $8,953.4       $6,009.4
                                                                         ========       ========

       Notes payable increased during 1997 primarily as a result of: (i) debt issued or assumed in connection with the acquisitions of CAF, PFS, Colonial Penn and WNIC; (ii) debt used to finance common stock repurchases; and (iii) the redemption of mandatorily redeemable preferred stock of a subsidiary of ALH. The increase in notes payable was partially offset by the repayment of debt using the proceeds from the issuance of Company-obligated mandatorily redeemable preferred securities.

       We instituted a commercial paper program in April 1997 to lower our borrowing costs and improve our liquidity. Borrowings under our commercial paper program averaged approximately $525.9 million during the period of April 24, 1997 through December 31, 1997. The weighted average interest rate on such borrowings was 5.8 percent during 1997.

       Company-obligated mandatorily redeemable preferred securities of subsidiary trusts are classified as minority interest in accordance with GAAP. During 1997, we issued $300 million of Capital Securities and $500 million of FELINE PRIDES. See note 8 to the consolidated financial statements for a description of these securities.
                                       30

       Minority interest, excluding the Company-obligated mandatorily redeemable preferred securities, at December 31, 1997, included a $.7 million interest in common stock of a subsidiary of ALH. At December 31, 1996, minority interest included: (i) $97.0 million of mandatorily redeemable preferred stock of a subsidiary of ALH; and (ii) $.7 million interest in the common stock of a subsidiary of ALH.

       During 1997, we repurchased all of the mandatorily redeemable preferred stock of a subsidiary of ALH formerly held by minority interests. As a result, gains of $3.7 million were realized from the sale of securities having an amortized cost of $47.7 million; such securities had been held in a segregated account to ensure the redemption of such preferred stock.

       Shareholders' equity increased by $997.1 million in 1997, to $5.2 billion. Significant components of the increase included: (i) Conseco common stock issued in the CAF Merger with a value of $117.4 million; (ii) Conseco common stock issued in the PFS Merger with a value of $354.1 million; (iii) net income of $866.4 million; (iv) the conversion of convertible debentures into Conseco common stock with a value of $150.0 million; (v) the issuance of common stock related to stock options and employee benefit plans (including the tax benefit thereon) of $338.1 million; and (vi) the increase in net unrealized appreciation of $164.9 million. These increases were partially offset by: (i) repurchases of common stock for $857.0 million; and (ii) common and preferred stock dividends totaling $125.0 million.

       Book value per common share outstanding increased to $16.45 at December 31, 1997, from $13.47 at December 31, 1996. Such increase was primarily attributable to the factors discussed in the previous paragraph. Excluding unrealized appreciation of fixed maturity securities in accordance with SFAS 115, book value per common share outstanding was $15.88 at December 31, 1997, compared with $13.33 at December 31, 1996.

       Total assets increased by $11.9 billion in 1997, to $40.6 billion, primarily due to the assets acquired in the CAF Merger, the PFS Merger, the Colonial Penn Purchase and the WNIC Merger.

       In accordance with SFAS 115, Conseco records its actively managed fixed maturity investments at estimated fair value. At December 31, 1997 and 1996, such investments were increased by $484.4 million and $103.8 million, respectively, as a result of the SFAS 115 adjustment.

       Financial ratios

                                                                         1997       1996       1995       1994       1993
                                                                         ----       ----       ----       ----       ----
Ratio of earnings to fixed charges:
    As reported........................................................  2.45X      1.93X      2.04X      3.24X      2.45X
    Excluding interest on annuities and financial products(a)..........  5.55X      4.85X      4.94X      5.80X      7.15X

Ratio of earnings to fixed charges and preferred dividends:
    As reported........................................................  2.36X      1.81X      1.94X      2.84X      2.30X
    Excluding interest on annuities and financial products(a)..........  4.94X      3.81X      4.14X      4.48X      5.58X

Ratio of earnings to fixed charges,  preferred  dividends and distributions  on Company-obligated  mandatorily redeemable preferred securities of subsidiary trusts:
       As reported.....................................................  2.20X      1.80X      1.94X      2.84X      2.30X
       Excluding interest on annuities and financial products(a).......  4.10X      3.74X      4.14X      4.48X      5.58X

Ratio of corporate debt to total capital: (b)
    As reported........................................................   .26X       .18X       .30X       .12X       .20X
    Excluding unrealized appreciation (depreciation)(c)................   .27X       .18X       .31X       .11X       .20X

Ratio of corporate debt and Company-obligated  mandatorily  redeemable preferred securities of subsidiary trusts to total capital:(b) (d)
       As reported.....................................................   .42X       .28X       .30X       .12X       .20X
       Excluding unrealized appreciation (depreciation) (c)............   .43X       .28X       .31X       .11X       .20X

Rating agency ratios: (c) (e) (f) (g)
    Debt to total capital..............................................   .22X       .12X       .25X       .00X       .14X
    Debt and preferred stock to total capital (h)......................   .38X       .23X       .25X       .00X       .14X



                                                            31




--------------------

(a) These ratios are included to assist the reader in analyzing the impact of interest on annuities and financial products (which is not generally required to be paid in cash in the period in which it is recognized). Such ratios are not intended to, and do not, represent the following ratios prepared in accordance with GAAP: the ratio of earnings to fixed charges; the ratio of earnings to fixed charges and preferred dividends; and the ratio of earnings to fixed charges, preferred dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts.

(b) For periods prior to 1996, debt includes obligations for which Conseco was not directly liable. Excludes debt of consumer and corporate finance segment used to fund finance receivables.

(c)    Excludes the effect of reporting fixed maturities at fair value.

(d) Represents the ratio of debt and the Company-obligated mandatorily redeemable preferred securities of subsidiary trusts to the sum of shareholders' equity, debt, minority interest and the Company-obligated mandatorily redeemable preferred securities of subsidiary trusts.

(e) Consistent with our discussions with rating agencies, the Company has targeted: (i) the ratio of corporate debt to total capital to be at or below 35 percent; and (ii) the ratio of corporate debt and preferred stock to total capital to be at or below 49 percent. These ratios are calculated in a manner discussed with rating agencies.

(f) Corporate debt is reduced by cash and investments held by non-life companies and excludes, for periods prior to 1996, obligations for which Conseco was not directly liable.

(g)    Assumes conversion of all convertible debentures.

(h)    Assumes purchase of common shares under purchase contracts.

       Liquidity for insurance operations

       Our insurance operating companies generally receive adequate cash flow from premium collections and investment income to meet their obligations. Life insurance and annuity liabilities are generally long-term in nature. Policyholders may, however, withdraw funds or surrender their policies, subject to surrender and withdrawal penalty provisions. We seek to balance the duration of our invested assets with the estimated duration of benefit payments arising from contract liabilities.

       Of our total insurance liabilities at December 31, 1997, approximately 17 percent could be surrendered by the policyholder without a penalty. Approximately 59 percent could be surrendered by the policyholder subject to penalty or the release of an insurance liability in excess of surrender benefits paid. The remaining 24 percent are not subject to surrender. Payment characteristics of the insurance liabilities at December 31, 1997, were as follows (dollars in millions):

             Payments under contracts containing fixed payment dates:
                   Due in one year or less..............................................   $   339.6
                   Due after one year through five years................................       819.0
                   Due after five years through ten years...............................       415.9
                   Due after ten years..................................................       852.4
                                                                                           ---------

                        Total gross payments whose payment dates are fixed by contract..     2,426.9
                   Less amounts representing future interest on such contracts..........       879.0
                                                                                           ---------

                        Insurance liabilities whose payment dates are fixed by contract.     1,547.9
             Insurance liabilities whose payment dates are not fixed by contract........    24,352.2
                                                                                           ---------

                        Total insurance liabilities.....................................   $25,900.1
                                                                                           =========

       Of the above insurance liabilities under contracts containing fixed payment dates, approximately 59 percent relate to payments that will be made for the lifetime of the contract holder. We consider expected mortality in determining the amount of this liability. The remaining insurance liabilities having fixed payment dates are payable regardless of the contract holder's survival.

       Approximately 30 percent of insurance liabilities were contracts subject to a fixed interest rate for the life of the contract. The remaining liabilities generally were subject to interest rates that could be reset annually.

       The following summarizes insurance liabilities for investment contracts by credited rate (excluding interest rate bonuses for the first policy year only) at December 31, 1997 (dollars in millions):

       Below 4.75 percent.........................................................     $ 2,627.0
       4.75 percent - 5.00 percent................................................       2,533.0
       5.00 percent - 5.25 percent................................................       3,588.0
       5.25 percent - 5.50 percent................................................       1,703.0
       5.50 percent - 5.75 percent................................................         676.0
       5.75 percent and above.....................................................       1,597.0
                                                                                       ---------

             Total insurance liabilities on investment contracts..................     $12,724.0
                                                                                       =========

       We believe that the diversity of the investment portfolio of our life insurance subsidiaries and the concentration of investments in high quality liquid securities provide sufficient liquidity to meet foreseeable cash requirements. The investment portfolio of our life insurance subsidiaries at December 31, 1997, included $1.0 billion of short-term investments and $19.2 billion of publicly traded investment grade bonds, including $.6 billion of United States government and agency securities. Although there is no present need or intent to dispose of such investments, our life insurance subsidiaries could readily liquidate portions of their investments, if such a need arose. In addition, investments could be used to facilitate borrowings under reverse repurchase agreements or dollar-roll transactions. Such borrowings have been used by the life companies from time to time to increase their return on investments and to improve liquidity. At December 31, 1997, our portfolio of bonds and redeemable preferred stocks had an aggregate unrealized gain of $484.4 million.

       Liquidity for finance operations

       Our consumer and commercial finance segment requires continued access to the capital markets for the warehousing and sale of finance receivables. To satisfy these needs, a variety of capital resources are utilized.

       Historically, the most important liquidity source for our finance segment has been our ability to sell finance receivables in the secondary markets through loan securitizations. Under certain securitized sales structures, we have provided a variety of credit enhancements, which generally take the form of corporate guarantees, but have also included bank letters of credit, surety bonds, cash deposits or other equivalent collateral. We analyze the cash flows unique to each transaction, as well as the marketability and projected economic value of such transactions when choosing the appropriate structure for a securitized loan sale. The structure of each securitized sale depends, to a great extent, on conditions of the fixed income markets at the time of sale as well as cost considerations and availability and effectiveness of the various enhancement methods. During 1997, we used a senior/subordinated structure for the eight manufactured home loan sales and enhanced a portion of the subordinated certificates sold with a corporate guarantee. During 1997, our home equity and home improvement loan sales included two separate but cross-collateralized loan pools, both of which employed a senior/subordinated structure with a limited guarantee on a portion of the subordinate certificates.

       Our sale of consumer products and equipment finance loans during the first quarter of 1997 employed a multi-class credit tranched owner trust structure with floating rate senior notes and limited corporate guarantee on the subordinate fixed rate certificates. In the second and third quarters of 1997, our sale of consumer product, equipment finance, certain home equity and non lien home improvement loans utilized a multi-class credit tranched grantor trust structure issuing fixed rate certificates with a limited corporate guarantee on the most subordinate class. Also during the third quarter, we sold approximately $150.0 million of private-label credit card receivables and $74.4 million of floorplan receivables through two separate revolving trusts. In addition, in the fourth quarter of 1997, we completed a sale of consumer product, equipment finance, certain home equity and non lien home improvement loans which employed a multi-class credit tranched owner trust structure with fixed and floating rate senior certificates and a limited corporate guarantee on the most subordinate fixed rate certificates. We also sold approximately $551 million of fixed rate notes backed by lease receivables in the fourth quarter of 1997.

       Another liquidity source for our finance segment has been sales of a portion of our interest-only securities in the form of securitized NIM Certificates. During 1995, we sold $308.0 million of NIM Certificates. These certificates represent approximately 75 percent of the estimated interest-only cash flows from our sale of certain manufactured housing contracts in 1995 and 1994. Net proceeds from these sales were used to reduce short-term borrowings supporting ongoing loan originations.

       Interest on finance receivables increased during 1997 and 1996 primarily as a result of the increase in the average finance receivables that had not yet been securitized. Servicing fees and interest income on our interest-only securities have also increased during 1997 and 1996 primarily as a result of the increase in our total managed finance receivables and interest-only securities.

       As of December 31, 1997, the finance segment had a $1.5 billion unsecured bank credit agreement. This credit facility included a $750.0 million three-year committed revolving line of credit which was scheduled to expire on April 28, 2000 and a $750.0 million 364-day committed revolving line of credit which was scheduled to expire on April 28, 1998. In addition, the finance segment had $2.8 billion in master repurchase agreements, subject to the availability of eligible collateral, with various investment banking firms for the purpose of financing contract and commercial finance loan production. At December 31, 1997, the finance segment had $35.0 million of borrowings outstanding under the unsecured bank credit agreement and no borrowings outstanding under the repurchase agreements. The master repurchase agreements generally provide for annual terms that are extended each quarter by mutual agreement of the parties for an additional annual term based upon receipt of updated quarterly financial information.

       At December 31, 1997, the finance segment had a commercial paper program through which we were authorized to issue up to $2 billion in notes of varying terms (not to exceed 270 days) to meet our liquidity needs. This program was backed by the bank credit agreement and master repurchase agreements referred to above. As of December 31, 1997, we had issued and outstanding, net of interest discount, $1.3 billion in notes under this program.

       During the fourth quarter of 1997 and the first quarter of 1998, our finance subsidiary's senior unsecured debt ratings and short-term debt ratings were lowered by each of the credit rating agencies which provide ratings on our subsidiary's debt. As a result of these ratings actions, we curtailed our issuance of commercial paper in favor of master repurchase agreements.

       In addition, effective February 10, 1998, we substantially restructured our unsecured bank credit agreements reducing the aggregate commitment to $750.0 million and renegotiating significant terms and covenants in lieu of a waiver of certain representations required of our subsidiary for purposes of utilizing the credit line.

       Certain of our master repurchase agreements have been amended in 1998 primarily to include financing for a broader range of receivables originated. Additionally, aggregate master repurchase lines have been increased to $3.8 billion.

       In addition, on February 13, 1998, we closed on a $500 million line of credit secured by our interest-only securities. This line of credit matures on February 12, 2000, with an option to extend for an additional one year term.

       Subsequent to the completion of the Green Tree Merger in the third and fourth quarters of 1998, we contributed over $1.0 billion of additional capital to the consumer and commercial segment which was used to reduce outstanding debt and to fund new finance receivables.

       Liquidity of Conseco (parent company)

       The parent company is a legal entity, separate and distinct from its subsidiaries, and has no business operations. The parent company needs cash for:
(i) principal and interest on debt; (ii) dividends on preferred and common stock; (iii) distributions on the Company-obligated mandatorily redeemable preferred stock of subsidiary trusts; (iv) holding company administrative expenses; (v) income taxes; and (vi) investments in subsidiaries. The primary sources of cash to meet these obligations include statutorily permitted payments from our life insurance subsidiaries, including: (i) dividend payments; (ii) surplus debenture interest and principal payments; (iii) tax sharing payments; and (iv) fees for services provided. The parent company may also obtain cash by:
(i) issuing debt or equity securities; (ii) borrowing additional amounts under its revolving credit agreement, as described in note 7 to the consolidated financial statements; or (iii) selling all or a portion of its subsidiaries. These sources have historically provided adequate cash flow to fund: (i) the needs of the parent company's normal operations; (ii) internal expansion, acquisitions and investment opportunities; and (iii) the retirement of debt and equity. In 1997, we also issued new shares of Conseco common stock for a portion of the cost to acquire CAF and the entire cost to acquire PFS.

       The following table shows the cash flow activity of the parent company and its wholly owned non-life and non-finance subsidiaries:

                                                                                           1997         1996         1995
                                                                                           ----         ----         ----
                                                                                                (Dollars in millions)
     Items relating to operations:
       Dividends and surplus debenture interest payments from life subsidiaries...... $   166.1    $   109.9      $  80.6
       Tax sharing payments from life subsidiaries...................................       9.3          4.6          2.7
       Fees from life subsidiaries...................................................      89.1         74.8         34.7
       Fees from unaffiliated companies..............................................      35.2         39.3         39.0
       Parent and non-life subsidiary costs..........................................     (74.1)       (39.8)       (64.5)
       Interest on debt of Conseco, including direct and indirect obligations........    (117.4)       (71.3)       (41.6)
       Interest on amounts due to life subsidiaries..................................     (26.5)        (7.3)        (8.8)
       Income taxes..................................................................      (2.3)         2.2         (7.7)
       Payments from finance subsidiaries (a)........................................     184.6         29.9         79.4
       Other........................................................................        8.9         (4.7)         -
                                                                                      ---------    ----------     -------

          Total items relating to operations.........................................     272.9        137.6        113.8
                                                                                      ---------    -----------    -------

     Items relating to investing:
       Purchase of investments.......................................................    (140.7)       (71.1)       (70.8)
       Sales and maturities of investments...........................................      70.2         45.3        125.6
       Cash held by non-life subsidiaries prior to acquisition.......................       4.1         40.9         17.0
       Investment in consolidated subsidiaries.......................................    (939.7)      (226.1)      (552.3)
       Surplus debenture principal payments..........................................      73.9         36.5          -
       Expense incurred in terminated merger.........................................       -             -          (5.5)
                                                                                      ---------    ---------     --------

          Total items relating to investing..........................................    (932.2)      (174.5)      (486.0)
                                                                                      ---------    ---------      --------

     Items relating to financing:
       Proceeds from issuance of Company-obligated mandatorily redeemable
          preferred securities of subsidiary trusts, net of issuance costs...........     780.4        587.7          -
       Proceeds from the issuance of equity securities...............................      57.4         26.7          4.1
       Proceeds from the issuance of debt, net of issuance costs.....................   2,578.8        856.0        827.2
       Commercial paper, net.........................................................     448.2          -            -
       Common and preferred dividends................................................    (121.2)       (70.3)       (52.4)
       Dividends on stock held by subsidiaries.......................................     (53.8)       (38.1)       (38.7)
       Distributions on Company-obligated mandatorily redeemable preferred securities
          of subsidiary trusts.......................................................     (65.7)        (2.9)         -
       Payments on debt, including prepayments and acquired debt.....................  (2,218.8)    (1,467.2)      (330.0)
       Payments to retire redeemable preferred stock of a non-life subsidiary........     (72.4)         (.3)         -
       Repurchases of common stock ..................................................    (738.6)       (21.5)      (146.3)
       Proceeds from the issuance of convertible preferred stock, net of issuance
          cost.......................................................................       -          257.7          -
                                                                                      ---------    ---------       ------

          Total items relating to financing..........................................     594.3        127.8        263.9
                                                                                      ---------    ---------       ------

          Change in short-term investments of parent
               and its non-life subsidiaries.........................................     (65.0)        90.9       (108.3)
          Short-term investments, beginning of year..................................     115.1         24.2        132.5
                                                                                      ---------    ---------      -------

          Short-term investments, end of year........................................ $    50.1    $   115.1       $ 24.2
                                                                                      =========    =========       ======

(a) Represents amounts transferred from the consumer and commercial subsidiaries in periods prior to the consummation of the Green Tree Merger for the payment of Green Tree dividends and for the purchase of Green Tree treasury stock, net of proceeds from the issuance of Green Tree common stock.

       At December 31, 1997, the parent company and its non-life subsidiaries had short-term investments of $50.1 million, of which $28.7 million was expended in January 1998 for accrued interest and dividends. The parent company and its non-life subsidiaries had additional investments in fixed maturities, equity securities and other invested assets of $155.0 million at December 31, 1997, which, if needed, could be liquidated or contributed to the insurance subsidiaries.

       The ability of our insurance subsidiaries to pay dividends is subject to state insurance department regulations. These regulations generally permit dividends to be paid for any 12 month period in amounts equal to the greater of (or in a few states, the lesser of): (i) net gain from operations for the prior year; or (ii) 10 percent of surplus as of the end of the preceding year. Any dividends in excess of these levels require the approval of the director or commissioner of the applicable state insurance department. The amount of dividends that our insurance subsidiaries could pay to non-life parent companies in 1998 without prior approval is approximately $165.1 million.

       Statutory operating results and statutory surplus are determined according to accounting practices prescribed or permitted by each state in which the subsidiaries do business. Statutory surplus bears no direct relationship to equity as determined under GAAP. With respect to new business, statutory accounting practices require acquisition costs and reserves for future guaranteed benefit payments and interest in excess of statutory rates to be expensed as the new business is written. These items cause a statutory loss ("surplus strain") on many insurance policies in the year in which they are issued. We manage the effect of such statutory surplus strain by designing our products to minimize such first-year losses, and by controlling the amount of new premiums written.

       Note 13 to the consolidated financial statements shows the difference between pretax income reported using statutory accounting practices and GAAP.

       Insurance departments in the states where our life insurance subsidiaries are domiciled or do business require insurance companies to make annual and quarterly filings. The interest maintenance reserve ("IMR") and the asset valuation reserve ("AVR") are required to be appropriated and reported as liabilities. The IMR captures all investment gains and losses resulting from changes in interest rates and provides for such amounts to be amortized into statutory net income on a basis reflecting the remaining lives of the assets sold. The AVR captures investment gains and losses related to changes in creditworthiness; it is also adjusted each year based on a formula related to the quality and loss experience of the Company's investment portfolio. These reserves affect the ability of our insurance subsidiaries to reflect investment gains and losses in statutory earnings and surplus.

       Our debt agreements require the Company to maintain minimum working capital and RBC ratios and limit the Company's ability to incur additional indebtedness. They also restrict the amount of retained earnings that is available for dividends and require Conseco to maintain certain minimum ratings at its insurance subsidiaries.

       INFLATION

       Inflation does not have a significant effect on Conseco's balance sheet; we have minimal investments in property, equipment or inventories.

       Medical cost inflation has had a significant impact on our supplemental health operations. Generally, these costs have increased more rapidly than the Consumer Price Index. Medical costs will likely continue to rise. The impact of medical cost inflation on our operations depends on our ability to increase premium rates. Such increases are subject to approval by state insurance departments. Before Medicare supplement plans were standardized, approximately two-thirds of the states permitted rate plans with automatic escalation clauses. This permitted Conseco, in periods following initial approval, to adjust premium rates for changes in Medicare deductibles and increases in medical cost inflation without refiling with the regulators. Currently, rate changes for all Medicare supplement plans must be individually approved by each state. We seek to price our new standardized supplement plans to reflect the impact of these filings and the lengthening of the period required to implement rate increases.

       YEAR 2000 CONVERSION COSTS

       We have initiated a corporate-wide program designed to ensure that our computer systems will function properly in the year 2000. For some of our operations, the most effective solution will be to ensure timely completion of the previously planned conversions of their older systems to more modern, year 2000 - compliant systems used in other areas of the Company. In some cases, our most effective solution will be to purchase new, more modern systems; these costs will be capitalized as assets and amortized over their expected useful lives. In other cases, we will modify existing systems, thereby incurring costs that will be charged to operating expense. To date, we have incurred $12.6 million in costs related to year 2000 projects. We expect to spend approximately an additional $45 million on these projects over the next two years. We began to incur expenses related to this program several years ago. We expect our year 2000 program to be completed on a timely basis.

       MARKET-SENSITIVE INSTRUMENTS AND RISK MANAGEMENT

       Insurance subsidiaries

       We seek to invest our available funds in a manner that will maximize shareholder value and fund future obligations to policyholders and debtors, subject to appropriate risk considerations. We seek to meet this objective through investments that: (i) have similar characteristics to the liabilities they support; (ii) are diversified among industries, issuers and geographic locations; and (iii) make up a predominantly investment-grade fixed maturity securities portfolio. Many of our insurance products incorporate surrender charges, market interest rate adjustments or other features to encourage persistency. Approximately 59 percent of our total insurance liabilities at December 31, 1997, had surrender penalties or other restrictions and approximately 24 percent are not subject to surrender.

       We seek to maximize the total return on our investments through active investment management. Accordingly, we have determined that our entire portfolio of fixed maturity securities is available to be sold in response to: (i) changes in market interest rates; (ii) changes in relative values of individual securities and asset sectors; (iii) changes in prepayment risks; (iv) changes in credit quality outlook for certain securities; (v) liquidity needs; and (vi) other factors. From time to time, we invest in securities for trading purposes, although such investments account for a relatively small portion of our total portfolio.

       Profitability of many of our insurance products is significantly affected by the spreads between interest yields on investments and rates credited on insurance liabilities. Although substantially all credited rates on our annuity products may be changed annually (subject to minimum guaranteed rates), changes in competition and other factors, including the impact of the level of surrenders and withdrawals, may limit our ability to adjust or to maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions. As of December 31, 1997, the average yield, computed on the cost basis of our investment portfolio, was 7.5 percent, and the average interest rate credited or accruing to our total insurance liabilities was 5.2 percent, excluding interest bonuses guaranteed for the first year of the annuity contract only.

       We use computer models to perform simulations of the cash flows generated from our existing insurance business under various interest rate scenarios. These simulations enable us to measure the potential gain or loss in fair value of our interest rate-sensitive financial instruments. With such estimates, we seek to closely match the duration of our assets to the duration of our liabilities. When the estimated durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in the value of assets should be largely offset by a change in the value of liabilities. At December 31, 1997, the adjusted modified duration of the fixed maturity securities and short-term investments held by our insurance subsidiaries was approximately 5.8 years and the duration of our insurance liabilities was approximately 6.7 years.

       If interest rates were to increase by 10 percent from their December 31, 1997 levels, the fixed maturity securities and short-term investments held by our insurance subsidiaries (net of corresponding changes in the value of cost of policies purchased, cost of policies produced and insurance liabilities) would decline in fair value by approximately $545 million. The calculations involved in our computer simulations incorporate numerous assumptions, require significant estimates and assume an immediate change in interest rates without any management of the investment portfolio in reaction to such change. Consequently, potential changes in value of our financial instruments indicated by the simulations will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material. Because we actively manage our investments and liabilities, actual losses could be less than those estimated above.

     Finance subsidiary

     Our finance receivables are funded primarily with floating-rate debt. Interest rate risk is substantially eliminated through the sale of such receivables through securitizations. The finance receivables sold and the asset-backed securities purchased by investors generally both have fixed rates. Principal payments on the assets are passed through to investors in the securities as received, thereby eliminating interest rate exposure that might otherwise arise from maturities of debt instruments not matching maturities of assets.

     We retain interests in the finance receivables sold through investments in interest-only securities that are subordinated to the rights of other investors. Interest-only securities do not have a stated maturity or amortization period. The expected amount of the cash flow as well as the timing is dependent on the performance of the underlying collateral supporting each securitization. The actual cash flow of these instruments could vary substantially if performance is different from our assumptions. We develop assumptions to value these investments by analyzing past portfolio performance, current loan characteristics, current market conditions and the expected effect of our actions to mitigate adverse performance. Assumptions used as of December 31, 1997, are summarized in note 4 to the supplemental consolidated financial statements.

     The expected cash flows from interest-only securities as of December 31, 1997 were as follows (dollars in millions):

                      1998.......................................  $  456.9
                      1999.......................................     321.3
                      2000.......................................     235.3
                      2001.......................................     188.1
                      2002.......................................     156.3
                      Thereafter.................................   1,266.0
                                                                   --------

                           Total expected cash flow..............  $2,623.9
                                                                   ========

                           Estimated fair value..................  $1,363.2
                                                                   ========

     We use computer models to perform simulations of the cash flows generated from our interest-only securities under various interest rate scenarios. These simulations enable us to measure the potential gain or loss in fair value of these financial instruments. If interest rates were to decrease by 10 percent from their December 31, 1997 levels, our interest-only securities would decline in fair value by approximately $46 million. The calculations involved in our computer simulations incorporate numerous assumptions, require significant estimates and assume an immediate change in interest rates without any management of the interest-only securities in reaction to such change. Consequently, potential changes in value of our interest-only securities indicated by the simulations will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material.

     Corporate

     We manage the composition of our borrowed capital by considering factors such as the ratio of borrowed capital to total capital, the portion of our outstanding capital subject to fixed and variable rates, the current interest rate environment and other market conditions. Our borrowed capital at December 31, 1997, includes commercial paper, notes payable and Company-obligated mandatorily redeemable preferred securities of subsidiary trusts totaling $3.7 billion ($1.8 billion of which is at floating rates and $1.9 billion of which is at fixed rates). Based on the interest rate exposure and prevalent rates at December 31, 1997, a relative 10 percent decrease in interest rates would increase the fair value of our fixed-rate borrowed capital by approximately $75 million. Our interest expense on floating-rate debt will fluctuate as prevailing interest rates change.

     We periodically use options and interest rate swaps to hedge interest rate risk associated with our investments and borrowed capital. Although we had no such agreements outstanding at December 31, 1997, we entered into four interest rate swap agreements in March 1998. The Company entered into such agreements to create a hedge that effectively converts a portion of its fixed-rate borrowed capital into floating-rate instruments for the period during which the agreements are outstanding. Such interest rate swap agreements have an aggregate notional principal amount of $1.0 billion, mature in various years through 2008, and have an average remaining life of seven years. If the counterparties of these interest rate swaps do not meet their obligations, Conseco could have a loss. Conseco limits its exposure to such a loss by diversifying among several counterparties believed to be financially sound and creditworthy. At March 13, 1998, all of the counterparties were rated "A" or higher by Standard & Poor's Corporation. These swap agreements, if in existence when the assumed 10 percent decrease in interest rates occurred (see preceding paragraph), would cause the increase in the fair value of our borrowed capital to be $55.0 million, or $20.0 million less than indicated in the preceding paragraph.

                        REPORT OF INDEPENDENT ACCOUNTANTS





To the Board of Directors
  and Shareholders
  Conseco, Inc.


       We have audited the accompanying supplemental consolidated balance sheet of Conseco, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the
related supplemental consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. The supplemental consolidated financial statements give retroactive effect to the merger of Conseco, Inc. and Green Tree Financial Corporation on June 30, 1998, which has been accounted for as a pooling of interests as described in note 1 to the supplemental consolidated financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Green Tree Financial Corporation and subsidiaries which statements reflect total assets of 12 percent and 11 percent as of December 31, 1997 and 1996, respectively, and total revenues of 16 percent, 13 percent and 20 percent for the years ended December 31, 1997, 1996 and 1995, respectively, of the related consolidated financial statement totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Green Tree Financial Corporation, is based solely on the report of the other auditors.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

       Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling of interests methods in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Conseco, Inc. and Subsidiaries after financial statements covering the date of consummation of the business combination are issued.

       In our opinion, based on our audits and the report of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Conseco, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the merger of Conseco, Inc. and Green Tree Financial Corporation described in note 1 to the supplemental financial statements, all in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.



                                                  /S/ PRICEWATERHOUSECOOPERS LLP
                                                  ------------------------------
                                                  PRICEWATERHOUSECOOPERS LLP


Indianapolis, Indiana
July 7, 1998


                         CONSECO, INC. AND SUBSIDIARIES

                     SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                           December 31, 1997 and 1996
                              (Dollars in millions)


                                     ASSETS


                                                                                          1997             1996
                                                                                          ----             ----
Investments:
    Actively managed fixed maturities at fair value (amortized cost:
       1997 - $22,289.3; 1996 - $17,203.3).............................................  $22,773.7         $17,307.1
    Interest-only securities...........................................................    1,363.2           1,014.3
    Equity securities at fair value (cost: 1997 - $227.6; 1996 - $97.6)................      228.9              99.7
    Mortgage loans.....................................................................      516.2             356.0
    Credit-tenant loans................................................................      558.6             447.1
    Policy loans.......................................................................      692.4             542.4
    Other invested assets .............................................................      530.7             262.3
    Short-term investments.............................................................    1,179.1             377.4
    Assets held in separate accounts...................................................      682.8             337.6
                                                                                         ---------        ----------

          Total investments............................................................   28,525.6          20,743.9

Accrued investment income..............................................................      379.3             296.9
Finance receivables....................................................................    1,971.0           1,220.0
Servicing rights.......................................................................       96.3               -
Cost of policies purchased.............................................................    2,466.4           2,015.0
Cost of policies produced..............................................................      915.2             544.3
Reinsurance receivables................................................................      795.8             504.2
Goodwill (net of accumulated amortization:  1997 - $170.9; 1996 - $83.4)...............    3,693.4           2,259.8
Property and equipment (net of accumulated depreciation: 1997 - $153.9; 1996 -
  $113.7)..............................................................................      284.0             188.3
Cash held in segregated accounts for investors.........................................      552.8             346.3
Cash deposits, restricted under pooling and servicing agreements.......................      247.2             171.5
Other assets...........................................................................      702.9             402.5
                                                                                         ---------        ----------

          Total assets.................................................................  $40,629.9         $28,692.7
                                                                                         =========         =========


                            (continued on next page)
















                     The accompanying notes are an integral
                       part of the consolidated financial
                                   statements.

                                       40

                         CONSECO, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED BALANCE SHEET (Continued)
                           December 31, 1997 and 1996
                              (Dollars in millions)

                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                                                           1997              1996
                                                                                           ----              ----
Liabilities:
    Insurance liabilities:
       Interest sensitive products.....................................................  $17,357.6         $14,795.5
       Traditional products............................................................    5,784.8           3,251.5
       Claims payable and other policyholder funds.....................................    1,615.5             984.9
       Unearned premiums...............................................................      406.1             272.4
       Liabilities related to separate accounts .......................................      682.8             337.6
    Investor payables..................................................................      552.8             346.3
    Other liabilities..................................................................    1,488.3           1,088.0
    Income tax liabilities.............................................................      532.8             461.2
    Investment borrowings..............................................................    1,389.5             383.4
    Notes payable and commercial paper:
       Corporate.......................................................................    2,354.9           1,094.9
       Consumer and commercial finance.................................................    1,866.3             762.5
                                                                                         ---------         ---------

            Total liabilities..........................................................   34,031.4          23,778.2
                                                                                         ---------         ---------

Minority interest:
    Company-obligated mandatorily redeemable preferred securities
       of subsidiary trusts............................................................    1,383.9             600.0
    Mandatorily redeemable preferred stock of subsidiary...............................        -                97.0
    Common stock of subsidiary.........................................................         .7                .7

Shareholders' equity:
    Preferred stock....................................................................      115.8             267.1
    Common stock and additional paid-in capital (no par value, 1,000,000,000 shares authorized, shares issued and outstanding: 1997 - 310,011,669;
       1996 - 293,359,337).............................................................    2,619.8           2,350.7
    Accumulated other comprehensive income:
       Unrealized appreciation of fixed maturity securities (net of applicable
          deferred income taxes:  1997 - $95.5; 1996 - $21.5)..........................      177.2              39.8
       Unrealized appreciation (depreciation) of interest-only securities and other investments (net of applicable deferred income taxes:
          1997 - $16.0; 1996 - $(.5))..................................................       26.6               (.9)
       Minimum pension liability adjustment............................................       (3.2)             (2.3)
    Retained earnings..................................................................    2,277.7           1,562.4
                                                                                         ---------         ---------

            Total shareholders' equity.................................................    5,213.9           4,216.8
                                                                                         ---------         ---------

            Total liabilities and shareholders' equity.................................  $40,629.9         $28,692.7
                                                                                         =========         =========






                     The accompanying notes are an integral
                       part of the consolidated financial
                                   statements.

                                       41

                         CONSECO, INC. AND SUBSIDIARIES

                SUPPLEMENTAL CONSOLIDATED STATEMENT OF OPERATIONS
              for the years ended December 31, 1997, 1996 and 1995
                  (Dollars in millions, except per share data)

                                                                           1997             1996             1995
                                                                           ----             ----             ----
Revenues:
   Insurance policy income:
     Traditional products............................................... $2,954.1         $1,384.3          $1,355.6
     Interest sensitive products........................................    456.7            269.9             109.4
   Net investment income:
     Assets held by insurance subsidiaries..............................  1,825.3          1,302.5           1,142.6
     Finance receivables................................................    214.5            138.1             124.7
     Interest-only securities...........................................    130.3             77.2              51.3
   Gain on loan securitizations.........................................    569.1            388.1             443.3
   Net investment gains.................................................    266.5             60.8             204.1
   Fee revenue and other income.........................................    239.9            168.9             130.2
                                                                         --------         --------          --------

       Total revenues...................................................  6,656.4          3,789.8           3,561.2
                                                                         --------         --------          --------

Benefits and expenses:
   Insurance policy benefits............................................  2,368.3          1,195.0           1,107.5
   Amounts added to annuity and financial product policyholder account balances:
       Interest.........................................................    697.1            620.2             556.6
       Other amounts added to variable and equity-indexed
         annuity products...............................................    109.6             48.4              28.8
   Interest expense:
     Corporate..........................................................    109.4            108.1             119.4
     Finance and investment borrowings..................................    202.9             92.1              79.5
   Amortization.........................................................    605.4            276.0             330.2
   Nonrecurring charges.................................................     71.7              -                 -
   Other operating costs and expenses...................................  1,006.3            634.2             516.5
                                                                         --------         --------          --------

       Total benefits and expenses......................................  5,170.7          2,974.0           2,738.5
                                                                         --------         --------          --------

       Income before income taxes, minority interest
         and extraordinary charge ......................................  1,485.7            815.8             822.7

Income tax expense......................................................    560.1            302.2             240.7
                                                                         --------         --------          --------

       Income before minority interest and extraordinary charge ........    925.6            513.6             582.0

Minority interest:
   Distributions on Company-obligated mandatorily redeemable
     preferred securities of subsidiary trusts, net of income taxes.....     49.0              3.6               -
   Dividends on preferred stock of subsidiaries.........................      3.3              8.9              11.9
   Equity in earnings of subsidiaries...................................       -              22.4              97.1
                                                                         --------         --------          --------

       Income before extraordinary charge ..............................    873.3            478.7             473.0

Extraordinary charge on extinguishment of
   debt, net of taxes and minority interest.............................      6.9             26.5               2.1
                                                                         --------         --------          --------

       Net income.......................................................    866.4            452.2             470.9

Less amounts applicable to preferred stock:
   Charge related to induced conversions................................     13.2              -                 -
   Preferred stock dividends............................................      8.7             27.4              18.4
                                                                         --------         --------          --------

       Net income applicable to common stock............................ $  844.5         $  424.8          $  452.5
                                                                         ========         ========          ========

                            (continued on next page)


                     The accompanying notes are an integral
                       part of the consolidated financial
                                   statements.

                                       42


                         CONSECO, INC. AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED STATEMENT OF OPERATIONS (continued)
              for the years ended December 31, 1997, 1996 and 1995
                  (Dollars in millions, except per share data)


                                                                            1997           1996            1995
                                                                            ----           ----            ----
Earnings per common share:
    Basic:
       Weighted average shares outstanding............................  311,050,000      230,141,000     206,639,000
       Net income before extraordinary charge ........................        $2.74            $1.97           $2.20
       Extraordinary charge ..........................................          .02              .12             .01
                                                                            -------          -------         -------

            Net income................................................        $2.72            $1.85           $2.19
                                                                              =====            =====           =====

    Diluted:
       Weighted average shares outstanding............................  338,722,000      267,685,000     232,273,000
       Net income before extraordinary charge ........................        $2.54            $1.79           $2.04
       Extraordinary charge...........................................          .02              .10             .01
                                                                            -------         --------         -------

            Net income................................................        $2.52            $1.69           $2.03
                                                                              =====            =====           =====


































                     The accompanying notes are an integral
                       part of the consolidated financial
                                   statements.

                                       43



                         CONSECO, INC. AND SUBSIDIARIES

           SUPPLEMENTAL CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
              for the years ended December 31, 1997, 1996 and 1995
                              (Dollars in millions)

                                                                                   Common stock     Accumulated other
                                                                       Preferred  and additional      comprehensive   Retained
                                                              Total      stock    paid-in capital        income       earnings
                                                              -----      -----    ---------------        ------       --------
Balance, January 1, 1995.................................. $ 1,471.4  $   283.5     $   463.9           $(139.7)     $   863.7

   Comprehensive income, net of tax:
     Net income...........................................     470.9        -             -                 -            470.9
     Change in unrealized appreciation (depreciation) of
       securities (net of applicable income taxes of
       $132.8 million)....................................     252.4        -             -               252.4            -
                                                           ---------

         Total comprehensive income.......................     723.3

   Issuance of shares for stock options and employee
     benefit plans........................................      32.8        -            32.8               -              -
   Tax benefit related to issuance of shares under stock
     option plans.........................................        .4        -              .4               -              -
   Cost of shares acquired................................    (146.3)       -           (68.9)              -            (77.4)
   Dividends on preferred stock...........................     (18.4)       -             -                 -            (18.4)
   Dividends on common stock..............................     (31.5)       -             -                 -            (31.5)
                                                           ---------  ---------     ----------          ---------    ---------

Balance, December 31, 1995................................   2,031.7      283.5         428.2             112.7        1,207.3

   Comprehensive income, net of tax:
     Net income...........................................     452.2        -             -                 -            452.2
     Change in minimum pension liability adjustment.......      (2.3)       -             -                (2.3)           -
     Change in unrealized appreciation (depreciation) of
       securities (net of applicable income tax benefit of
       $45.9 million).....................................     (73.8)       -             -               (73.8)           -
                                                           ---------

         Total comprehensive income.......................     376.1

   Issuance of convertible preferred stock................     267.1      267.1           -                 -              -
   Conversion of preferred stock into common shares.......       -       (283.2)        283.2               -              -
   Redemption of preferred stock for cash.................       (.3)       (.3)          -                 -              -
   Issuance of shares in merger transactions..............   1,568.6        -         1,568.6               -              -
   Issuance of shares for stock options and employee
     benefit plans........................................      79.6        -            79.6               -              -
   Tax benefit related to issuance of shares under stock
     option plans.........................................      15.9        -            15.9               -              -
   Cost of issuance of preferred stock....................     (21.7)       -           (21.7)              -              -
   Cost of shares acquired................................     (26.0)       -            (3.1)              -            (22.9)
   Dividends on preferred stock...........................     (27.4)       -             -                 -            (27.4)
   Dividends on common stock..............................     (46.8)       -             -                 -            (46.8)
                                                           ---------    -------     ---------           -------      ---------

Balance, December 31, 1996................................   4,216.8      267.1       2,350.7              36.6        1,562.4


                          (continued on following page)

                     The accompanying notes are an integral
                       part of the consolidated financial
                                   statements.


                         CONSECO, INC. AND SUBSIDIARIES

     SUPPLEMENTAL CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (continued)
              for the years ended December 31, 1997, 1996 and 1995
                              (Dollars in millions)

                                                                                   Common stock     Accumulated other
                                                                       Preferred  and additional      comprehensive   Retained
                                                              Total      stock    paid-in capital        income       earnings
                                                              -----      -----    ---------------        ------       --------
Balance, December 31, 1996 (carried forward from
   prior page)............................................$4,216.8    $   267.1      $2,350.7         $    36.6       $1,562.4

   Comprehensive income, net of tax:
     Net income...........................................   866.4          -             -                 -            866.4
     Change in minimum pension liability adjustment.......     (.9)         -             -                 (.9)           -
     Change in unrealized appreciation (depreciation) of
       securities (net of applicable income taxes of
       $90.5 million).....................................   164.9          -             -               164.9            -
                                                          --------

         Total comprehensive income....................... 1,030.4

   Conversion of preferred stock into common shares.......     -         (151.3)        151.3               -              -
   Issuance of shares in merger transactions..............   471.5          -           471.5               -              -
   Issuance of shares for stock options and agent and
     employee benefit plans...............................   252.9          -           252.9               -              -
   Tax benefit related to issuance of shares under stock
     option plans.........................................    85.2          -            85.2               -              -
   Conversion of convertible debentures into common
     shares...............................................   150.0          -           150.0               -              -
   Cost of shares acquired................................  (857.0)         -          (830.9)              -            (26.1)
   Value of stock purchase contracts, a component of the
     FELINE PRIDES........................................    (3.4)         -            (3.4)              -              -
   Other..................................................    (7.5)         -            (7.5)              -              -
   Amounts applicable to preferred stock:
     Charge related to induced conversion of convertible
       preferred stock....................................   (13.2)         -             -                 -            (13.2)
     Dividends on preferred stock.........................    (8.7)         -             -                 -             (8.7)
   Dividends on common stock..............................  (103.1)         -             -                 -           (103.1)
                                                          --------     ---------     --------           -------       --------

Balance, December 31, 1997................................$5,213.9     $   115.8     $2,619.8           $ 200.6       $2,277.7
                                                          ========     =========     ========           =======       ========
















                     The accompanying notes are an integral
                       part of the consolidated financial
                                   statements.

                                       45



                         CONSECO, INC. AND SUBSIDIARIES

                SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
              for the years ended December 31, 1997, 1996 and 1995
                              (Dollars in millions)

                                                                           1997            1996           1995
                                                                           ----            ----           ----
Cash flows from operating activities:
    Net income....................................................... $     866.4     $    452.2    $     470.9
    Adjustments to reconcile net income to net
       cash provided by operating activities:
          Gain on sale of finance receivables........................      (759.1)        (588.1)        (443.3)
          Valuation adjustments of interest-only securities..........       190.0          200.0            -
          Net increase in cash deposits..............................       (75.8)         (19.7)         (13.3)
          Amortization and depreciation..............................       651.6          328.1          338.2
          Income taxes...............................................       333.9           92.5           83.5
          Insurance liabilities......................................      (344.4)        (123.8)          (3.0)
          Amounts added to annuity and financial product policyholder
            account balances.........................................       806.7          668.6          585.4
          Fees charged to insurance liabilities......................      (456.7)        (269.9)        (109.4)
          Accrual and amortization of investment income..............        69.8           25.9          (40.9)
          Deferral of cost of policies produced......................      (602.6)        (308.4)        (282.1)
          Nonrecurring charges.......................................        71.7            -              -
          Minority interest..........................................        75.4           26.8           91.9
          Extraordinary charge on extinguishment of debt.............        10.6           36.9            3.7
          Net investment gains.......................................      (266.5)         (60.8)        (204.1)
          Other......................................................        19.2           20.5           66.1
                                                                      -----------    -----------    -----------

            Net cash provided by operating activities................       590.2          480.8          543.6
                                                                      -----------    -----------    -----------

Cash flows from investing activities:
    Sales of investments.............................................    18,446.0        8,402.1        7,901.9
    Maturities and redemptions.......................................       750.7          614.3          417.1
    Purchases of investments.........................................   (20,043.8)      (9,409.7)      (9,112.3)
    Cash received from sales of finance receivables,
      net of expenses................................................    10,541.0        8,312.2        5,252.2
    Principal payments received on finance receivables...............     4,373.3        2,434.6        1,308.4
    Finance receivables originated...................................   (15,695.6)     (10,433.2)      (6,790.2)
    Acquisition of subsidiaries, net of cash held at the date of the
       mergers.......................................................      (759.7)        (642.3)        (586.3)
    Short-term investments held by CCP Insurance, Inc. before
       consolidation at January 1, 1995..............................         -              -            123.0
    Repurchase of equity securities by CCP Insurance, Inc............         -              -            (44.5)
    Cash paid in reinsurance transactions............................         -              -            (71.1)
    Other............................................................       (61.4)         (31.9)         (34.7)
                                                                      -----------    -----------    -----------

           Net cash used by investing activities.....................    (2,449.5)        (753.9)      (1,636.5)
                                                                      -----------     ----------     ----------


                            (continued on next page)









                     The accompanying notes are an integral
                       part of the consolidated financial
                                   statements.



                         CONSECO, INC. AND SUBSIDIARIES

          SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)
              for the years ended December 31, 1997, 1996 and 1995
                              (Dollars in millions)

                                                                           1997          1996           1995
                                                                           ----          ----           ----
Cash flows from  financing  activities:
    Issuance of notes payable and commercial paper:
      Corporate......................................................   $  3,027.0     $ 1,315.4    $   1,028.6
      Consumer and commercial finance................................     10,577.8       7,514.4        4,633.2
    Issuance of Company-obligated mandatorily redeemable
      preferred securities of subsidiary trusts......................        780.4         587.7            -
    Investment borrowings............................................        962.5          30.6          298.1
    Payments on notes payable and commercial paper:
      Corporate......................................................     (2,273.3)     (2,134.3)        (599.0)
      Consumer and commercial finance................................     (9,474.0)     (7,128.4)      (4,559.8)
    Purchase of preferred stock of a subsidiary......................        (98.4)        (12.6)           -
    Deposits to insurance liabilities................................      2,099.4       1,881.3        1,757.5
    Withdrawals from insurance liabilities...........................     (2,072.3)     (1,842.5)      (1,622.6)
    Issuance of shares for employee benefit plans....................         57.4          26.7            4.1
    Issuance of convertible preferred stock..........................          -           257.7            -
    Issuance of equity interests in subsidiaries, net................          -             2.2           16.8
    Payments to repurchase equity securities.........................       (738.6)        (21.5)        (146.3)
    Payments related to the induced conversion of convertible
      preferred stock................................................        (13.2)          -              -
    Redemption of preferred stock....................................          -             (.3)           -
    Distributions on Company-obligated mandatorily redeemable
      preferred securities of subsidiary trusts......................        (65.7)         (2.9)           -
    Dividends paid...................................................       (108.0)        (70.3)         (52.4)
                                                                        ----------     ---------    -----------

            Net cash provided by financing activities................      2,661.0         403.2          758.2
                                                                        ----------     ---------    -----------

            Net increase (decrease) in short-term investments........        801.7         130.1         (334.7)

Short-term investments, beginning of year............................        377.4         247.3          582.0
                                                                        ----------     ---------    -----------

Short-term investments, end of year..................................   $  1,179.1     $   377.4    $     247.3
                                                                        ==========     =========    ===========


















                     The accompanying notes are an integral
                       part of the consolidated financial
                                   statements.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       1.  SIGNIFICANT ACCOUNTING POLICIES:

       Basis of Presentation

       The following summary explains the accounting policies we use to arrive at the more significant numbers in our financial statements. We have restated all share and per-share amounts for the two-for-one stock splits distributed February 11, 1997 and April 1, 1996. We prepare our financial statements in accordance with generally accepted accounting principles ("GAAP"). We follow the accounting standards established by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants and the Securities and Exchange Commission.

       Conseco, Inc. (We, "Conseco" or the "Company" ) is a financial services holding company. The Company's life insurance subsidiaries develop, market and administer supplemental health insurance, annuity, individual life insurance, individual and group major medical insurance and other insurance products. The Company's finance subsidiaries originate, purchase, sell and service consumer and commercial finance loans throughout the United States. Conseco's operating strategy is to grow its businesses by focusing its resources on the development and expansion of profitable products and strong distribution channels. Conseco has supplemented such growth by acquiring companies that have profitable niche products and strong distribution systems. Once a company is acquired, our operating strategy has been to consolidate and streamline management and administrative functions where appropriate, to realize superior investment returns through active asset management, to eliminate unprofitable products and distribution channels and to expand and develop the profitable distribution channels and products.

       Consolidation issues. The supplemental consolidated financial statements have been prepared to give retroactive effect to the merger (the "Green Tree Merger") with Green Tree Financial Corporation ("Green Tree") accounted for as a pooling of interests (see note 2, "Acquisitions/Dispositions"). GAAP prohibits giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Conseco after financial statements covering the date of consummation of the Merger are issued. The pooling of interests method of accounting requires the restatement of all periods presented as if Conseco and Green Tree had always been combined. The consolidated statement of shareholders' equity reflects the accounts of the Company as if additional shares of Conseco common stock had been issued during all periods presented. Intercompany transactions prior to the merger have been eliminated, and certain reclassifications were made to Green Tree's financial statements to conform to Conseco's presentations. No material adjustments were recorded to conform Green Tree's accounting policies. See note 2 for additional discussion of the Green Tree Merger.

       Conseco Capital Partners, L.P. ("Partnership I"), an investment partnership formed by Conseco with other investors, was the Company's vehicle for acquiring four insurance companies: Great American Reserve Insurance Company ("Great American Reserve") in June 1990, Jefferson National Life Insurance Company in November 1990 (it was merged with Great American Reserve in 1994), Beneficial Standard Life Insurance Company ("Beneficial Standard") in March 1991 and Bankers Life and Casualty Company ("Bankers Life") in November 1992. CCP Insurance, Inc. ("CCP"), a newly organized holding company for Partnership I's first three acquisitions, completed an initial public offering ("IPO") in July 1992. In August 1995, we completed the purchase of all the shares of CCP common stock we did not previously own in a transaction pursuant to which CCP was merged with Conseco, with Conseco being the surviving corporation (the merger and related transactions are referred to herein as the "CCP Merger"). As a result, CCP's subsidiaries (Great American Reserve and Beneficial Standard) became wholly owned subsidiaries of the Company. The accounts of CCP are consolidated with Conseco's for all periods in the accompanying financial statements.

       We were required to use step-basis accounting when we acquired the shares of CCP common stock in various transactions. As a result, the assets and liabilities of CCP included in our consolidated balance sheet represent the following combination of values: (i) the portion of CCP's net assets acquired by Conseco in the initial acquisitions of CCP's subsidiaries made by Partnership I is valued as of those respective acquisition dates; and (ii) the portion of CCP's net assets acquired in the CCP Merger is valued as of August 31, 1995.

       Bankers Life Holding Corporation ("BLH"), a company formed by Partnership I to acquire Bankers Life, completed an IPO in March 1993. As a result of the IPO and the acquisition of additional BLH common shares in September 1993, we owned 56 percent of BLH at January 1, 1995. In June 1995, we purchased additional common shares of BLH, increasing the Company's ownership of BLH to 85 percent. Conseco's ownership of BLH increased to 88 percent at December 31, 1995, and 90.5 percent at March 5, 1996, as a result of share repurchases by BLH. On December 31, 1996, we completed the purchase of all of the shares of

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------

BLH common stock we did not already own in a transaction pursuant to which BLH merged with a wholly owned subsidiary of Conseco (the "BLH Merger"). The accounts of BLH are consolidated with Conseco's accounts for all periods in the accompanying consolidated financial statements.

       We were required to use step-basis accounting when we acquired the BLH common shares at the various acquisition dates. The assets and liabilities of BLH included in our consolidated balance sheet represent the following combination of values: (i) the portion of BLH's net assets acquired by Conseco in the November 1992 acquisition made by Partnership I is valued as of that acquisition date; (ii) the portion of BLH's net assets acquired in 1993, 1995 and the first quarter of 1996 is valued as of the dates of their purchase; and
(iii) the portion of BLH's net assets acquired in the BLH Merger is valued as of December 31, 1996.

       Conseco Capital Partners II, L.P. ("Partnership II"), Conseco's second investment partnership, acquired American Life Holdings, Inc. ("ALH" and the parent of American Life and Casualty Insurance Company) on September 29, 1994. Because Conseco was the sole general partner of Partnership II, Conseco controlled Partnership II and ALH even though our ownership interest was less than 50 percent. Because of this control, Conseco's consolidated financial statements were required to include the accounts of ALH.

       On January 1, 1995, Conseco had a 27 percent ownership interest in ALH. On November 30, 1995, ALH issued 2,142,857 shares of its common stock for $30.0 million (including $13.2 million paid by Conseco and its subsidiaries) in a private placement transaction. Conseco's ownership interest in ALH increased to 36 percent at December 31, 1995, as a result of this transaction and changes in our ownership of affiliated companies with ownership interests in ALH.

       On September 30, 1996, we purchased all of the common shares of ALH we did not previously own from Partnership II for $166.0 million in cash (the "ALH Stock Purchase") and Partnership II was terminated. We were required to use step-basis accounting when we acquired the shares of ALH common stock in the ALH Stock Purchase and for our previous acquisitions. As a result, the assets and liabilities of ALH included in the December 31, 1996, consolidated balance sheet represent the following combination of values: (i) the portion of ALH's net assets acquired by Conseco in the initial acquisition of ALH made by Partnership II is valued as of September 29, 1994; (ii) the portion of ALH's net assets acquired on November 30, 1995 is valued as of that date; and (iii) the portion of ALH's net assets acquired in the ALH Stock Purchase is valued as of September 30, 1996.

       On August 2, 1996, we completed the acquisition (the "LPG Merger") of Life Partners Group, Inc. ("LPG") and LPG became a wholly owned subsidiary of Conseco. On December 17, 1996, we completed the acquisition (the "ATC Merger") of American Travellers Corporation ("ATC") and ATC was merged with and into Conseco, with Conseco being the surviving corporation. On December 23, 1996, we completed the acquisition (the "THI Merger") of Transport Holdings Inc. ("THI") and THI was merged with and into Conseco, with Conseco being the surviving corporation. On March 4, 1997, we completed the acquisition (the "CAF Merger") of Capitol American Financial Corporation ("CAF") and CAF became a wholly owned subsidiary of Conseco. On May 30, 1997, we completed the acquisition (the "PFS Merger") of Pioneer Financial Services, Inc. ("PFS") and PFS became a wholly owned subsidiary of Conseco. On September 30, 1997, we completed the acquisition (the "Colonial Penn Purchase") of Colonial Penn Life Insurance Company and Providential Life Insurance Company and certain other assets (collectively referred to as "Colonial Penn"). Colonial Penn became a wholly owned subsidiary of Conseco. On December 1, 1996, we completed the purchase (the "FINOVA Purchase") of the net assets of FINOVA Acquisition, Inc. ("FINOVA"). On December 5, 1997, we completed the acquisition (the "WNIC Merger") of Washington National Corporation ("WNIC") and WNIC became a wholly owned subsidiary of Conseco. The accounts of LPG are consolidated with Conseco effective July 1, 1996; the accounts of ATC and THI are consolidated effective December 31, 1996; the accounts of CAF are consolidated effective January 1, 1997; the accounts of PFS are consolidated effective April 1, 1997; the accounts of Colonial Penn are consolidated effective September 30, 1997; and the accounts of WNIC are consolidated effective December 1, 1997.

       Neither "consolidation" nor "non-consolidation" methods of accounting for partially owned subsidiaries affect our reported net income or shareholders' equity. Our consolidated financial statements do not include the results of material transactions between us and our consolidated affiliates, or among our consolidated affiliates. We reclassified some amounts in our 1996 and 1995
consolidated   financial   statements   and  notes  to  conform  with  the  1997
presentation.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       Investments

       Fixed maturities are securities primarily held by our life insurance subsidiaries that mature more than one year after issuance. They include bonds, notes receivable and preferred stocks with mandatory redemption features and are classified as follows:

             Actively managed - fixed maturity securities that we may sell prior to maturity in response to changes in interest rates, issuer credit quality or our liquidity requirements. We carry actively managed securities at estimated fair value. We record any unrealized gain or loss, net of tax and the related adjustments described below, as a component of shareholders' equity.

             Trading - fixed maturity securities that we buy principally for the purpose of selling in the near term. We carry trading securities at estimated fair value. We include any unrealized gain or loss in net investment gains (losses). We held $64.8 million of trading securities at December 31, 1997, which are included in other invested assets. We did not hold any trading securities at December 31, 1996 or 1995.

             Held to maturity - fixed maturity securities that we have the ability and positive intent to hold to maturity. When we own such securities, we carry them at amortized cost. We may dispose of these securities if the credit quality of the issuer deteriorates, if regulatory requirements change or under other unforeseen circumstances. We have not held any held to maturity securities since implementing SFAS 115 in 1993.

       We consider the anticipated returns from investing policyholder balances, including investment gains and losses, in determining the amortization of the cost of policies purchased and the cost of policies produced. When we state actively managed fixed maturities at fair value, we also adjust the cost of policies purchased and the cost of policies produced to reflect the change in cumulative amortization that we would have recorded if we had sold these securities at their fair value and reinvested the proceeds at current yields. If future yields on such securities decline, it may be necessary to increase certain of our insurance liabilities. We are required to adjust such liabilities when their balances and future net cash flows (including investment income) are insufficient to cover future benefits and expenses.

       The unrealized gains and losses and the related adjustments described above have no effect on our earnings. We record them, net of tax and other adjustments, to shareholders' equity. The following table summarizes the effect of these adjustments on the related balance sheet accounts as of December 31, 1997:

                                                                                    Effect of fair value
                                                                                        adjustment to
                                                                                      actively managed
                                                                     Cost              fixed maturity          Reported
                                                                     basis               securities             amount
                                                                     -----               ----------             ------
                                                                                    (Dollars in millions)

Actively managed fixed maturity securities....................    $22,289.3               $  484.4             $22,773.7
Other balance sheet items:
   Cost of policies purchased.................................      2,639.0                 (172.6)              2,466.4
   Cost of policies produced..................................        949.9                  (34.7)                915.2
   Other  ....................................................          -                     (4.4)                 (4.4)
   Income tax liabilities.....................................       (437.3)                 (95.5)               (532.8)
                                                                                           -------

       Unrealized appreciation of fixed maturity securities,
          net.................................................                             $ 177.2
                                                                                           =======

       When there are changes in conditions that cause us to transfer a fixed maturity investment to a different category (i.e., actively managed, trading or held to maturity), we transfer it at its fair value on that date. We account for the security's unrealized gain or loss (such amounts were immaterial in 1997) as follows:

          For a transfer to the trading category - we recognize the unrealized gain or loss immediately in earnings.

          For a transfer from the trading category - we do not reverse the unrealized gain or loss already recognized in earnings.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------

          For a transfer to actively managed from held to maturity - we recognize the unrealized gain or loss immediately in shareholders' equity.

          For a transfer to held to maturity from actively managed - we continue to report the unrealized gain or loss at the date of transfer in shareholders' equity, but we amortize the gain or loss over the remaining life of the security as an adjustment of yield.

       Interest-only securities represent the right to receive certain cash flows which exceed the amount of cash flows sold in our securitized receivable sales. Such cash flows generally are equal to the value of the interest to be collected on the underlying financial contracts of each securitization in excess of the sum of the interest to be paid on the securities sold, contractual servicing fees and credit losses. We carry interest-only securities at estimated fair value. We determine fair value by discounting the projected cash flows over the expected life of the receivables sold using current prepayment, default, loss and interest rate assumptions. We record any unrealized gain or loss determined to be temporary, net of tax, as a component of shareholders' equity. See note 4 for additional discussion of gain on sale of receivables and interest-only securities.

       Equity securities include investments in common stocks and non-redeemable preferred stock. We treat them like actively managed fixed maturities (as described above).

       Credit-tenant loans ("CTLs") are loans for commercial properties. When we make these loans: (i) the lease of the principal tenant must be assigned to Conseco; (ii) the lease must produce adequate cash flow to fund substantially all the requirements of the loan; and (iii) the principal tenant or the guarantor of such tenant's obligations must have an investment-grade credit rating when the loan is made. These loans also must be collateralized by the value of the related property. Our underwriting guidelines take into account such factors as: (i) the lease term of the property; (ii) the borrower's management ability, including business experience, property management capabilities and financial soundness; and (iii) such economic, demographic or other factors that may affect the income generated by the property, or its value. The underwriting guidelines generally require a loan-to-value ratio of 75 percent or less. We carry both CTLs and traditional mortgage loans at amortized cost.

       As part of our investment strategy, we may enter into reverse repurchase agreements and dollar-roll transactions to increase our investment return or to improve our liquidity. We account for these transactions as collateral borrowings, where the amount borrowed is equal to the sales price of the underlying securities.

       Policy loans are stated at their current unpaid principal balances.

       Other invested assets include: (i) trading securities; (ii) Standard & Poor's 500 Call Options ("S&P 500 Call Options"); and (iii) certain non-traditional investments. Trading securities are carried at estimated fair value as described above. The S&P 500 Call Options are also carried at estimated fair value and are further described below under "Financial Instruments." Non-traditional investments include investments in venture capital funds, limited partnerships, mineral rights and promissory notes and are accounted for using either the cost method, or for investments in partnerships over whose operations the Company exercises significant influence, the equity method.

       Short-term investments include commercial paper, invested cash and other investments purchased with maturities of less than three months. We carry them at amortized cost, which approximates their estimated fair value. We consider all short-term investments to be cash equivalents.

       We defer any fees received or costs incurred when we originate investments--principally CTLs and mortgages. We amortize fees, costs, discounts and premiums as yield adjustments over the contractual lives of the investments. We consider anticipated prepayments on mortgage-backed securities in determining estimated future yields on such securities.

       When we sell a security (other than a trading security), we report the difference between our sale proceeds and its amortized cost as an investment gain or loss.

       We regularly evaluate all of our investments based on current economic conditions, credit loss experience and other investee- specific developments. If there is a decline in a security's net realizable value that is other than temporary, we treat it as a realized

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------


loss and we reduce our cost basis of the security to its estimated fair value. See note 4 for a discussion of other than temporary declines in realizable value of interest-only securities.

       Separate Accounts

       Separate accounts are funds on which investment income and gains or losses accrue directly to certain policyholders. The assets of these accounts are legally segregated. They are not subject to the claims that may arise out of any other business of Conseco. We report separate account assets at market value; the underlying investment risks are assumed by the contract holders. We record the related liabilities at amounts equal to the underlying assets; the fair value of these liabilities equals their carrying amount.

       Finance Receivables

       Finance receivables consist of lease, commercial finance and revolving credit receivables and loans held for securitization (which include recently originated manufactured housing, home equity, home improvement, consumer and equipment loans which will be sold in the near future). We carry finance receivables held for securitization at the lower of cost or market. We carry our lease receivables (which are direct financing leases as defined in Statement of Financial Accounting Standards No. 13 "Accounting for Leases") at the present value of the future minimum lease payments and related residual values. We carry commercial finance receivables (which include dealer floor plan, asset-based financing arrangements with dealers, manufacturers and other commercial entities and commercial real estate loans) and revolving credit receivables (which include retail credit card arrangements with merchants and dealers and their customers) at amortized cost. Finance receivables are net of allowance for expected losses.

       We defer fees received or costs incurred when we originate finance receivables. We amortize fees, costs, discounts and premiums over the contractual lives of the receivables, with consideration to anticipated prepayments. Such deferred fees or costs are included in the cost of finance receivables sold when receivables are sold. See note 4 for a discussion of the sale of finance receivables.

       Servicing Rights

       We generally retain the right to service loans we originate or purchase and subsequently sell through securitizations. Fees for servicing loans are based on a stipulated percentage of the unpaid principal balance of the loans. We recognize a servicing asset when we sell our loans, equal to the present value of the expected future net servicing revenue using prepayment, default, loss and interest rate assumptions. We amortize servicing rights in proportion to total projected net servicing income. We periodically assess our servicing rights for impairment based on the fair value of such rights. If an impairment exists, it is recognized in the statement of operations during the period in which the impairment occurs as an adjustment to the corresponding valuation allowance. See note 4 for a discussion of the sale of receivables.

       Cost of Policies Purchased

       When we acquire an insurance company, we assign a portion of its cost to the right to receive future cash flows from insurance contracts existing at the date of the acquisition. This cost of policies purchased represents the actuarially determined present value of the projected future cash flows from the acquired policies. To determine this value, we use a method that is consistent with methods commonly used to value blocks of insurance business and with the basic methodology generally used to value assets. It can be summarized as follows:

       -  Identify the expected future cash flows from the blocks of business.

       - Identify the risks to realizing those cash flows (i.e., assess the probability that the cash flows will be realized).

       - Identify the rate of return that we must earn in order to accept these risks, based on consideration of the factors summarized below.

       - Determine the value of the policies purchased by discounting the expected future cash flows by the discount rate we need to earn.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       The expected future cash flows we use in determining such value are based on actuarially determined projections of future premium collections, mortality, surrenders, operating expenses, changes in insurance liabilities, investment yields on the assets held to back the policy liabilities and other factors. These projections take into account all factors known or expected at the valuation date, based on the collective judgment of Conseco's management. Our actual experience on purchased business may vary from projections due to differences in renewal premiums collected, investment spread, investment gains or losses, mortality and morbidity costs and other factors.

       The discount rate we use to determine the value of the cost of policies purchased is the rate of return we need to earn in order to invest in the business being acquired. In determining this required rate of return, we consider the following factors:

       - The magnitude of the risks associated with each of the actuarial assumptions used in determining expected future cash flows (as described above).

       -  The cost of our capital required to fund the acquisition.

       - The likelihood of changes in projected future cash flows that might occur if there are changes in insurance regulations and tax laws.

       - The acquired company's compatibility with other Conseco activities that may favorably affect future cash flows.

       -  The complexity of the acquired company.

       - Recent prices (i.e., discount rates used in determining valuations) paid by others to acquire similar blocks of business.

       After we determine the cost of policies purchased, we amortize that amount and evaluate recoverability in the same manner as cost of policies produced as described below.

       The cost of policies purchased related to acquisitions completed prior to November 19, 1992 (representing 8 percent of the balance of cost of policies purchased at December 31, 1997) is amortized under a slightly different method than that described above. However, the effect of the different method on 1997 net income was insignificant.

       Cost of Policies Produced

       The costs that vary with and are primarily related to producing new business are referred to as cost of policies produced. They consist primarily of commissions, first-year bonus interest and certain costs of policy issuance and underwriting, net of fees charged to the policy in excess of ultimate fees charged. To the extent that they are recoverable from future profits, we defer these costs and amortize them, using the interest rate credited to the underlying policies, as follows:

       - For universal life-type contracts and investment-type contracts, in relation to the present value of expected gross profits from the contracts.

       - For immediate annuities with mortality risks, in relation to the present value of benefits to be paid.

       - For traditional life and accident and health products, in relation to future anticipated premium revenue, using the same assumptions that are used in calculating the insurance liabilities.

       Each year, we evaluate the recoverability of the unamortized balance of the cost of policies produced. For universal life-type contracts and investment-type contracts, we increase or decrease the accumulated amortization whenever there is a material change in the estimated gross profits expected over the life of a block of business. We do this in order to maintain a constant relationship between the cumulative amortization and the present value (discounted at the rate of interest that accrues to the policies) of expected gross profits. For most other contracts, we reduce the unamortized asset balance (by a charge to income) only when the present value of future cash flows, net of the policy liabilities, is insufficient to recover the asset balance.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       Goodwill

       Goodwill is the excess of the amount we paid to acquire a company over the fair value of its net assets. We amortize goodwill on the straight-line basis generally over a 40-year period. We continually monitor the value of our goodwill based on our estimates of future earnings. We determine whether goodwill is fully recoverable from projected undiscounted net cash flows from earnings of the subsidiaries over the remaining amortization period. If we were to determine that changes in such projected cash flows no longer supported the recoverability of goodwill over the remaining amortization period, we would reduce its carrying value with a corresponding charge to expense or shorten the amortization period (no such changes have occurred). Cash flows considered in such an analysis are those of the business acquired, if separately identifiable, or the business segment that acquired the business if such earnings are not separately identifiable.

       Property and Equipment

       We carry property and equipment at depreciated cost. We depreciate property and equipment on a straight-line basis over the estimated useful lives of the assets, which average approximately 11 years. Our depreciation expense was $46.1 million in 1997, $29.8 million in 1996 and $20.3 million in 1995.

       Insurance Liabilities, Recognition of Insurance Policy Income and Related
         Benefits and Expenses

       Our reserves for universal life-type and investment-type contracts are based either on the contract account balance (if future benefit payments in excess of the account balance are not guaranteed) or on the present value of future benefit payments (if such payments are guaranteed). We make additions to insurance liabilities if we determine that future cash flows (including investment income) are insufficient to cover future benefits and expenses.

       For investment contracts without mortality risk (such as deferred annuities and immediate annuities with benefits paid for a period certain) and for contracts that permit either Conseco or the insured to make changes in the contract terms (such as single- premium whole life and universal life), we are required to record premium deposits and benefit payments as increases or decreases in a liability account, rather than as revenue and expense. We record as revenue any amounts charged against the liability account for the cost of insurance, policy administration and surrender penalties. We record as expense any interest credited to the liability account and any benefit payments that exceed the contract liability account balance.

       We calculate our reserves for traditional and limited-payment life contracts generally using the net-level-premium method, based on assumptions as to investment yields, mortality, withdrawals and dividends. We make these assumptions at the time we issue the contract or, in the case of contracts acquired by purchase, at the purchase date. We base these assumptions on projections from past experience, modified as necessary to reflect anticipated trends and making allowance for possible unfavorable deviation.

       For traditional life insurance contracts, we recognize premiums as income when due or, for short-duration contracts, over the period to which the premiums relate. We recognize benefits and expenses as a level percentage of earned premiums. We accomplish this by providing for future policy benefits and by amortizing deferred policy acquisition costs.

       For contracts with mortality risk, but with premiums paid for only a limited period (such as single-premium immediate annuities with benefits paid for the life of the annuitant), we use an accounting treatment similar to that used for traditional contracts. An exception is that we defer the excess of the gross premium over the net premium and recognize it in relation to the present value of expected future benefit payments (when accounting for annuity contracts) or in relation to insurance in force (when accounting for life insurance contracts).

       We establish reserves for the estimated present value of the remaining net cost of all reported and unreported claims. We base our estimates on past experience and on published tables for disabled lives. We believe that the reserves we have established are adequate. Final claim payments, however, may differ from the established reserves, particularly when those payments may not occur for several years. Any adjustments we make to reserves are reflected in the results for the year during which the adjustments are made.

       The liability for future policy benefits for accident and health policies consists of active life reserves and the estimated present value of the remaining ultimate net cost of incurred claims. Active life reserves include unearned premiums and additional reserves. The additional reserves are computed on the net level premium method using assumptions for future investment yield, mortality and

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



morbidity  experience.   Our  assumptions  are  based  on  projections  of  past
experience and include provisions for possible adverse deviation.

       For participating policies, we determine annually the amount of dividends to be paid. We include as an insurance liability the portion of the earnings allocated to participating policyholders.

       Reinsurance

       In the normal course of business, Conseco seeks to limit its exposure to loss on any single insured and to recover a portion of the benefits paid over such limits. We do this by ceding reinsurance to other insurance enterprises or reinsurers under excess coverage and coinsurance contracts. We limit how much risk per policy we will retain. We currently retain no more than $.8 million of risk on any one policy.

       We report assets and liabilities related to insurance contracts before the effects of reinsurance. We report reinsurance receivables and prepaid reinsurance premiums (including amounts related to insurance liabilities) as assets. We recognize estimated reinsurance receivables in a manner consistent with the liabilities related to the underlying reinsured contracts.

       Income Taxes

       Our income tax expense includes deferred income taxes arising from temporary differences between the tax and financial reporting bases of assets and liabilities. This liability method of accounting for income taxes also requires us to reflect in income the effect of a tax-rate change on accumulated deferred income taxes in the period in which the change is enacted.

       In assessing the realization of deferred income tax assets, we consider whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets depends upon generating future taxable income during the periods in which temporary differences become deductible. If future income is not generated as expected, deferred income tax assets may need to be written off.

       Minority Interest

       Our consolidated financial statements for 1995 and 1996 include all of the assets, liabilities, revenues and expenses of BLH and ALH, even though we did not own all of the common stock of these subsidiaries until December 1996. We make a charge against consolidated income for: (i) the share of earnings allocable to minority interests; (ii) dividends on preferred stock of subsidiaries; and (iii) distributions on the Company-obligated mandatorily redeemable preferred securities of subsidiary trusts. We show the shareholders' equity of such entities allocable to the minority interests separately on our consolidated balance sheet.

       We report Company-obligated mandatorily redeemable preferred securities of subsidiary trusts at their book value under minority interest. We charge the distributions on these securities against consolidated income.

       Earnings Per Share

       As of December 31, 1997, we adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share"("SFAS 128"). SFAS 128 provides new accounting and reporting standards for earnings per share. It replaces primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share represents the potential dilution that could occur if all convertible securities, warrants and stock options were exercised and converted into common stock if their effect is dilutive. The diluted earnings per share calculation assumes that the proceeds received upon the conversion of all dilutive options and warrants are used to repurchase the Company's common shares at the average market price of such shares during the period. Prior period earnings per share amounts have been restated. We have also restated all share and per-share amounts for the two-for-one stock splits distributed February 11, 1997 and April 1, 1996.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       Comprehensive Income

       As of December 31, 1997, we adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in shareholders' equity (except those arising from transactions with shareholders) and includes net income, net unrealized gains (losses) on securities and minimum pension liability adjustments. The new standard requires only additional disclosures in the consolidated financial statements; it does not affect our financial position or results of operations.

       Comprehensive income excludes net investment gains (losses) included in net income of: (i) $42.1 million (after income taxes of $22.6 million) in 1997;
(ii) $(2.0)  million  (after  income tax benefit of $1.0  million) in 1996;  and
(iii) $48.1 million (net of income taxes of $25.9 million) in 1995.

       Use of Estimates

       Our financial statements have been prepared in accordance with GAAP. As such, they include amounts based on our informed estimates and judgment, with consideration given to materiality. We use many estimates and assumptions calculating amortized value and recoverability of securities, cost of policies produced, cost of policies purchased, interest-only securities, servicing rights, goodwill, insurance liabilities, guaranty fund assessment accruals, liabilities for litigation, and deferred income taxes. Actual results could differ from reported results using those estimates.

       Financial Instruments

       In 1996, we introduced equity-indexed annuity products, which provide a guaranteed base rate of return with a higher potential return linked to the performance of a broad-based equity index. We buy S&P 500 Call Options in an effort to hedge potential increases to policyholder benefits resulting from increases in the S&P 500 Index to which the product's return is linked. We include the cost of the S&P 500 Call Options in the pricing of the equity-indexed annuity products. We reflect changes in the values of the S&P 500 Call Options, which fluctuate in relation to changes in policyholder account balances for these annuities, in net investment income. Premiums paid to purchase these instruments are deferred and amortized over their term.

       During the year ended December 31, 1997, net investment income increased by $39.4 million as a result of changes in the value of the S&P 500 Call Options. Such investment income was substantially offset by amounts added to policyholder account balances for annuities and financial products. The value of the S&P 500 Call Options was $41.4 million at December 31, 1997. We classify such instruments as other invested assets.

       If the counterparties of the aforementioned financial instruments do not meet their obligations, Conseco may have to recognize a loss. Conseco limits its exposure to such a loss by diversifying among several counterparties believed to be strong and creditworthy. At December 31, 1997, all of the counterparties were rated "A"or higher by Standard & Poor's Corporation.

       In conjunction with its investment in a consumer financing company, Conseco has guaranteed up to $10.0 million of the financing company's indebtedness to its primary lender through 1998. In conjunction with certain finance receivable sales, Conseco has provided guarantees of $1.7 billion and $1.5 billion as of December 31, 1997 and 1996, respectively. Conseco believes the likelihood of a significant loss from the guarantee is remote.

       Revenue Recognition for Sales of Finance Receivables

       Effective January 1, 1997, we account for the sale of finance receivables in accordance with the new standard, Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities "("SFAS 125"). In applying SFAS 125 to our securitized finance receivables sales, we are required to recognize a gain, representing the difference between the proceeds from the sale (net of related sale costs) and the carrying value of the component of the finance receivable sold. Such carrying amount is determined by allocating the carrying value of the finance receivables between the portion we sell and the interests in the finance receivables we retain (generally interest-only securities and servicing rights), based on each portion's relative fair value on the date of the sale. See note 4 for additional discussion of finance receivable sales.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       Fair Values of Financial Instruments

       We use the following methods and assumptions to determine the estimated fair values of financial instruments:

       Investment securities. For fixed maturity securities (including redeemable preferred stocks) and for equity and trading securities, we use quotes from independent pricing services, where available. For investment securities for which such quotes are not available, we use values obtained from broker-dealer market makers or by discounting expected future cash flows using a current market rate appropriate for the yield, credit quality, and for fixed maturity securities, the maturity of the investment being priced.

       Interest-only securities. We determine estimated fair value by discounting future expected cash flows over the expected life of the receivables sold using current prepayment, default, loss and interest rate assumptions.

       Short-term investments.  We use quoted market prices. The carrying amount
       reported  on  our  consolidated   balance  sheet  for  these  instruments
       approximates their estimated fair value.

       Mortgage loans, credit-tenant loans and policy loans. We discount future expected cash flows based on interest rates currently being offered for similar loans to borrowers with similar credit ratings. We aggregate loans with similar characteristics in our calculations.

       Other invested assets. We use quoted market prices, where available. For other invested assets, which are not material, we have assumed a market value equal to carrying value.

       Other assets. The portion of other assets in 1996 representing the value attributable to the U.S. Treasury securities held in escrow for the future redemption of mandatorily redeemable preferred stock of a subsidiary of ALH are based on quoted market prices. In 1997, the redeemable preferred stock was redeemed and the securities held in escrow were released.

       Finance receivables. We estimate the fair value of these loans to be approximately equal to their carrying value, including adjustments for deferred fees and costs.

       Servicing rights. We determine estimated fair value by discounting future expected net servicing revenue using prepayment, default, loss and interest rate assumptions.

       Insurance liabilities for investment contracts. We use discounted cash flow calculations based on interest rates currently being offered for similar contracts having maturities consistent with the contracts being valued.

       Investment borrowings and notes payable. We use either: (i) discounted cash flow analyses based on our current incremental borrowing rates for similar types of borrowing arrangements; or (ii) current market values for publicly traded debt.

       Other liabilities. The portion of other liabilities representing the value attributable to the conversion features of subordinated convertible debentures acquired in conjunction with the ATC Merger and the PFS Merger are valued at estimated fair value.

       Company-obligated   mandatorily   redeemable   preferred   securities  of
       subsidiary trusts. We use quoted market prices.

       Mandatorily redeemable preferred stock of a subsidiary of ALH (a component of minority interest). The estimated fair value of redeemable preferred stock which is publicly-traded is based on quoted market prices. The estimated fair value of the privately placed redeemable preferred stock is determined by discounting expected future cash flows using assumed incremental dividend rates for similar duration securities. These securities were redeemed in 1997.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       Here are the estimated fair values of our financial instruments:

                                                                              1997                        1996
                                                                   -----------------------       ----------------------
                                                                   Carrying          Fair        Carrying         Fair
                                                                    Amount           Value        Amount          Value
                                                                    ------           -----        ------          -----
                                                                                     (Dollars in millions)
Financial assets held for purposes other than trading:
     Actively managed fixed maturities........................   $22,773.7        $22,773.7     $17,307.1       $17,307.1
     Interest-only securities.................................     1,363.2          1,363.2       1,014.3         1,006.5
     Equity securities .......................................       228.9            228.9          99.7            99.7
     Mortgage loans...........................................       516.2            551.0         356.0           356.1
     Credit-tenant loans......................................       558.6            587.2         447.1           446.3
     Policy loans.............................................       692.4            692.4         542.4           542.4
     Other invested assets....................................       530.7            530.7         262.3           262.3
     Short-term investments...................................     1,179.1          1,179.1         377.4           377.4
     Finance receivables......................................     1,971.0          1,971.0       1,220.0         1,220.0
     Servicing rights.........................................        96.3             96.3           -               -
     Other assets.............................................         -                -            45.6            49.1

Financial liabilities held for purposes other than trading:
     Insurance liabilities for investment contracts (1).......    12,724.0         12,724.0      11,491.6        11,491.6
     Investment borrowings....................................     1,389.5          1,389.5         383.4           383.4
     Other liabilities........................................        72.6             95.1         145.5           145.5
     Notes payable and commercial paper:
       Corporate..............................................     2,354.9          2,398.8       1,094.9         1,140.8
       Consumer and commercial finance........................     1,866.3          1,876.0         762.5           803.8
     Company-obligated mandatorily redeemable
       preferred securities of subsidiary trusts..............     1,383.9          1,491.6         600.0           604.3
     Mandatorily redeemable preferred stock of a subsidiary
        (a component of minority interest)....................         -                -            97.0            97.0

    1) The estimated fair value of the liabilities for investment contracts was approximately equal to its carrying value at December 31, 1997 and 1996. This was because interest rates credited on the vast majority of account balances approximate current rates paid on similar investments and because these rates are not generally guaranteed beyond one year. We are not required to disclose fair values for insurance liabilities, other than those for investment contracts. However, we take into consideration the estimated fair values of all insurance liabilities in our overall management of interest rate risk. We attempt to minimize exposure to changing interest rates by matching investment maturities with amounts due under insurance contracts.


       Recently Issued Accounting Standards

       Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") establishes new standards for reporting about operating segments and products and services, geographic areas and major customers. Under SFAS 131, segments are to be defined consistent with the basis management uses internally to assess performance and allocate resources. Implementing SFAS 131 will have no impact on the consolidated amounts we report, and we do not expect any significant changes to our segment disclosures. SFAS 131 is effective for our December 31, 1998 financial statements.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------

       Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132") was issued in February 1998 and revises current disclosure requirements for employers' pensions and other retiree benefits. SFAS 132 will have no effect on our financial position or results of operations. SFAS 132 is effective for our December 31, 1998 financial statements.

       Statement of Position 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" ("SOP 97-3") was issued by the American Institute of Certified Public Accountants in December 1997 and provides guidance for determining when an insurance company or other enterprise should recognize a liability for guaranty-fund assessments and guidance for measuring the liability. The statement is effective for 1999 financial statements with early adoption permitted. The adoption of this statement is not expected to have a material effect on our financial position or results of operations.

       2.  ACQUISITIONS/DISPOSITIONS:

       Green Tree

       On June 30, 1998, we completed the Green Tree Merger. Each outstanding share of Green Tree common stock was exchanged for .9165 of a share of Conseco common stock. We issued 128.7 million shares of Conseco common stock (including
5.0 million common equivalent shares issued in exchange for Green Tree's outstanding options). The Green Tree Merger constituted a tax-free exchange and is accounted for under the pooling of interests method. All prior period consolidated financial statements presented have been restated to include Green Tree as though it had always been a subsidiary of Conseco. As a result of the Green Tree Merger, a restructuring charge of $148 was recorded in the second quarter of 1998. The restructuring charge includes investment banking, accounting, legal and regulatory fees, severance costs and other costs associated with the Green Tree Merger.

       The results of operations for Conseco and Green Tree, separately and combined, were as follows:

                                                                           1997         1996           1995
                                                                           ----         ----           ----
                                                                                    (Dollars in millions)
Revenues:
   Conseco...............................................................  $5,568.4     $3,067.3     $2,855.3
   Green Tree............................................................   1,091.5        724.1        711.3
   Less elimination of intercompany revenues.............................      (3.5)        (1.6)        (5.4)
                                                                           --------     --------     --------

     Combined............................................................  $6,656.4     $3,789.8     $3,561.2
                                                                           ========     ========     ========

Net income:
   Conseco...............................................................    $567.3       $252.4       $220.4
   Green Tree............................................................     301.4        200.8        254.0
   Less elimination of intercompany net income...........................      (2.3)        (1.0)        (3.5)
                                                                             ------       ------       ------

     Combined............................................................    $866.4       $452.2       $470.9
                                                                             ======       ======       ======

       Washington National Corporation

       On December 5, 1997, we completed the WNIC Merger. In the merger, each share of WNIC common stock was converted into the right to receive $33.25 in cash. We paid $400.6 million in cash, of which $73.7 million was funded through a dividend to Conseco from WNIC. The remaining purchase price was funded with amounts borrowed under our bank credit facilities.

       We accounted for the WNIC Merger under the purchase method of accounting effective December 1, 1997. Under this method, we allocated the cost to acquire WNIC to the assets and liabilities acquired based on fair values as of the date of the WNIC Merger, and reported the excess of the total purchase cost over the fair value of the assets acquired less the fair value of the liabilities assumed as goodwill.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       Colonial Penn

       On September 30, 1997, we completed the Colonial Penn Purchase from Leucadia National Corporation ("Leucadia") for $460.0 million in cash and notes payable. The Colonial Penn Purchase was funded with: (i) $60.0 million in cash which was borrowed under our bank credit facility; and (ii) notes payable to Leucadia (the "Leucadia Notes") totaling $400.0 million.

       The Colonial Penn Purchase was accounted for under the purchase method of accounting effective September 30, 1997. Under this method, we allocated the cost to acquire Colonial Penn to the assets and liabilities acquired based on fair values as of the date of the Colonial Penn Purchase, and reported the excess of the total purchase cost over the fair value of the assets acquired less the fair value of the liabilities assumed as goodwill.

       Pioneer Financial Services, Inc.

       On May 30, 1997, we completed the PFS Merger. Each outstanding share of PFS common stock was exchanged for .7077 of a share of Conseco common stock. We issued 9.0 million shares of common stock (including .6 million common equivalent shares issued in exchange for PFS's outstanding options) with a value of $354.1 million. We also assumed PFS's convertible subordinated notes, which are convertible into 3.1 million shares of Conseco common stock, with a value of $130.6 million (of which $86.3 million, representing the principal amount outstanding, was classified as notes payable and $44.3 million, representing the additional value attributable to the conversion feature, was classified as other liabilities). In addition, we assumed a $21.3 million note payable of PFS, which we repaid on the merger date.

       The PFS Merger was accounted for under the purchase method of accounting effective April 1, 1997. Under this method, we allocated the cost to acquire PFS to the assets and liabilities acquired based on fair values as of the date of the PFS Merger, and reported the excess of the total purchase cost over the fair value of the assets acquired less the fair value of the liabilities assumed as goodwill. The PFS Merger did not qualify to be accounted for under the pooling of interests method in accordance with APB No. 16 because an affiliate of PFS sold a portion of his holdings of PFS common stock after the PFS Merger was announced.

       Capitol American Financial Corporation

       On March 4, 1997, we completed the CAF Merger. Each outstanding share of CAF common stock was exchanged for $30.75 in cash plus 0.1647 of a share of Conseco common stock. We paid $552.8 million (including acquisition expenses of $14.2 million) in cash and issued 3.0 million shares of common stock (including
 .1 million common equivalent shares issued in exchange for CAF's outstanding options) with a value of $117.4 million. In addition, we assumed a $31.0 million note payable of CAF, which we repaid on the merger date.

       The CAF Merger was accounted for under the purchase method of accounting effective January 1, 1997. Under this method, we allocated the cost to acquire CAF to the assets and liabilities acquired based on fair values as of the date of the CAF Merger, and reported the excess of the total purchase cost over the fair value of the assets acquired less the fair value of the liabilities assumed as goodwill.

       Transport Holdings Inc.

       On December 23, 1996, we completed the THI Merger. Each outstanding share of THI common stock was exchanged for 2.8 shares of Conseco common stock. We issued 4.9 million shares of common stock (including .4 million common equivalent shares issued in exchange for THI's outstanding options and warrants) with a value of $121.7 million. In addition, pursuant to an exchange offer, all of THI's convertible notes were exchanged for 4.2 million shares of Conseco common stock with a value of $106.2 million plus a cash premium of $11.9 million.

       The THI Merger was accounted for under the purchase method of accounting effective December 31, 1996. Under this method, we allocated the cost to acquire THI to the assets and liabilities acquired based on fair values as of the date of the THI Merger. There was no goodwill acquired with the THI Merger. The THI Merger did not qualify to be accounted for under the pooling of interests method in accordance with APB No. 16 because THI was a subsidiary of another corporation within two years of the transaction.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------

       American Travellers Corporation

       On December 17, 1996, we completed the ATC Merger. Each outstanding share of ATC common stock was exchanged for 1.1672 shares of Conseco common stock. We issued 21.0 million shares of common stock (including .9 million common equivalent shares issued in exchange for ATC's outstanding options) with a value of $630.9 million. We also assumed ATC's convertible subordinated debentures, which are convertible into 7.9 million shares of Conseco common stock with a value of $248.3 million (of which $102.8 million, representing the principal amount outstanding, was classified as notes payable and $145.5 million, representing the additional value attributable to the conversion feature, was classified as other liabilities).

       The ATC Merger was accounted for under the purchase method of accounting effective December 31, 1996. Under this method, we allocated the cost to acquire ATC to the assets and liabilities acquired based on fair values as of the date of the ATC Merger, and reported the excess of the total purchase cost over the fair value of the assets acquired less the fair value of the liabilities assumed as goodwill. The ATC Merger did not qualify to be accounted for under the pooling of interests method in accordance with APB No. 16 because an affiliate of ATC sold a portion of the Conseco common stock received in the ATC Merger shortly after the consummation of the ATC Merger.

       FINOVA Acquisition I, Inc.

       On December 1, 1996, we completed the purchase of the net assets of FINOVA, consisting primarily of leases and loans to manufacturers and dealers and their customers. We paid $620.6 million in cash for such assets.

       We accounted for the FINOVA Purchase under the purchase method of accounting effective December 1, 1996. Under this method, we allocated the cost to acquire the net assets based on fair values as of the date of the FINOVA Purchase and reported the excess of the total purchase cost over the fair value of the net assets acquired as goodwill.

       Life Partners Group, Inc.

       Effective July 1, 1996, we completed the LPG Merger. Each of the issued and outstanding shares of LPG common stock was converted into 1.1666 shares of Conseco common stock. We issued 32.6 million shares of common stock (including
 .4 million common equivalent shares issued in exchange for LPG's outstanding options) with a value of $586.8 million. In connection with the LPG Merger, we also assumed notes payable of $253.1 million.

       The LPG Merger was accounted for under the purchase method of accounting. Under this method, we allocated the cost to acquire LPG to the assets and liabilities acquired based on their fair values as of July 1, 1996, and recorded the excess of the total purchase cost over the fair value of the liabilities we assumed as goodwill. The LPG Merger did not qualify to be accounted for under the pooling of interest method in accordance with Accounting Principles Board Opinion No. 16, Business Combinations ("APB No. 16"), because of Conseco's significant common stock repurchases.

       American Life Holdings, Inc.

       At January 1, 1995, we owned 27 percent of ALH through our direct investment and through our investment in Partnership II. On November 30, 1995, ALH issued 2,142,857 shares of its common stock for $30.0 million (including $13.2 million paid by Conseco and its subsidiaries) in a private placement transaction. Eighty percent of the shares were purchased by Partnership II and the remainder were purchased by the other holders of ALH common stock. The proceeds from the sale were used to reduce the amount of ALH's outstanding debt. In accordance with the Partnership II agreement, Conseco earned fees of $.2 million (net of taxes of $.1 million) for services in connection with such transaction. On September 30, 1996, we repurchased all of the common shares of ALH we did not already own for $166.0 million in cash in the ALH Stock Purchase.

     The Partnership II agreement provided that an additional ownership interest in ALH would be allocated to Conseco if returns to the limited partners were in excess of prescribed targets. Upon termination of Partnership II, such targets were exceeded and the additional ownership interest allocated to Conseco was recognized as follows: (i) $10.2 million, which represents Conseco's increased ownership interest in the previously reported net income of Partnership II, was recorded as a reduction of amounts that would otherwise be charged to the minority interest; and (ii) $16.6 million was recorded as net investment gains. Such income of Conseco was offset by $16.2 million of expenses incurred in connection with the realization of the investment gains.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------

     Bankers Life Holding Corporation

     At January 1, 1995, we owned 58 percent of the common stock of BLH, which was acquired in various transactions beginning in 1992. During 1995, we acquired
12.8 million shares of BLH common stock for $262.4 million in open market and negotiated transactions, increasing our ownership of BLH to 85 percent. Income tax expense was reduced by $66.5 million in the second quarter of 1995 as a result of the release of deferred income taxes previously accrued on income related to BLH. Such deferred tax was no longer required since we were permitted to file a consolidated tax return with BLH. In addition, BLH repurchased 2.2 million shares of its common stock during 1995 at a cost of $42.1 million, increasing our ownership interest in BLH to 88 percent as of December 31, 1995. During the first three months of 1996, BLH repurchased 1.3 million shares of its common stock at a cost of $27.7 million. As a result of such repurchases, Conseco's ownership interest in BLH increased to 90.5 percent.

     On December 31, 1996, we completed the BLH Merger. Each outstanding share of BLH common stock not already owned by Conseco was exchanged for 0.7966 of a share of Conseco common stock. We issued 3.9 million shares of common stock (including .1 million common equivalent shares in exchange for BLH's outstanding options) with a value of $123.0 million.

     CCP Insurance, Inc.

     At January 1, 1995, we owned 45 percent of the common stock of CCP, which was acquired through several separate transactions beginning in 1990. In early 1995, CCP repurchased an additional 2.2 million shares under this program increasing our ownership interest to 49 percent.

     In August 1995, we completed the purchase of all of the shares of common stock of CCP that we did not previously own. A total of 11.8 million shares were purchased for $281.8 million (including transaction costs and the cost to settle outstanding stock options of CCP) in a transaction pursuant to which CCP was merged with Conseco, with Conseco being the surviving corporation. Income tax expense was reduced by $8.4 million in the third quarter of 1995 as a result of the release of deferred income taxes previously accrued on income related to CCP. Such deferred tax is no longer required because the CCP Merger was completed without incurring additional tax. We funded the CCP Merger with available cash and borrowings from our credit facility.

     Effect of Merger Transactions on Consolidated Financial Statements

     We used purchase accounting to account for all our acquisitions during 1997, 1996 and 1995 and the pooling of interest method to account for the Green Tree Merger. We allocated the total purchase cost of acquisitions completed in 1997 to the assets and liabilities acquired, based on a preliminary determination of their fair values. We may adjust this allocation when we make a final determination of such values (within one year of the acquisition date). We don't expect any adjustment to be material, however.

     The following unaudited pro forma results of operations of the Company are presented as if the following had occurred as of January 1, 1995: (i) the LPG Merger; (ii) the call for redemption of Conseco's Series D Convertible Preferred Stock (the "Series D Call") completed on September 26, 1996; (iii) the ALH Stock Purchase; (iv) the issuance of $600.0 million of Company-obligated mandatorily redeemable preferred securities of subsidiary trusts (see note 8); (v) the ATC Merger; (vi) the THI Merger; (vii) the BLH Merger; (viii) the CCP Merger; (ix) the increase of Conseco's ownership in BLH to 90.4 percent, as a result of purchases of BLH common shares in 1995 and 1996; (x) the issuance of 4.37 million shares of Preferred Redeemable Increased Dividend Equity Securities, 7% PRIDES Convertible Preferred Stock ("PRIDES") in January 1996; (xi) the BLH tender offer for and repurchase of its 13 percent senior subordinated notes due 2002 and related financing transactions completed in March 1996; and (xii) the debt

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------


restructuring of ALH in the fourth quarter of 1995. The pro forma data are not necessarily indicative of the results of Conseco's operations had these transactions occurred on January 1, 1995, nor the results of future operations. We have not presented pro forma data for the 1997 acquisitions because, in accordance with the disclosure requirements of the Securities and Exchange Commission, such acquisitions are not significant individually or in the aggregate.

                                                                                                   1996           1995(1)
                                                                                                   ----           ----
                                                                                                     (Dollars in millions,
                                                                                                     except per share data)
Revenues......................................................................................   $4,690.3        $4,737.5
Income before extraordinary charge............................................................      552.5           564.6

Income before extraordinary charge per common share:
     Basic....................................................................................      $1.88           $1.88
     Diluted..................................................................................       1.69            1.76

(1) We have excluded $74.9 million from pro forma income before extraordinary charge and $.23 from income before extraordinary charge per diluted common share. These amounts related to the release of deferred income taxes that are no longer required to be accrued as a result of the CCP Merger and the purchase of additional BLH common shares in 1995.

       3.   INVESTMENTS:

       At December 31, 1997, the amortized cost and estimated fair value of actively managed fixed maturities were as follows:

                                                                                        Gross         Gross      Estimated
                                                                         Amortized   unrealized    unrealized      fair
                                                                           cost         gains        losses        value
                                                                           ----         -----        ------        -----
                                                                                         (Dollars in millions)
United States Treasury securities and obligations of
    United States government corporations and agencies.............     $   541.4     $  20.9       $   .1     $   562.2
Obligations of states and political subdivisions...................         277.1         8.3           .8         284.6
Debt securities issued by foreign governments......................         204.3         4.4          9.6         199.1
Public utility securities..........................................       2,267.5        69.0         26.0       2,310.5
Other corporate securities.........................................      12,300.5       352.9         86.5      12,566.9
Mortgage-backed securities ........................................       6,698.5       156.0          4.1       6,850.4
                                                                        ---------     -------       ------     ---------

       Total actively managed fixed maturities.....................     $22,289.3      $611.5       $127.1     $22,773.7
                                                                        =========      ======       ======     =========

       At December 31, 1996, the amortized cost and estimated fair value of actively managed fixed maturities were as follows:

                                                                                        Gross         Gross      Estimated
                                                                         Amortized   unrealized    unrealized      fair
                                                                           cost         gains        losses        value
                                                                           -----        -----        ------        -----
                                                                                         (Dollars in millions)
United States Treasury securities and obligations of
    United States government corporations and agencies.............     $   509.9      $  5.1       $  1.2     $   513.8
Obligations of states and political subdivisions...................         103.5         2.8           .2         106.1
Debt securities issued by foreign governments......................         144.4         1.4          2.2         143.6
Public utility securities..........................................       2,148.8        42.8         35.4       2,156.2
Other corporate securities.........................................       8,808.3       145.1         81.2       8,872.2
Mortgage-backed securities ........................................       5,488.4        64.5         37.7       5,515.2
                                                                        ---------      ------       ------     ---------

       Total actively managed fixed maturities.....................     $17,203.3      $261.7       $157.9     $17,307.1
                                                                        =========      ======       ======     =========

                                       63

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       At December 31, 1997, the amortized cost and estimated fair value of actively managed fixed maturities based upon the pricing source used to determine estimated fair value were as follows:

                                                                                                                 Estimated
                                                                                                      Amortized    fair
                                                                                                        cost       value
                                                                                                        ----       -----
                                                                                                      (Dollars in millions)

Nationally recognized pricing services............................................................  $18,272.9    $18,703.7
Broker-dealer market makers.......................................................................    1,808.9      1,831.8
Internally developed methods (calculated based  on a weighted-average
   current market yield of 7.0 percent)...........................................................    2,207.5      2,238.2
                                                                                                    ----------   ----------

       Total actively managed fixed maturities....................................................  $22,289.3    $22,773.7
                                                                                                    =========    =========

       The following table sets forth fixed maturity investments at December 31, 1997, classified by rating categories. The category assigned is the highest rating by a nationally recognized statistical rating organization or, as to $651.2 million fair value of fixed maturities not rated by such firms, the rating assigned by the National Association of Insurance Commissioners ("NAIC"). For purposes of the table, NAIC Class 1 is included in the "A" rating; Class 2, "BBB-"; Class 3, "BB-"; and Classes 4-6, "B+ and below."

                                                                  Percent of                  Percent of
                       Investment rating                       fixed maturities            total investments
                       -----------------                       ----------------            -----------------

                          AAA..................................     35%                          29%
                          AA...................................      8                            7
                          A....................................     24                           20
                          BBB+.................................      8                            7
                          BBB..................................     11                            9
                          BBB- ................................      7                            6
                                                                   ---                          ---

                              Investment grade.................     93                           78
                                                                   ---                          ---

                          BB+..................................      2                            2
                          BB...................................      1                            1
                          BB-..................................      1                            1
                          B+ and below.........................      3                            2
                                                                   ---                          ---

                              Below-investment grade...........      7                            6
                                                                   ---                          ---

                                 Total fixed maturities........    100%                          84%
                                                                   ===                           ==

       The following table sets forth below-investment-grade fixed maturity investments as of December 31, 1997, summarized by the amount their amortized cost exceeds fair value:

                                                                                                                 Estimated
                                                                                                 Amortized         fair
                                                                                                   cost            value
                                                                                                   ----            -----
                                                                                                     (Dollars in millions)

Amortized cost exceeds fair value by 30% or more................................................. $    9.5      $    4.7
Amortized cost exceeds fair value by 15%, but less than 30%......................................    141.3         110.0
Amortized cost exceeds fair value by 5%, but less than 15%.......................................    158.7         142.3
All others.......................................................................................  1,215.6       1,239.2
                                                                                                  --------      --------

          Total below-investment-grade fixed maturity investments................................ $1,525.1      $1,496.2
                                                                                                  ========      ========

                                       64

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------

       The following table sets forth the amortized cost and estimated fair value of actively managed fixed maturities at December 31, 1997, by contractual maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties and because most mortgage-backed securities provide for periodic payments throughout their lives.

                                                                                                                 Estimated
                                                                                                 Amortized         fair
                                                                                                   cost            value
                                                                                                   ----            -----
                                                                                                    (Dollars in millions)
Due in one year or less......................................................................... $   238.9     $   239.8
Due after one year through five years...........................................................   2,243.1       2,264.7
Due after five years through ten years..........................................................   5,481.4       5,539.5
Due after ten years.............................................................................   7,627.4       7,879.3
                                                                                                 ---------     ---------

     Subtotal...................................................................................  15,590.8      15,923.3
Mortgage-backed securities......................................................................   6,698.5       6,850.4
                                                                                                 ---------     ---------

        Total actively managed fixed maturities ................................................ $22,289.3     $22,773.7
                                                                                                 =========     =========

        Equity securities consisted of the following:

                                                                            December 31, 1997           December 31, 1996
                                                                            -----------------           -----------------
                                                                                         Estimated               Estimated
                                                                                           fair                    fair
                                                                            Cost           value        Cost       value
                                                                            ----           -----        ----       -----
                                                                                         (Dollars in millions)
Preferred stock, non-redeemable..........................................   $149.3        $152.5        $64.7      $66.3
Common stock.............................................................     78.3          76.4         32.9       33.4
                                                                            ------        ------        -----      -----

       Total equity securities...........................................   $227.6        $228.9        $97.6      $99.7
                                                                            ======        ======        =====      =====

       Net investment income consisted of the following:

                                                                                          1997         1996         1995
                                                                                          ----         ----         ----
                                                                                               (Dollars in millions)
Assets held by insurance subsidiaries:
    Fixed maturities.................................................................  $1,467.5      $1,109.5    $  988.6
    Equity securities................................................................      23.6           6.5         2.8
    Mortgage loans...................................................................      39.5          42.6        43.3
    Credit-tenant loans..............................................................      44.5          28.8        19.7
    Policy loans.....................................................................      38.6          25.9        19.4
    Equity-indexed products..........................................................      39.4           -           -
    Other invested assets............................................................      74.8          27.8        17.5
    Short-term investments...........................................................      39.6          15.6        26.4
    Separate accounts................................................................      70.3          48.4        28.8
                                                                                       ---------     --------    --------

       Gross investment income.......................................................   1,837.8       1,305.1     1,146.5
Investment expenses..................................................................      12.5          2.6          3.9
                                                                                       ---------     --------    --------

       Net investment income on assets held by insurance subsidiaries................   1,825.3       1,302.5     1,142.6

Finance receivables..................................................................     214.5         138.1       124.7
Interest-only securities.............................................................     130.3          77.2        51.3
                                                                                       --------      --------    --------

          Net investment income......................................................  $2,170.1      $1,517.8    $1,318.6
                                                                                       ========      ========    ========

                                       65

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------


       The carrying value of fixed maturity investments and mortgage loans not accruing investment income totaled $3.1 million, $2.1 million and $1.5 million at December 31, 1997, 1996 and 1995, respectively.

       The proceeds from sales of fixed maturity investments were $18.1 billion in 1997, $8.2 billion in 1996, and $7.9 billion in 1995.

       Investment gains (losses), net of investment gain expenses, were included in revenue as follows:

                                                                                           1997         1996         1995
                                                                                           ----         ----         ----
                                                                                                (Dollars in millions)
Fixed maturities:
    Gross gains......................................................................... $342.6       $126.8       $270.8
    Gross losses........................................................................  (41.4)       (52.5)       (17.5)
    Other than temporary decline in fair value..........................................   (1.2)         (.6)       (21.9)
                                                                                         ------       ------       ------

         Net investment gains from fixed maturities before expenses.....................  300.0         73.7        231.4

Equity securities.......................................................................   13.2          2.6           .4
Mortgages...............................................................................    (.8)         (.4)        (2.1)
Other than temporary decline in fair value of other invested assets.....................     -          (8.3)        (3.0)
Other...................................................................................   (1.2)        29.9         13.9
                                                                                         ------       ------        ------

         Net investment gains before expenses...........................................  311.2         97.5        240.6
Investment gain expenses................................................................   44.7         36.7         36.5
                                                                                         ------       ------       ------

         Net investment gains........................................................... $266.5       $ 60.8       $204.1
                                                                                         ======       ======       ======

      Changes in unrealized appreciation (depreciation) on investments were as follows:

                                                                                          1997        1996         1995
                                                                                          ----        ----         ----
                                                                                                (Dollars in millions)
Investments carried at fair value:
    Actively managed fixed maturities .................................................. $380.6      $(504.4)      $981.6
    Interest-only securities............................................................   35.2          -            -
    Equity securities...................................................................    (.8)          .1          5.4
    Other investments...................................................................    9.6         (2.2)        (2.7)
                                                                                         ------      -------       ------
                                                                                          424.6       (506.5)       984.3

Equity in unrealized appreciation of CCP's investments..................................    -            -           46.2

Adjustment for effect on other balance sheet accounts:
    Cost of policies purchased ......................................................... (128.4)       141.6       (269.6)
    Cost of policies produced...........................................................  (36.4)        45.4        (56.7)
    Other...............................................................................   (4.4)         -            -
    Income taxes........................................................................  (90.5)       116.4       (246.5)
    Minority interest...................................................................    -          129.3       (205.3)
                                                                                         ------      -------       ------

         Change in unrealized appreciation (depreciation) of investments ............... $164.9      $ (73.8)      $252.4
                                                                                         ======      ========      ======

       At December 31, 1997, net appreciation of equity securities (before income tax) was $1.3 million, consisting of $7.3 million of appreciation and $6.0 million of depreciation.

       At December 31, 1997, the amortized cost and fair value of fixed maturity investments in default as to the payment of principal and interest totaled $2.4 million and $1.5 million, respectively. Conseco recorded writedowns of fixed maturity investments and other invested assets of $1.2 million in 1997, $8.9 million in 1996 and $24.9 million in 1995. These writedowns were the result of changes
                                       66

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



in conditions that caused the Company to conclude that the decline in fair value of the investment was other than temporary. Investment income forgone due to defaulted securities was $.2 million in 1997, $3.8 million in 1996 and $1.6 million in 1995.

       Investments in mortgage-backed securities at December 31, 1997, included collateralized mortgage obligations ("CMOs") of $3,210.2 million and mortgage-backed pass-through securities of $3,640.2 million. CMOs are securities backed by pools of pass-through securities and/or mortgages that are segregated into sections or "tranches." These securities provide for sequential retirement of principal, rather than the pro rata share of principal return that occurs through regular monthly principal payments on pass-through securities.

       The following table sets forth the par value, amortized cost and estimated fair value of investments in mortgage-backed securities including CMOs at December 31, 1997, summarized by interest rates on the underlying collateral:

                                                                                         Par        Amortized    Estimated
                                                                                        value         cost      fair value
                                                                                        -----         ----      ----------
                                                                                              (Dollars in millions)

Below 7 percent ....................................................................   $2,025.5       $1,980.4    $2,014.7
7 percent - 8 percent...............................................................    3,568.0        3,546.5     3,638.2
8 percent - 9 percent...............................................................      712.9          716.1       730.5
9 percent and above.................................................................      445.1          455.5       467.0
                                                                                       --------       --------    --------

                 Total mortgage-backed securities...................................   $6,751.5       $6,698.5    $6,850.4
                                                                                       ========       ========    ========

       The amortized cost and estimated fair value of mortgage-backed securities including CMOs at December 31, 1997, summarized by type of security were as follows:

                                                                                                    Estimated fair value
                                                                                                    --------------------
                                                                                                                  Percent
                                                                                     Amortized                   of fixed
Type                                                                                   cost          Amount     maturities
----                                                                                   ----          ------     ----------
                                                                                       (Dollars in millions)
Pass-throughs and sequential and targeted amortization classes................       $4,599.7      $4,697.5          21%
Planned amortization classes and accretion directed bonds.....................        1,515.9       1,547.6           7
Support classes...............................................................           36.0          36.9           -
Accrual (Z tranche) bonds.....................................................           27.9          28.8           -
Subordinated classes .........................................................          519.0         539.6           2
                                                                                     --------      --------         ---

                 Total mortgage-backed securities.............................       $6,698.5      $6,850.4          30%
                                                                                     ========      ========          ==

       At December 31, 1997, approximately 73 percent of the estimated fair value of Conseco's mortgage-backed securities was determined by nationally recognized pricing services, 8 percent was determined by broker-dealer market makers, and 19 percent was determined by internally developed methods. The call-adjusted modified duration of our mortgage-backed securities was 5.2 years at December 31, 1997.

       See note 4 for a discussion on interest-only securities.

       At December 31, 1997, the mortgage loan balance was primarily comprised of commercial loans, including multifamily residential loans. Approximately 20 percent, 11 percent and 9 percent of the mortgage loan balance were on properties located in California, Texas and Florida, respectively. No other state comprised greater than 7 percent of the mortgage loan balance. Less than 2 percent of the mortgage loan balance was noncurrent at December 31, 1997. At December 31, 1997, the Company had an allowance for loss on mortgage loans of $9.0 million.

       At December 31, 1997, we held $558.6 million of CTLs. CTLs are mortgage loans for commercial properties that we make based on the underwriting guidelines described in note 1. We classify CTLs as a separate class of securities because they are

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



principally underwritten based on the creditworthiness of the tenant rather than the value of the underlying property. As with commercial mortgages, CTLs are additionally collateralized by liens on the underlying property.

       As part of its investment strategy, the Company enters into reverse repurchase agreements and dollar-roll transactions to increase its return on investments and improve its liquidity. Reverse repurchase agreements involve a sale of securities and an agreement to repurchase the same securities at a later date at an agreed upon price. Dollar rolls are similar to reverse repurchase agreements except that, with dollar rolls, the repurchase involves securities that are only substantially the same as the securities sold. These transactions are accounted for as short-term collateralized borrowings. Such borrowings averaged approximately $719.3 million during 1997 (compared with an average of $424.7 million during 1996) and were collateralized by investment securities with fair values approximately equal to the loan value. The weighted average interest rate on short-term collateralized borrowings was 5.8 percent in 1997 and 5.2 percent in 1996. The primary risk associated with short-term collateralized borrowings is that the counterparty will be unable to perform under the terms of the contract. The Company's exposure is limited to the excess of the net replacement cost of the securities over the value of the short-term investments (which was not material at December 31, 1997). The Company believes that the counterparties to its reverse repurchase and dollar-roll agreements are financially responsible and that the counterparty risk is minimal.

       Other invested assets include:  (i) trading  securities of $64.8 million;
(ii) S&P 500 Call Options issued in conjunction with equity-indexed annuities described in note 1 of $41.4 million; and (iii) certain non-traditional
investments,   including   investments  in  venture   capital   funds,   limited
partnerships, mineral rights and promissory notes of $424.5 million. During 1996, Conseco sold its non-traditional investment in Noble Broadcast Group, Inc. and realized a gain of $30.0 million. During 1995, Conseco sold its non-traditional investment in Eagle Credit (a finance subsidiary of Harley-Davidson) and realized a gain of $20.6 million.

       Life insurance companies are required to maintain certain investments on deposit with state regulatory authorities. Such assets had an aggregate carrying value of $202.5 million at December 31, 1997.

       Conseco had no investments in any single entity in excess of 10 percent of shareholders' equity at December 31, 1997, other than investments issued or guaranteed by the United States government or a United States government agency.

       4. INVESTMENTS, FINANCE RECEIVABLES AND SERVICING RIGHTS OF FINANCE SUBSIDIARIES

       We pool and securitize substantially all of the finance receivables we originate, retaining: (i) investments in interest-only securities that are subordinated to the rights of other investors; (ii) servicing on the contracts; and (iii) investment in senior securities made by our insurance subsidiaries (classified as fixed maturity securities). In a typical securitization, we sell finance receivables to a special purpose entity, established for the limited purpose of purchasing the finance receivables and selling securities representing interests in the receivables. The special purpose entity issues interest-bearing securities that are collateralized by the underlying pool of finance receivables. We receive the proceeds from the sale of the securities in exchange for the finance receivables. The securities are typically sold at the same amount as the principal balance of the receivables sold. We retain a residual interest representing the right to receive, over the life of the pool of finance receivables, the excess of the cash flows received on the receivables transferred to the trust over the return paid to the holders of other interests in the securitization and servicing fees.

       We recognize a gain on the sale of finance receivables equal to the difference between the proceeds from the sale, net of related transaction costs, and the allocated carrying amount of the receivables sold. We allocate the carrying amount of finance receivables between the assets sold and retained based on their relative fair values at the date of sale. The estimated fair value of interest-only securities and servicing rights is determined by discounting the projected cash flows over the expected life of the finance receivables sold using prepayment, default, loss, servicing cost and discount rate assumptions.

       On a quarterly basis, we determine the estimated fair value of our interest-only securities based on discounted projected future cash flows using current assumptions. Differences between the estimated fair value and carrying value of interest-only securities considered to be temporary declines are recognized as reductions to shareholders' equity, while differences that are considered to be other than temporary declines in value are recognized as a reduction to earnings. Declines in value considered to be temporary are deemed to occur when the present value of estimated future cash flows discounted at a risk free rate using appropriate assumptions is less than the carrying value of the interest-only securities. When declines in value considered to be other than temporary occur, the carrying value is reduced to estimated fair value and a loss is recognized in the statement of operations.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       We recorded losses of $190 million and $200 million during 1997 and 1996 due to other than temporary declines in the fair value of interest-only securities resulting from adverse prepayment experience. The reported value of interest-only securities at December 31, 1997 reflects an unrealized gain.

       Activity in the interest-only securities account during 1997 is as follows (dollars in millions):


Balance at January 1.....................................................      $1,014.3
   Transfer to servicing rights in conjunction with implementation
     of SFAS 125.........................................................         (30.8)
   Additions resulting from securitizations during the period............         674.7
   Investment income.....................................................         130.3
   Principal and interest received.......................................        (270.5)
   Realized loss.........................................................        (190.0)
   Change in unrealized appreciation.....................................          35.2
                                                                               --------

Balance at December 31...................................................      $1,363.2
                                                                               ========

     In 1995 and previous years, we sold a substantial portion of our interest-only securities related to manufactured housing securitization transactions between 1978 and 1995 in the form of securitized net interest margin certificates. We retained a subordinated interest in the cash flow of the interest-only securities sold. These interests are included in interest-only securities and total $77.0 million at December 31, 1997.

     Generally, interest-only securities relate to the sale of closed end manufactured housing, home equity, home improvement, consumer and equipment finance receivables. Interest-only securities are subject to a substantial amount of credit loss and prepayment risk related to the receivables sold. In connection with the valuation of interest-only securities, the Company has provided for approximately $900.0 million of credit losses at December 31, 1997. On a nondiscounted basis, the amount of credit losses provided for in connection with the valuation of the interest-only securities is approximately $1.3 billion. These estimated losses, if realized, would reduce the amount of cash flows available to the interest-only securities and are considered in the determination of the estimated fair value of such securities.

       The following summarizes assumptions used to determine the estimated fair value of interest-only securities as of December 31, 1997.

                                                      Manufactured        Home equity/       Consumer/
                                                         housing        home improvement     equipment             Total
                                                         -------        ----------------     ---------             -----
                                                                               (Dollars in millions)

Interest-only securities............................     $857.3            $335.1              $170.8             $1,363.2
Principal balance of sold managed finance
   receivables......................................   17,558.2           4,251.6             2,467.5             24,277.3
Weighted average customer interest rate on sold
   managed finance receivables......................      10.49%            11.82%              11.33%
Expected weighted average constant prepayment
   rate as a percentage of principal balance of
   sold managed finance receivables (1).............        9.5%             24.0%               22.0%
Expected nondiscounted credit losses as a
   percentage of principal balance of sold managed
   finance receivables (1)..........................        6.2%              4.3%                2.1%
-------------------

(1) The valuation of interest-only securities is affected not only by the projected level of prepayments of principal and net credit losses, as shown above, but also by the projected timing of such prepayments and net credit losses. Should the timing of projected prepayments of principal or net credit losses differ materially from the timing projected by the Company, such timing could have a material effect on the valuation of the interest-only securities.

                                       69

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------


       The weighted average interest rate we use to discount expected future cash flows of the interest-only securities is 11.47 percent at December 31, 1997.

       During the years ended December 31, 1997, 1996 and 1995, we sold $10.5 billion, $7.9 billion and $4.6 billion, respectively, of closed end receivables in various securitized transactions and recognized gains of $569.1 million, $388.1 million and $443.3 million, respectively.

       Finance receivables, summarized by type, were as follows at December 31, 1997 (dollars in millions):

Lease........................................................................   $  209.3
Commercial finance...........................................................      684.6
Revolving credit card........................................................      166.3
Loans held for sale..........................................................      930.6
                                                                                --------

                                                                                 1,990.8

Less allowance for doubtful accounts.........................................      (19.8)
                                                                                --------

     Net finance receivables.................................................   $1,971.0
                                                                                ========

     At January 1, 1997, we began to recognize servicing rights, as required by SFAS 125. Servicing rights, retained subsequent to the sale of finance receivables, are amortized in proportion to and over the estimated period of net servicing income.

     The activity in the servicing rights account during 1997 is as follows (dollars in millions):

Balance at January 1, 1997...................................................   $   -
   Transfer from interest-only securities in conjunction with the
     implementation of SFAS 125..............................................      30.8
   Additions resulting from securitizations
     during the period.......................................................      80.9
   Amortization..............................................................     (15.4)
                                                                                -------

Balance at December 31, 1997.................................................   $  96.3
                                                                                =======

     Servicing rights are evaluated for impairment on an ongoing basis, stratified by product type and origination period. To the extent the recorded amount exceeds the fair value, a valuation allowance is established through a charge to earnings. Upon subsequent measurement of the fair value of these servicing rights in future periods, if the fair value equals or exceeds the carrying amount, any previously recorded valuation allowance would be deemed unnecessary and, therefore, represent current period earnings only to the extent of such previously recorded allowance.

       Prior to the implementation of SFAS 125 on January 1, 1997, we recorded the value of our retained interests in securitizations as "excess servicing rights" and "allowance for losses on loans sold" on our balance sheet. Excess servicing rights receivable represented the discounted net excess cash flows expected to be collected over the life of the loans securitized. When we determined the value of excess servicing rights at the time of securitization, we established an allowance for expected losses to be realized over the life of the loans. At December 31, 1996, the excess servicing rights receivable net of allowance for losses (currently classified as interest-only securities) consisted of (dollars in millions):

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------

Projected residual cash flows to be received on loans sold...............     $ 4,379.3
Less:
   Expected prepayments..................................................      (2,221.0)
   Expected servicing income.............................................        (281.3)
   Effect of discounting to current value................................        (505.3)
   Other.................................................................          (8.8)
Subordinated interests in net interest margin certifications.............         145.3
                                                                              ---------
                                                                                1,508.2
Less allowance for losses................................................         493.9
                                                                              ---------

     Total net excess servicing rights...................................     $ 1,014.3
                                                                              =========

       5.  INSURANCE LIABILITIES:

       Insurance liabilities consisted of the following:

                                                                                   Interest
                                                         Withdrawal    Mortality      rate
                                                         assumption   assumption   assumption      1997         1996
                                                         ----------   ----------   ----------      ----         ----
                                                                                                  (Dollars in millions)
   Future policy benefits:
     Interest-sensitive products:
       Investment contracts............................      N/A          N/A         (c)       $12,724.0      $11,491.6
       Universal life-type contracts...................      N/A          N/A          5%         4,633.6        3,303.9
                                                                                                ---------      -----------

         Total interest-sensitive products.............                                          17,357.6       14,795.5
                                                                                                ---------      ----------

     Traditional products:
       Traditional life insurance contracts............    Company        (a)          4%         1,925.0        1,234.7
                                                         experience
       Limited-payment contracts.......................     None          (b)          6%           968.4          761.5

       Individual accident and health .................    Company     Company         6%         2,820.4        1,184.0
                                                         experience   experience
       Group life and health...........................      N/A          N/A         N/A            71.0           71.3
                                                                                                ---------      ---------

         Total traditional products....................                                           5,784.8        3,251.5
                                                                                              -----------      ---------

   Claims payable and other policyholder funds ........      N/A          N/A          N/A        1,615.5          984.9
   Unearned premiums...................................      N/A          N/A          N/A          406.1          272.4
   Liabilities related to separate accounts............      N/A          N/A          N/A          682.8          337.6
                                                                                               ----------      ---------

       Total insurance liabilities.....................                                         $25,846.8      $19,641.9
                                                                                                =========      =========
-------------

   (a) Principally modifications of the 1965 - 70 and 1975 - 80 Basic, Select and Ultimate Tables.

   (b) Principally the 1984 United States Population Table and the NAIC 1983 Individual Annuitant Mortality Table.

   (c) In both 1997 and 1996: (i) approximately 95 percent of this liability represented account balances where future benefits are not guaranteed; and (ii) 5 percent represented the present value of guaranteed future benefits determined using an average interest rate of approximately 5 percent.

       Participating policies represented approximately 2 percent, 2 percent and 12 percent of total life insurance in force at December 31, 1997, 1996 and 1995, respectively. Participating policies represented approximately 2 percent, 1 percent and 1 percent of premium income for the years ended December 31, 1997, 1996 and 1995, respectively. Dividends on participating policies amounted to $13.0 million, $13.4 million and $12.3 million in 1997, 1996 and 1995, respectively.
                                       71

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       6.  REINSURANCE:

       Cost of reinsurance ceded where the reinsured policy contains mortality risks totaled $499.0 million, $313.8 million and $72.6 million in 1997, 1996 and 1995, respectively. This cost was deducted from insurance premium revenue. Conseco is contingently liable for claims reinsured if the assuming company is unable to pay. Reinsurance recoveries netted against insurance policy benefits totaled $587.5 million, $281.4 million, and $59.8 million in 1997, 1996 and 1995, respectively.

       The Company has ceded certain policy liabilities under assumption reinsurance agreements. Since all of Conseco's obligations under these insurance contracts have been ceded to another company, insurance liabilities related to such policies were not reported in the balance sheet. We believe the assuming companies are able to honor all contractual commitments under the assumption reinsurance agreements, based on our periodic reviews of financial statements, insurance industry reports and reports filed with state insurance departments.

       The Company's reinsurance receivable at December 31, 1997, relates to approximately 181 reinsurers. Two major United States insurance companies rated "A (Excellent)" or better by A.M. Best Company, a recognized insurance rating agency, account for approximately 19 percent of such balance. Each of our other reinsurers (the majority of which are rated "A- (Excellent)" or better) accounts individually for less than 4 percent of reinsurance receivables.

       7.  INCOME TAXES:

       Income tax liabilities were comprised of the following:

                                                                                                    1997           1996
                                                                                                    ----           ----
                                                                                                   (Dollars in millions)
Deferred income tax liabilities:
    Actively managed fixed maturities.............................................................$   95.9        $ (52.2)
    Interest-only securities......................................................................   737.2          451.1
    Cost of policies purchased and cost of policies produced......................................   750.5          573.7
    Insurance liabilities.........................................................................  (898.9)        (474.0)
    Unrealized appreciation.......................................................................    98.1           21.0
    Net operating loss carryforward...............................................................  (393.2)        (174.7)
    Other.........................................................................................   157.3          130.1
                                                                                                  --------     ----------

          Deferred income tax liabilities.........................................................   546.9          475.0
Current income tax assets ........................................................................   (14.1)         (13.8)
                                                                                                  --------      ---------

          Income tax liabilities.................................................................. $ 532.8       $  461.2
                                                                                                   =======       ========

       Income tax expense was as follows:


                                                                                               1997       1996       1995
                                                                                               ----       ----       ----
                                                                                                  (Dollars in millions)

Current tax provision.........................................................................$207.9     $165.4     $165.0
Deferred tax provision........................................................................ 352.2      136.8       75.7
                                                                                              ------     ------     ------

               Income tax expense.............................................................$560.1     $302.2     $240.7
                                                                                              ======     ======     ======

       Income tax expense differed from that computed at the applicable federal statutory rate (35 percent) for the following reasons:

                                                                                                    1997       1996       1995
                                                                                                    ----       ----       ----
                                                                                                       (Dollars in millions)


Tax on income before income taxes at statutory rate...........................................    $520.0     $285.5     $287.9
Goodwill......................................................................................      29.6       12.3        7.9
State taxes...................................................................................      27.0       17.0       12.6
Other.........................................................................................     (16.5)     (12.6)       7.2
Reversal of deferred tax liabilities as a result of increased ownership in certain
   subsidiaries...............................................................................       -          -        (74.9)
                                                                                                  ------     ------     ------

         Income tax expense...................................................................    $560.1     $302.2     $240.7
                                                                                                  ======     ======     ======

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------

       At December 31, 1997, Conseco had federal income tax loss carryforwards of $1,123.1 million available (subject to various statutory restrictions) for use on future tax returns. Portions of these carryforwards begin expiring in 1999. Of the loss carryforwards: (i) $25.3 million may be used only to offset income from the non-life insurance companies and, under certain circumstances, a portion of the income of life insurance companies; and (ii) $463.5 million are attributable to acquired companies and may be used only to offset the income from those companies. None of the carryforwards are available to reduce the tax provision for financial reporting purposes. With respect to determining that the Company's net operating loss carryforwards will be fully utilized, the Company is relying upon its past history of earnings.

       The IRS has completed its examination of Conseco's consolidated tax returns for years through 1994 and is currently conducting an examination for years 1995 through 1996. Certain companies acquired in the LPG Merger have been audited by the IRS through 1994. Colonial Penn Life Insurance Company is currently being examined for the tax years 1992 and 1993. Conseco believes the adjustment, if any, related to these audits will not be significant.

       8. NOTES PAYABLE AND COMMERCIAL PAPER:

       Notes payable and commercial paper related to corporate activities at December 31, 1997 and 1996, were as follows:


                                                                     Interest rate         1997          1996
                                                                     -------------         ----          ----
                                                                                          (Dollars in millions)
Bank debt............................................................  6.23% (1)        $1,000.0 (2)   $  465.0
Leucadia Notes.......................................................  6.44% (1)           400.0            -
Senior notes due 2003................................................ 8.125%               168.5          170.0
Senior notes due 2004................................................  10.5%               184.9          200.0
Subordinated notes due 2004.......................................... 11.25%                10.9           98.1
Convertible subordinated notes due 2003..............................   6.5%                86.1            -
Convertible subordinated debentures due 2005.........................   6.5%                29.1          102.8
Commercial paper.....................................................   5.8% (3)           448.2            -
Other................................................................Various                21.3           45.2
                                                                                        --------       --------

     Total principal amount..........................................                    2,349.0        1,081.1

Unamortized net premium..............................................                        5.9           13.8
                                                                                        --------       --------

     Total...........................................................                   $2,354.9       $1,094.9
                                                                                        ========       ========

--------------------

(1)    Current rate at December 31, 1997.
(2)    See note 15 for description of $248.0 million repayment in 1998 using proceeds from the offering of 6.4 percent notes due
       February 10, 2003.
(3)    Weighted average rate during 1997.

       Maturities of notes payable and commercial paper at December 31, 1997, were as follows:

             Maturity date                                                      Amount
             -------------                                                      ------
                                                                         (Dollars in millions)

1998.......................................................................   $1,049.3 (1)
1999.......................................................................        1.1
2000.......................................................................        1.1
2001.......................................................................      401.1
2002.......................................................................        2.0
Thereafter.................................................................      894.4
                                                                              --------
     Total par value at December 31, 1997..................................   $2,349.0
                                                                              ========

(1)    See note 15 for description of $248.0 million repayment in 1998 using proceeds from the offering of 6.4 percent notes due
       February 10, 2003.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------

       Bank debt. Bank debt is comprised of our revolving bank credit facility and various bank loans described below.

       The Company's current revolving credit agreement (the "Credit Facility"), executed in November 1996, permits borrowings up to $1.4 billion. Maximum permitted borrowings under the Credit Facility are reduced by any aggregate outstanding commercial paper of Conseco. At December 31, 1997, outstanding borrowings under the Credit Facility totaled $400.0 million. Borrowings bear interest at the bank's base rate, a Eurodollar rate or a rate determined based on a solicitation of bids from lenders. Eurodollar rates are equal to the reserve-adjusted LIBOR rate plus a margin of .225 percent to .75 percent, based on the credit rating of Conseco's senior notes. The current margin of .35 percent will increase by .125 percent after December 31, 1997, if Conseco's debt to total capitalization ratio exceeds 35 percent. Borrowings at December 31, 1997, bore interest at a weighted average rate of 6.21 percent. The Credit Facility also permits revolving Swingline loans up to $50.0 million. Such loans are due within 7 days and bear interest at the bank's base rate or a reserve adjusted three-month CD rate plus the Eurodollar rate margin and an assessment rate.

       Borrowings are due in November 2001. Mandatory prepayments, which reduce the maximum permitted borrowings, are required under the Credit Facility upon the sale or disposition of any significant assets other than in the ordinary course of business. The Credit Facility contains various restrictive covenants that primarily pertain to levels of indebtedness, limitations on payment of dividends, limitations on the quality and types of investments, and capital expenditures. Additionally, the Company must comply with several financial covenant restrictions, including maintaining: (i) shareholders' equity and Company-obligated mandatorily redeemable preferred securities of subsidiary trusts in excess of $2.4 billion in 1997 and 1998 and $3.5 billion thereafter;
(ii) the interest coverage ratio in excess of 2.5:1 through December 1997 (escalating to 2.75:1 during the period January 1, 1998 through December 31, 1999; and 3.0:1 thereafter); and (iii) the debt to total capital ratio less than
 .45:1. As of December 31, 1997 the Company was in compliance with all covenants under its debt agreements.

       On the last day of each quarter, we pay a commitment fee that ranges from .08 percent to .25 percent per annum (depending on the credit rating of
Conseco's senior debt) on the average daily unused commitments during the quarter. This fee was .125 percent per annum during 1997.

       During 1997, Conseco entered into various unsecured bank loans totaling $600 million. The proceeds from such bank loans were used: (i) to finance the WNIC Merger; (ii) to finance a portion of the Colonial Penn Purchase; (iii) to redeem all of the $2.16 Redeemable Cumulative Preferred Stock of a subsidiary formerly held by minority interest; and (iv) for general corporate purposes. The interest rates on these bank loans are based on LIBOR and averaged 6.25 percent at December 31, 1997. These bank loans mature at various dates through September 1998.

       We recognized an extraordinary loss of $12.9 million during 1996 (net of a $7.0 million tax benefit) as a result of prepaying our prior bank credit agreements and the bank credit agreements of BLH and ALH.

       Leucadia Notes. Conseco entered into these notes in conjunction with the Colonial Penn Purchase. The notes bear interest at the one month LIBOR rate plus a margin of .50 percent payable semi-annually on March 31 and September 30. Such rate was 6.44 percent at December 31, 1997. The notes mature on January 2, 2003 and may be put back to Conseco by the holder at any time after December 31, 1997, in the event that: (i) all or substantially all of Leucadia's assets are sold; or (ii) there is an acquisition of beneficial ownership of 20 percent or more of Leucadia's voting securities. In addition, the notes are putable (in whole or in increments of $10 million of par value) at any time on or after September 30, 1999, at a discount to par. The discount rate is equal to (i) 3 percent of the then outstanding principal balance during the period September 30, 1999, through September 29, 2000; (ii) 2 percent of the then outstanding principal balance during the period September 30, 2000, through September 29, 2001; and (iii) 1 percent of the then outstanding principal balance thereafter prior to maturity. The notes and accrued interest thereon are secured by standby letters of credit totaling $420.0 million which Conseco may use to fund redemption of the notes. Such letters of credit expire on September 30, 1998, but may be extended in one-year increments through 2003. The Company pays a fee on the letters of credit based upon the credit rating of Conseco's senior debt. At December 31, 1997, such fee was .20 percent per annum on the $420.0 million of outstanding letters of credit.

       8.125% senior notes due 2003 were issued to the public in 1993, are unsecured and rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The notes are not redeemable prior to maturity. We recognized an extraordinary charge of $.1 million during 1997 as a result of repurchasing $1.5 million par value of these notes.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------


       10.5% senior notes due 2004 were issued to the public by CCP in 1994, are unsecured and rank pari passu with all other unsecured and unsubordinated indebtedness of Conseco. The notes are not redeemable prior to maturity. We recognized an extraordinary charge of $1.2 million (net of a $.6 million tax benefit) during 1997 as a result of repurchasing $15.1 million par value of these notes.

       11.25% senior subordinated notes due 2004 were issued to the public by ALH in conjunction with its acquisition by Partnership II. Such notes are unsecured and will be subordinated in the right of payment to the prior payment in full of all senior indebtedness. The notes are redeemable at the Company's option, in whole or in part, at any time on or after September 15, 1999, initially at 105.625 percent of their principal amount, plus accrued interest, declining to 100 percent of their principal amount, plus accrued interest, on and after September 15, 2001. We recognized an extraordinary charge of $5.6 million (net of a $3.0 million tax benefit) during 1997 as a result of repurchasing $87.2 million par value of these notes. We recognized an extraordinary charge of $4.2 million (net of a $2.3 million tax benefit) during 1996 as a result of repurchasing $51.9 million par value of these notes.

       6.5% convertible subordinated notes due 2003 were acquired in conjunction with the PFS Merger and bear interest at 6.5 percent payable semi-annually on April 1 and October 1. The notes are redeemable by Conseco, under certain conditions, at 103.3 percent of par value after April 1999 under certain conditions. The notes are convertible into Conseco common stock any time prior to maturity at a conversion rate of 35.38 Conseco common shares per $1,000 principal amount of notes. During 1997, $.2 million par value of the notes were converted into 6,613 shares of Conseco common stock. At December 31, 1997, the value of the remaining debentures in excess of the principal balance (the value attributable to the conversion feature) of $34.4 million is included in other liabilities.

       6.5% convertible subordinated debentures due 2005 were acquired in conjunction with the ATC Merger and are convertible into Conseco common stock at any time prior to maturity, at a conversion ratio of 76.96 shares of Conseco common stock for each $1,000 principal amount of debentures. The convertible debentures may be redeemed at Conseco's option at a price equal to 103.25 percent after October 1998, declining to 100 percent after October 2001. During 1997, we induced the conversion of $64.8 million par value of the debentures into 5.0 million shares of Conseco common stock. Conseco paid $4.4 million to induce the holders to convert. In addition, during 1997, Conseco repurchased $7.5 million par value of the debentures for $24.8 million. An additional $1.4 million par value of the debentures was converted into .1 million shares of Conseco common stock at the option of the holders during 1997. At December 31, 1997, the value of the remaining debentures in excess of the principal balance (the value attributable to the conversion feature) of $38.2 million is included in other liabilities.

       Other debt. During the third quarter of 1997, we repurchased or called for redemption the remaining $23.2 million par value of 12.75 percent senior subordinated notes due 2002. Such notes had been assumed in connection with the LPG Merger.

       In March 1996, BLH completed a tender offer in which it repurchased $148.3 million principal balance of its senior subordinated notes. In addition, Conseco repurchased $28.5 million of such notes during 1996. Conseco recognized an extraordinary charge of $9.0 million (net of a $4.9 million tax benefit) related to such repurchases.

       In conjunction with the LPG Merger and the THI Merger, Conseco repaid acquired debt in 1996 of $214.5 million and $78.5 million, respectively. Conseco also repurchased other debt of $65.8 million during 1996. Conseco recognized an extraordinary charge of $.4 million (net of $.2 million tax benefit) related to such repurchases.

       Conseco recognized extraordinary charges of $2.1 million (net of a $1.5 million tax benefit) in 1995 related to the repayment of notes payable.

       Commercial paper. We instituted a commercial paper program in April 1997 to lower our borrowing costs and improve our liquidity. Borrowings under our commercial paper program averaged approximately $525.9 million during the period April 24, 1997 through December 31, 1997. The weighted average interest rate on such borrowings was 5.8 percent during 1997. Conseco's commercial paper has maturities ranging from 2 to 37 days. However, the Company has the ability to refinance such obligations through its bank credit facility.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       Notes payable related to consumer and commercial financing activities of our subsidiary, Green Tree, were as follows:

                                                                                         December 31,
                                                                                      ------------------
                                                                     Interest rate    1997         1996
                                                                     -------------    ----         ----
                                                                                     (Dollars in millions)

Commercial paper.....................................................    6.08%         $1,319.1    $431.2
Medium term notes....................................................    6.62             246.6      26.7
Senior subordinated notes............................................   10.80             263.7     263.7
Unsecured lines of credit............................................    5.80              35.0      39.0
Other................................................................    2.00               1.9       1.9
                                                                                       --------    ------

   Total.............................................................                  $1,866.3    $762.5
                                                                                       ========    ======

       Commercial paper. At December 31, 1997, Green Tree had a commercial paper program through which it was authorized to issue up to $2.0 billion in notes of varying terms to meet its warehousing liquidity needs. This program was backed by a combination of Green Tree's bank credit agreements and master repurchase agreements. During the fourth quarter of 1997 and the first quarter of 1998, Green Tree's senior unsecured debt ratings were lowered by each of the credit rating agencies which provide ratings on its debt. As a result of these ratings actions, Green Tree curtailed its issuance of commercial paper in favor of its master repurchase agreements and bank credit lines.

       Medium term notes. The medium term notes are senior notes with either fixed or floating rates of interest and with maturities in excess of nine months. Interest on these notes is payable semi-annually.

       Senior subordinated notes. The senior subordinated notes are due June 1, 2002. Interest on the notes is payable semi-annually.

       Unsecured lines of credit. At December 31, 1997, Green Tree had two lines of credit totaling $1.5 billion, one of which expired April 28, 1998, and another which expires April 28, 2000. Green Tree had total borrowings of $35.0 million outstanding under the lines at December 31, 1997. The lines contained various restrictive covenants such as maintenance of a minimum net worth by Green Tree of $750 million and a debt to net worth ratio of less than 5 to 1. The lines were substantially restructured in early 1998 and were subsequently paid off.

       Green Tree also had various master repurchase agreements in place with several investment banking firms which could provide up to $2.8 billion in borrowings subject to the availability of eligible collateral. There were no outstanding balances due under these facilities at December 31, 1997 and 1996.

       Subsequent to year end, Green Tree amended several of its master repurchase agreements to provide for financing a broader range of receivables, which increased the total potential lines to $3.8 billion. In addition, Green Tree entered into a $500 million line of credit secured by interest-only securities. Such line matures on February 12, 2000, with an option to extend for an additional one year term.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------


     9.  OTHER DISCLOSURES:

     Leases

     The Company rents office space, equipment and computer software under noncancellable operating leases. Rental expense was $48.2 million in 1997, $30.0 million in 1996 and $26.9 million in 1995. Future required minimum rental payments as of December 31, 1997, were as follows (dollars in millions):

                               1998.......................................   $ 34.7
                               1999.......................................     30.6
                               2000.......................................     26.3
                               2001.......................................     22.1
                               2002.......................................     17.9
                               Thereafter.................................     55.5
                                                                             ------

                                                 Total....................   $187.1
                                                                             ======

       Employment Arrangements

       Some officers of the Company are employed under long-term employment agreements. One of these agreements provides for a base salary plus an annual bonus equal to 3 percent of the Company's consolidated defined pretax profits. This contract was modified to permit a reduction in such bonus amount for 1997. This agreement renews annually for a five-year period unless either party notifies the other, in which case the agreement expires five years from the last renewal date. In addition, a $1.9 million interest-free loan has been granted to the officer. Repayment is due two years after termination of the officer's employment contract.

       The agreements described above also include provisions under which the employees may elect to receive, in the event of a termination of the agreement following a change in control of the Company (as defined), a severance allowance equal to 60 months' salary, bonus and other benefits. The employee also may elect to have the Company purchase all Conseco stock and all options to purchase Conseco stock, without deduction of the applicable exercise prices, held by such person at a price per share equal to the highest market price in the preceding six months.

       Green Tree had a key executive stock bonus plan pursuant to which shares were issued based on Green Tree's earnings and the market price of a share of Green Tree common stock at the date of the employment agreement (such price being equivalent to $2.72 per share of Conseco common stock). Total equivalent shares of Conseco common stock issued under the plan during 1997, 1996 and 1995 were 2.2 million, 1.8 million and 1.2 million, respectively. In January 1998, the executive returned .7 million equivalent shares of Conseco common stock in connection with Green Tree's recomputation of the bonus amount for 1996.

       The Company has qualified defined contribution plans in which substantially all employees are eligible to participate. Company contributions, which match certain voluntary employee contributions to the plan, totaled $3.8 million in 1997, $2.0 million in 1996, and $2.2 million in 1995. These contributions may be made either in cash or in Conseco common stock.

       The Company also has a stock bonus and deferred compensation program for certain officers and directors. Company contributions vary based on the profitability of the Company. Each year's contribution, which is fully funded in the form of Conseco common stock, vests five years later or upon certain other events. The cost of the program is charged to expense over the vesting period and amounted to $14.4 million in 1997 ($10.3 million of which is a nonrecurring charge due to the death of an executive officer), $3.9 million in 1996 and $3.7 million in 1995. The market value of Conseco common stock held under the program (included in other assets and other liabilities) was $158.0 million and $101.7 million at December 31, 1997 and 1996, respectively.

       The Company has a noncontributory, unfunded deferred compensation plan for qualifying members of Bankers Life's career agency force. Benefits are based on years of service and career earnings. The liability recognized in the consolidated balance sheet for the agents' deferred compensation plan was $37.3 million and $34.5 million at December 31, 1997 and 1996, respectively. Substantially all of this liability represents vested benefits. Costs incurred on this plan, primarily representing interest on unfunded benefit costs, were $3.4 million, $3.2 million and $2.8 million during 1997, 1996 and 1995, respectively.
                                       77

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       The Company also provides certain health care and life insurance benefits for eligible retired employees of certain subsidiaries under partially funded and unfunded plans in existence at the date on which such subsidiaries were acquired. Benefits under the plans are provided on a contributory basis. Some of the benefits provided are subject to cost-sharing features determined at the discretion of management. Amounts related to these postretirement benefit plans (which increased in 1997 as a result of acquisitions) are as follows:

                                                                            1997              1996
                                                                            ----              ----
                                                                              (Dollars in millions)
   Accumulated postretirement benefit obligations:
     Retirees, dependents and disabled participants....................     $23.1             $1.9
     Fully eligible active plan participants...........................       2.1              4.6
     Other active participants.........................................        .5               .6
                                                                            -----             ----

       Total accumulated postretirement benefit obligations............      25.7              7.1

   Unrecognized net reduction in prior service cost....................       1.6              2.8
   Fair value of assets held for partially funded plan.................      (5.9)             -
                                                                            -----             ----

       Accrued liability included in other liabilities.................     $21.4             $9.9
                                                                            =====             ====

       The weighted average rate used in determining the accumulated postretirement benefit obligations under the plans was 7.25 percent. The weighted average after-tax expected rate of return on plan assets was 4.60 percent. The health care cost trend rate in 1997 was 11.1 percent for pre-age 65 and 9.3 percent for post-age 65 participants, graded evenly to 5.0 percent in 13 years. Increasing the trend rate by 1 percent would increase the accumulated postretirement benefit obligation by $1.5 million at December 31, 1997 (for plans without employer's maximum cost sharing provisions).

       Green Tree has a qualified noncontributory defined benefit pension plan covering substantially all of its employees over 21 years of age. The plan's benefits are based on years of service and the employee's compensation. The plan is funded annually based on the maximum amount that can be deducted for federal income tax purposes. The assets of the plan are primarily invested in common stock, corporate bonds and cash equivalents. In addition, Green Tree maintains a nonqualified pension plan for certain key employees. Amounts related to the Green Tree plans are as follows:

                                                                1997                               1996
                                                      ----------------------------       ---------------------------
                                                      Qualified      Supplemental        Qualified      Supplemental
                                                        Plan             Plan              Plan             Plan
                                                        ----             ----              ----             ----
                                                                           (Dollars in millions)
Vested benefit obligation..........................    $ 7.8            $17.1            $ 6.9              $13.0
                                                       =====            =====            =====              =====
Accumulated benefit obligation.....................    $11.1            $17.1            $ 8.3              $13.2
                                                       =====            =====            =====              =====
Projected benefit obligation.......................    $21.8            $51.1            $17.0              $22.8
Fair value of assets held for partially funded plan     (9.1)             -               (7.1)               -
                                                       -----            -----            -----              -----

     Excess of projected benefit obligation
       over plan assets............................     12.7             51.1              9.9               22.8

Unrecognized net loss..............................     (7.7)           (35.4)            (7.1)             (13.4)
Prior service cost.................................       .3              -                 .4                -
Unrecognized net obligation (asset)................      -                (.2)              .1                (.3)
                                                       -----            -----            -----              -----

     Accrued liability included in other liabilities   $ 5.3            $15.5            $ 3.3              $ 9.1
                                                       =====            =====            =====              =====

                                                                1997            1996               1995
                                                                ----            ----               ----
                                                                          (Dollars in millions)
Net periodic pension cost:
   Service cost.............................................   $ 4.9             $3.1              $1.1
   Interest cost on projected benefit obligation............     3.9              1.9                .6
   Actual return on plan assets.............................    (1.3)             (.8)              (.8)
   Net amortization and deferral............................     2.5              1.1                .4
                                                               -----             ----              ----

     Net periodic pension cost..............................   $10.0             $5.3              $1.3
                                                               =====             ====              ====

       The preretirement discount rate, postretirement discount rate and rate of increase in future compensation levels used for determining obligations as of December 31, 1997 were 6.75 percent, 6.5 percent and 5.5 percent, respectively, and for determining expense at December 31, 1996 were 7.25 percent, 6.5 percent and 5.5 percent, respectively. Preretirement mortality table and

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------


postretirement mortality tables were used for determining expense and obligations at December 31, 1997. The wage base under Social Security was assumed to increase at 4.5 percent per year starting in 1997. The maximum benefit and compensation contained in Sections 415(b) and 401(a)(17) of the IRS Code are assumed to increase by 4.0 percent per year in the future. Total pension expense for the Green Tree plans in 1997, 1996 and 1995 was $14.1 million, $5.3 million and $3.1 million, respectively.

       Green Tree also has a 401(k) Retirement Savings Plan available to all eligible employees. To be eligible for the plan, the employee must be at least 21 years of age and have completed six months of employment at Green Tree during which the employee worked at least 1,000 hours. Eligible employees may contribute to the plan up to 15 percent of their earnings with a maximum of $9,500 for 1997 based on the Internal Revenue Service annual contribution limit. The Company will match 50 percent of the employee contributions for an amount up to 6 percent of each employee's earnings. Contributions are invested at the direction of the employee to one or more funds. Company contributions vest after three years. Company contributions to the Green Tree plan were $2.5 million, $1.3 million and $.9 million in 1997, 1996 and 1995, respectively.

       Litigation

       Green Tree has been served with various related lawsuits which were filed against Green Tree in United States District Court for the District of Minnesota. These lawsuits were filed by certain former stockholders of Green Tree as purported class actions on behalf of persons or entities who purchased common stock of Green Tree during the alleged class periods that generally run from February 1995 to January 1998. One such action did not include class action claims. In addition to Green Tree, certain current and former officers and directors of Green Tree are named as defendants in one or more of the lawsuits. Green Tree and other defendants intend to seek consolidation in the United States District Court for the District of Minnesota of each of the lawsuits seeking class action status. Plaintiffs in the lawsuits assert claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. In each case, plaintiffs allege that Green Tree and the other defendants violated federal securities laws by, among other things, making false and misleading statements about the current state and future prospects of Green Tree (particularly with respect to prepayment assumptions and performance of certain of Green Tree's loan portfolios) which allegedly rendered Green Tree's financial statements false and misleading. The Company believes that the lawsuits are without merit and intends to defend such lawsuits vigorously.

       The Company and its subsidiaries are involved in lawsuits related to their operations. In most cases, such lawsuits involve claims under insurance policies or other contracts of the Company.

       None of the lawsuits currently pending, either individually or in the aggregate, is expected to have a material effect on the Company's consolidated financial condition, cash flows or results of operations.

       Guaranty Fund Assessments

       From time to time, mandatory assessments are levied on the Company's insurance subsidiaries by life and health guaranty associations of most states in which these subsidiaries are licensed. These assessments are to cover losses to policyholders of insolvent or rehabilitated insurance companies. The associations levy assessments (up to prescribed limits) on all insurers in a particular state in order to pay claims on the basis of the proportionate share of premiums written by insurers in the lines of business in which the insolvent or rehabilitated insurer is engaged. These assessments may be deferred or forgiven in certain states if they would threaten an insurer's financial strength and, in some states, these assessments can be partially recovered through a reduction in future premium taxes. The balance sheet at December 31, 1997, includes accruals of $16.9 million, which approximate the Company's estimate of: (i) all known assessments that will be levied against the Company's insurance subsidiaries by various state guaranty associations based on premiums that have been written through December 31, 1997; less (ii) amounts that would be recoverable through a reduction in

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



future premium taxes as a result of such assessments. Such estimate is subject to change as the associations determine more precisely the losses that have occurred and how such losses will be allocated to insurance companies. The Company's cost for such assessments incurred by its insurance company subsidiaries was $3.7 million in 1997, $4.0 million in 1996 and $3.2 million in 1995.

       Minority Interest

       Minority interest represents the interest of investors other than Conseco in its subsidiaries. Minority interest at December 31, 1997, includes: (i) Company-obligated mandatorily redeemable preferred securities of subsidiary trusts with a carrying value of $1,383.9 million; and (ii) $.7 million interest in the common stock of a subsidiary of ALH. Minority interest at December 31, 1996, included: (i) $600.0 million par value of Company-obligated mandatorily redeemable preferred securities of subsidiary trusts; (ii) $97.0 million interest in the redeemable preferred stock of a subsidiary of ALH; and (iii) $.7 million interest in the common stock of a subsidiary of ALH.

       Company-Obligated   Mandatorily   Redeemable   Preferred   Securities  of
       Subsidiary Trusts

       Company-obligated   mandatorily   redeemable   preferred   securities  of
subsidiary trusts at December 31, 1997, were as follows:

                                                                                                                Estimated
                                                                                      Amount        Carrying      fair
                                                                                    outstanding       value       value
                                                                                    -----------       -----       -----
                                                                                              (Dollars in millions)
          9.16% Trust Originated Preferred Securities ("TOPrS").................   $   275.0     $   275.0   $   284.6
          8.70% Capital Trust Pass-through Securities ("TruPS").................       325.0         325.0       359.2
          8.796% Capital Securities.............................................       300.0         300.0       335.3
          FELINE PRIDES.........................................................       500.0         483.9       512.5
                                                                                   ---------      --------    --------

                                                                                    $1,400.0      $1,383.9    $1,491.6
                                                                                    ========      ========    ========

       On November 19, 1996, Conseco Financing Trust I ("Trust I"), a wholly owned subsidiary of Conseco, issued 11 million of the TOPrS at $25 per security. Each TOPrS security pays cumulative cash distributions at the annual rate of
9.16 percent of the stated $25 liquidation amount per security, payable quarterly. The TOPrS are fully and unconditionally guaranteed by Conseco. Proceeds from the offering of $266.1 million (after underwriting and associated costs) were used by the trust to purchase a subordinated debenture from Conseco. Conseco then used the net proceeds to repay bank debt. Conseco has the right to redeem the securities at any time, in whole or in part, on or after November 19, 2001, at the principal amount plus accrued and unpaid interest. The securities are subordinated to all senior indebtedness of Conseco and mature on November 30, 2026. Conseco may extend the maturity date by one or more periods, but in no event later than November 30, 2045. The terms of the TOPrS parallel the terms of Conseco's debentures held by Trust I, which debentures account for substantially all of the assets of Trust I.

       On November 27, 1996, Conseco Financing Trust II ("Trust II"), a wholly owned subsidiary of Conseco, issued 325,000 of the TruPS at $1,000 per security. Each TruPS security pays cumulative cash distributions at the annual rate of
8.70 percent of the stated $1,000 liquidation amount per security, payable semi-annually. The TruPS are fully and unconditionally guaranteed by Conseco. Proceeds from the offering of $321.6 million (after underwriting and associated costs) were used by the trust to purchase a subordinated debenture from Conseco. Conseco then used the net proceeds to repay bank debt. Conseco has the right to redeem the securities at the principal amount plus a premium equal to the excess, if any, of the sum of the discounted present values of the remaining scheduled payments of principal and interest over the principal amount of securities to be redeemed. The securities are subordinated to all senior indebtedness of Conseco and mature on November 15, 2026. The terms of the TruPS parallel the terms of Conseco's debentures held by Trust II, which debentures account for substantially all of the assets of Trust II.

       On March 31, 1997, Conseco Financing Trust III ("Trust III"), a wholly owned subsidiary of Conseco, issued 300,000 Capital Securities at $1,000 per security. Each Capital Security pays cumulative cash distributions at the annual rate of 8.796 percent of the stated $1,000 liquidation amount per security, payable semi-annually. The Capital Securities are fully and unconditionally guaranteed by Conseco. Proceeds from the offering of $296.7 million (after underwriting and associated costs) were used by the trust to purchase

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



a subordinated debenture from Conseco. Conseco then used the net proceeds to repay bank debt. Conseco has the right to redeem the securities at the principal amount plus a premium equal to the excess, if any, of the sum of the discounted present values of the remaining scheduled payments of principal and interest over the principal amount of securities to be redeemed. The securities are subordinated to all senior indebtedness of Conseco and mature on April 1, 2027. The terms of the Capital Securities parallel the terms of Conseco's debentures held by Trust III, which debentures account for substantially all of the assets of Trust III.

       On December 12, 1997, Conseco Financing Trust IV ("Trust IV"), a wholly owned subsidiary of Conseco, issued 10,000,000 FELINE PRIDES at $50 per security. Each FELINE PRIDES includes: (a) a stock purchase contract under which
(i) the holder will purchase a number of shares of Conseco common stock on February 16, 2001 (ranging from .9363 and 1.1268 shares per FELINE PRIDES) under the terms specified in the stock purchase contract; and (ii) will receive a contract adjustment payment equal to .25 percent of the value of the security; and (b) a beneficial ownership of a 6.75 percent trust originated preferred security. Each holder will receive aggregate cumulative cash distributions at the annual rate of 7 percent of the $50 stated amount per security, payable quarterly. The applicable distribution rate on the trust originated preferred securities that remain outstanding during the period February 16, 2001 through February 16, 2003, will be reset so that the market value of the trust originated preferred securities will be equal to 100.5 percent of the par value. Conseco may limit the market rate reset to be no higher than the rate on the 2-year benchmark Treasury plus 200 basis points. The trust originated preferred securities are fully and unconditionally guaranteed by Conseco. Proceeds from the offering of approximately $483.7 million (after underwriting and associated costs) were used by the trust to purchase a subordinated debenture from Conseco. Conseco then used the net proceeds to repay bank debt and for other corporate purposes. The trust originated preferred securities are subordinated to all senior indebtedness of Conseco and mature on February 16, 2001. The terms of the trust originated preferred security parallel the terms of Conseco's debentures held by Trust IV, which debentures account for substantially all of the assets of Trust IV.

       Common Stock

       At December 31, 1997 and 1996, minority interest in common stock of Conseco's subsidiaries includes only the $.7 million interest in the common stock of a subsidiary.

       Changes  in  minority   interest  in  common  and   preferred   stock  of
consolidated subsidiaries during 1997 and 1996 are summarized below:

                                                                                                   1997              1996
                                                                                                   ----              ----
                                                                                                     (Dollars in millions)
Minority interest, beginning of year...........................................................    $ 97.7           $403.3
    Changes in investments held by minority interest:
       Repurchase of mandatorily redeemable preferred stock of a subsidiary....................     (93.4)             -
       Mandatorily redeemable preferred stock of a subsidiary held by PFS prior to the
          PFS Merger...........................................................................      (2.7)             -
       Transactions resulting from ALH Stock Purchase, BLH Merger and related events...........       -             (224.9)
    Equity of  minority  interest  in the change in  financial  position  of the
       Company's subsidiaries:
         Dividends.............................................................................      (3.3)           (10.0)
         Amortization of value in excess of par of mandatorily redeemable preferred stock......       (.9)             -
         Net income before extraordinary charge................................................       3.3             31.3
         Extraordinary charge..................................................................       -               (1.7)
         Unrealized depreciation of securities ................................................       -             (100.3)
                                                                                                   ------           ------

Minority interest, end of year ................................................................    $   .7           $ 97.7
                                                                                                   ======           ======

       During 1997, we completed the purchase of all of the mandatorily redeemable preferred stock of a subsidiary formerly held by minority interests.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------
       10.  SHAREHOLDERS' EQUITY:

       Authorized preferred stock is 20 million shares. On January 23, 1996, Conseco completed the offering of 4.37 million shares of PRIDES. Proceeds from the offering of $257.7 million (after underwriting and other associated costs) were used to repay notes payable of Conseco. Each share of PRIDES pays quarterly dividends at the annual rate of 7 percent of the $61.125 liquidation preference per share (equivalent to an annual amount of $4.279 per share). On February 1, 2000, unless either previously redeemed by Conseco or converted at the option of the holder, each share of PRIDES will mandatorily convert into four shares of Conseco common stock, subject to adjustment in certain events. Shares of PRIDES are not redeemable prior to February 1, 1999. From February 1, 1999 through February 1, 2000, the Company may redeem any or all of the outstanding shares of PRIDES. Upon such redemption, each holder will receive, in exchange for each share of PRIDES, the number of shares of Conseco common stock equal to (i) the sum of (a) $62.195, declining to $61.125; and (b) accrued and unpaid dividends divided by (ii) the market price of Conseco common stock at such date. In no event will a holder receive less than 3.42 shares of Conseco common stock. During 1996, 400 shares of PRIDES were converted by holders of such shares into 1,368 shares of Conseco common stock. In 1997, the holders of 2,374,300 shares of PRIDES converted such shares into 8.1 million shares of common stock. We paid $13.2 million to induce these conversions. We recorded this payment in the consolidated financial statements as a dividend paid to such holders. In addition, during 1997, 100,050 shares of PRIDES were converted by holders of such shares into 342,171 shares of Conseco common stock.

       Conseco issued 5.75 million shares of Series D Cumulative Convertible Preferred Stock ("Series D preferred stock") with annual dividends of $3.25 per share and with a total stated value of $287.5 million ($50 per share) in January 1993 in a public offering. Prior to January 1, 1995, Conseco had repurchased or the holders had converted 80,275 Series D preferred shares. In 1996, the Company exercised its right to redeem all outstanding Series D preferred stock. A total of 6,358 Series D shares were redeemed at $52.916 per share including $.641 per share of accrued and unpaid dividends. Holders of the remaining 5,666,559 Series D shares elected to convert their shares into 17,766,864 shares of Conseco common stock.

       Changes in the number of shares of common stock outstanding during the years ended December 31, 1997, 1996 and 1995 were as follows:

                                                                                       1997           1996          1995
                                                                                       ----           ----          ----
                                                                                              (Shares in thousands)
Balance, beginning of year......................................................      293,359        205,202       212,737
    Stock options exercised.....................................................       12,825          5,990         2,010
    Shares issued in conjunction with acquired companies........................       11,264         60,560           -
    Common shares converted from convertible subordinated debentures............        5,138          4,250           -
    Common shares converted from Series D preferred shares......................          -           17,767           -
    Common shares converted from PRIDES.........................................        8,463              1           -
    Shares issued under employee and agent benefit compensation plans...........        1,498          1,246           425
    Treasury stock purchased....................................................      (22,535)        (1,657)       (9,970)
                                                                                      -------        -------       -------

Balance, end of year............................................................      310,012        293,359       205,202
                                                                                      =======        =======       =======

       Dividends declared on common stock for 1997, 1996 and 1995, were $.313, $.083 and $.046 per common share, respectively. A liability was accrued for dividends declared but unpaid at December 31, 1997, totaling $23.5 million. Such dividends were paid in January 1998.

       The Company was authorized under its 1983 employee stock option plan to grant options to purchase up to 48 million shares of Conseco common stock at a price not less than its market value on the date the option was granted. The 1983 stock option plan continues to govern options granted thereunder, but expired in all other respects in December 1993. The 1994 Stock and Incentive Plan authorizes the granting of options to employees and directors of the Company to purchase up to 24 million shares of Conseco common stock at a price not less than its market value on the date the option is granted. The options may become exercisable immediately or over a period of time. The plan also permits granting of stock appreciation rights and certain other awards. In 1997, the Company adopted the 1997 Non-qualified Stock Option Plan which authorizes the granting of non-qualified options to employees of the Company to purchase shares of Conseco common stock. The aggregate number of shares of common stock for which options may be granted under the 1997 plan, when added to all outstanding, unexpired options under the Company's other employee benefit

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------


plans, shall not exceed 20 percent of the total of shares of common stock outstanding plus the number of shares issuable upon conversion of any outstanding convertible security on the date of grant (calculated in the manner set forth in the 1997 plan).

       Conseco implemented two option exercise programs under which its chief executive officer and four of its executive vice presidents exercised outstanding options to purchase 9.1 million shares of Conseco common stock under the 1997 program (the "1997 Program") and 3.1 million shares under the 1996 program (the "1996 Program"). The options exercised would otherwise have remained exercisable until various dates through 2006 with respect to the 1997 Program and until the years 2000 through 2002 with respect to the 1996 Program. We implemented these programs in order to accelerate the recording of tax benefits we derived from the exercise of the options and to better manage our capital structure. With respect to both programs, no cash was exchanged as the executives paid for the exercise price of the options by tendering previously owned shares. The Company withheld shares or the executives tendered previously held shares to cover federal and state taxes owed by the executives as a result of the exercise transactions. The 1997 Program resulted in the following changes to common stock and additional paid-in capital: (i) an increase for a tax benefit of $81.9 million (net of payroll taxes incurred of $3.5 million); (ii) an increase for the exercise price of $120.0 million; and (iii) a decrease of $229.9 million related to shares withheld or tendered by the executives for the exercise price and for federal and state taxes. The 1996 Program resulted in the following changes to common stock and additional paid-in capital: (i) an increase for a tax benefit of $15.1 million (net of payroll taxes incurred of $.7 million); (ii) an increase for the exercise proceeds of $5.2 million; and
(iii) a decrease of $20.8 million related to shares withheld or tendered by the executives for federal and state taxes. Net of shares withheld or tendered, the Company issued approximately 3.3 million and 1.6 million shares of common stock to the executives under the 1997 Program and the 1996 Program, respectively. As an inducement to encourage the exercise of options prior to their expiration date, we granted to the executive officers new options to purchase a total of
5.8 million shares at an average price of $39.52 per share and 1.6 million shares at $16.22 per share (in each case equal to the market price per share on the grant date) to replace the shares surrendered for taxes and the exercise price in connection with the 1997 and 1996 Programs, respectively.

       In 1997, 1996 and 1995, we repurchased approximately 22.5 million, 1.7 million and 10.0 million shares of our common stock for $857.0 million, $26.0 million and $146.3 million, respectively, in connection with our stock repurchase programs and shares withheld or tendered for the exercise price of options and for federal and state taxes. The cost of the common stock we repurchased in connection with these programs was allocated to the shareholders' equity accounts in 1997, 1996 and 1995 as follows: (i) $830.9 million, $3.1 million and $68.9 million, respectively, to common stock and additional paid-in capital (such allocation was based on the average common stock and paid-in capital balance per share) and (ii) $26.1 million, $22.9 million and $77.4 million, respectively, to retained earnings (representing the purchase price in excess of such average).

       Conseco's Director, Executive and Senior Officer Stock Purchase Plan was implemented to encourage direct, long-term ownership of Conseco stock by Board members, executive officers and certain senior officers. Under the program, 8 million shares of Conseco common stock have been purchased in open market or negotiated transactions with independent parties. Purchases are financed by personal loans to the participants from a bank. Such loans are collateralized by the Conseco stock purchased. Conseco has guaranteed the loans, but has recourse to the participants if we incur a loss under the guarantee. In addition, we provide loans to the participants for interest payments under the bank loans. A total of 39 directors and officers of Conseco participated in the plan. At December 31, 1997, the bank loans guaranteed by us totaled $247.4 million, and the loans provided by us for interest totaled $9.3 million. The common stock that collateralizes the loans had a fair value of $343.5 million on December 31, 1997.

       In December 1996, we granted options to selected key managers to purchase
1.1 million shares at a price of $30.41 per share (the "Key Manager Program"). These options contain lengthy vesting and non-compete requirements designed to encourage continuity of employment with these individuals. The options will become fully vested normally only upon both: (i) eleven years of continuous employment; and (ii) the earlier of: (a) two years following termination of employment during which time the individual is not in competition with the Company; (b) the grantee reaching age 65; or (c) death or disability of the grantee. In certain cases, the options remain exercisable throughout the lifetime of the grantee.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       We apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for our stock option plans. Accordingly, no compensation cost has been recognized for such plans. Had compensation cost been determined based on the fair value at the grant dates for awards granted after January 1, 1995, consistent with the method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's pro forma net income and pro forma earnings per share for the years ended December 31, 1997, 1996 and 1995 would have been as follows:

                                                    1997                        1996                          1995
                                         -------------------------   -------------------------     -------------------------
                                         As reported     Pro forma   As reported     Pro forma     As reported    Pro forma
                                         -----------     ---------   -----------     ---------     -----------    ---------
                                                            (Dollars in millions, except per share amounts)

    Net income........................     $866.4          $800.6     $452.2          $434.7        $470.9        $459.3
    Basic earnings per share..........       2.72            2.50       1.85            1.77          2.19          2.13
    Diluted earnings per share........       2.52            2.32       1.69            1.62          2.03          1.98

       The fair value of each option grant used to determine the pro forma amounts summarized above is estimated on the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions for 1997, 1996 and 1995:

                                                1997 Grants                          1996 Grants                   1995 Grants
                                        --------------------------      ------------------------------------     ---------------
                                                           Option                      Option          Key
                                            Traditional   exercise      Traditional   exercise       Manager      Traditional
                                              grants       program        grants       program       Program        grants
                                              ------       -------        ------       ------        -------         -----
Weighted average risk-free interest rates..    6.0%          6.5%           6.1%          6.0%         6.8%           6.2%
Weighted average dividend yields...........     .9%           .9%            .1%           .1%          .1%            .2%
Volatility factors.........................    .28           .28            .28           .28          .28            .43
Weighted average expected life............. 6 years       4 years        5 years       5 years     25 years        5 years
Weighted average fair value per share......  $13.13        $11.95         $10.17         $5.54       $24.50          $5.53

       The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferrable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in subjective assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not provide a reliable single measure of the fair value of our employee stock options. Because SFAS 123 is effective only for awards granted after January 1, 1995, the pro forma disclosures provided above may not be representative of the effects on reported net income for future years.

       In conjunction with the CAF Merger and the PFS Merger in 1997 and the LPG Merger, the ATC Merger, the THI Merger and the BLH Merger in 1996, outstanding options to purchase common stock of the acquired companies were converted into options to purchase Conseco stock. These options, which were immediately exercisable, were for the number of shares and the price per share equal to what holders would have been entitled to receive at the dates of the mergers had the former options been exercised at that time and exchanged for Conseco shares in the mergers. The fair value of these options is included in the cost to acquire the companies (see note 2). A summary of options issued in connection with the mergers and, together with related information, is presented below:

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------


                                                                                                       Weighted
                                                                                       Total value      average
                                                                                        at merger    exercise price
                                                                          Shares          date         per share
                                                                          ------          ----         ---------
                                                                        (Shares in     (Dollars in millions, except
                                                                        thousands)          per share amounts)
Options issued in 1997 in connection with the:
     CAF Merger...................................................            226         $ 3.5         $23.96
     PFS Merger...................................................          1,132          22.4          19.78
                                                                            -----         -----

                                                                            1,358         $25.9          20.48
                                                                            =====         =====

Options issued in 1996 in connection with the:
     LPG Merger...................................................          1,133         $ 7.7          11.18
     ATC Merger...................................................          2,049          26.9          16.87
     THI Merger...................................................            644           6.5          14.90
     BLH Merger...................................................            609           2.6          27.18
                                                                            -----         -----

                                                                            4,435         $43.7          16.54
                                                                            =====         =====

       A summary of the Company's stock option activity and related information for the years ended December 31, 1997, 1996 and 1995, is presented below (shares in thousands):

                                                   1997                       1996                     1995
                                          ----------------------     ----------------------   ----------------------
                                                        Weighted                  Weighted                  Weighted
                                                         average                   average                   average
                                                        exercise                  exercise                  exercise
                                          Shares          price      Shares         price      Shares         price
                                          ------          -----      ------         -----      ------         -----
Outstanding at the beginning of year..    37,951        $17.98       31,221       $12.33        26,745        $10.27

Granted or assumed in connection with:
   Traditional grants.................     2,394         40.37        6,368        33.73         6,880         18.06
   Option exercise program............     5,818         39.52        1,605        16.22           -             -
   Key Manager Program................       -             -          1,100        30.41           -             -
   Mergers............................     1,358         20.48        4,435        16.54           -             -
                                         -------                     ------                    -------

         Total granted................     9,570         37.03       13,508        25.73         6,880         18.06
                                         -------                     ------                     ------

Exercised.............................   (12,825)        13.59       (5,990)        4.82        (2,010)         4.48

Forfeited.............................    (1,185)        26.94         (788)       24.10          (394)        14.12
                                         -------                     ------                     ------

Outstanding at the end of the year....    33,511         24.79       37,951        18.04        31,221         12.31
                                         =======                     ======                     ======

Options exercisable at year-end.......    13,079                     11,686                      9,859
                                         =======                     ======                     ======

Available for future grant............    17,206                      2,933                      8,399
                                         =======                     ======                     ======

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       The following table summarizes information about fixed stock options outstanding at December 31, 1997 (shares in thousands):

                                                        Options outstanding                Options exercisable
                                            ----------------------------------------    --------------------------
                                                            Weighted        Weighted                    Weighted
                                                             average         average                     average
Range of                                      Number        remaining       exercise      Number        exercise
exercise prices                             outstanding  life (in years)      price     exercisable       price
---------------                             -----------  --------------       -----     -----------       -----
 $ 1.36  -    1.56......................        50             .6         $  1.51           50        $   1.51
   2.61  -    3.24......................       797            3.2            3.21          797            3.21
   4.57  -    6.72......................       886            4.1            5.63          844            5.59
   6.91  -   10.28......................       113            2.1            8.24          113            8.24
  10.47  -   15.55......................    13,286            5.3           14.27        1,713           13.28
  15.73  -   23.49......................       958            6.5           19.15          914           19.13
  23.67  -   30.41......................     3,888            6.6           27.58        1,806           27.26
  30.41  (Key Manager Program)..........     1,100           24.0           30.41          -               -
  30.73  -   45.84......................    12,399            8.0           37.98        6,842           38.69
  48.38  -   51.28......................        34            9.9           48.99          -               -
                                            ------                                      ------

                                            33,511                                      13,079
                                            ======                                      ======

       In connection with the THI Merger, the outstanding warrants to purchase shares of THI common stock were converted into warrants to purchase the same number of shares of Conseco common stock at the same total cost that the holders would have been entitled to receive if such warrants were exercised immediately prior to the THI Merger. Such warrants may be exercised to buy 700,000 shares of Conseco common stock for $13.8 million at anytime through September 29, 2005. Accordingly, 700,000 shares of common stock are reserved for issuance under the warrants. The value of the warrants on the THI Merger date of $3.8 million is included in the total cost to acquire THI (see note 2).

       A total of 69.0 million shares of common stock are reserved for issuance under the previously described convertible subordinated debentures, PRIDES, FELINE PRIDES, stock options granted and available for future grant, warrants, and stock bonus and deferred compensation plans.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------


       A reconciliation of income and shares used to calculate basic and diluted earnings per share is as follows:


                                                                                     1997          1996            1995
                                                                                     ----          ----            ----
                                                                                (Dollars in millions and shares in thousands)
Income:
   Net income before extraordinary charge..................................        $873.3          $478.7         $473.0
   Preferred stock dividends...............................................          21.9            27.4           18.4
                                                                                   ------          ------         ------

     Income before extraordinary charge applicable to common ownership
       for basic earnings per share........................................         851.4           451.3          454.6

   Effect of dilutive securities:
     Preferred stock dividends.............................................           8.7            27.4           18.4
                                                                                   ------          ------         ------

     Income before extraordinary charge applicable to common ownership
       and assumed conversions for diluted earnings per share..............        $860.1          $478.7         $473.0
                                                                                   ======          ======         ======

Shares:
   Weighted average shares outstanding for basic earnings per share........       311,050         230,141        206,639

   Effect of dilutive securities on weighted average shares:
     Stock options.........................................................        13,011           9,281          6,079
     Employee stock plans..................................................         2,268           2,172          1,768
     PRIDES................................................................         6,936          14,042            -
     Convertible preferred stock...........................................           -            12,049         17,787
     Convertible debentures................................................         5,457             -              -
                                                                                   ------          ------        -------

         Dilutive potential common shares..................................        27,672          37,544         25,634
                                                                                   ------          ------        -------

           Weighted average shares outstanding for diluted earnings
              per share....................................................       338,722         267,685        232,273
                                                                                  =======         =======        =======

     11.  OTHER OPERATING STATEMENT DATA:

       Insurance policy income consisted of the following:

                                                                                           1997         1996         1995
                                                                                           ----         ----         ----
                                                                                                (Dollars in millions)
Traditional products:
    Direct premiums collected.........................................................  $5,264.4      $3,528.2    $3,173.0
    Reinsurance assumed...............................................................     290.3          65.8         6.1
    Reinsurance ceded.................................................................    (499.0)       (313.8)      (72.6)
                                                                                        --------      --------    --------

          Premiums collected, net of reinsurance......................................   5,055.7       3,280.2     3,106.5
    Change in unearned premiums.......................................................      (2.2)        (14.6)        6.6
    Less premiums on universal life and products
       without mortality and morbidity risk which are
       recorded as additions to insurance liabilities ................................   2,099.4       1,881.3     1,757.5
                                                                                        --------      --------    --------
          Premiums on traditional products with mortality or morbidity risk,
             recorded as insurance policy income......................................   2,954.1       1,384.3     1,355.6
Fees and surrender charges on interest sensitive products.............................     456.7         269.9       109.4
                                                                                        --------       -------    --------

          Insurance policy income.....................................................  $3,410.8      $1,654.2    $1,465.0
                                                                                        ========      ========    ========

                                       87

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       The five states with the largest shares of premiums collected in 1997 were Florida (9.4 percent), Illinois (9.0 percent), California (8.4 percent), Texas (8.1 percent) and Michigan (5.0 percent). No other state accounted for more than 5 percent of total collected premiums.

       Other operating costs and expenses were as follows:


                                                                                           1997         1996         1995
                                                                                           ----         ----         ----
                                                                                                (Dollars in millions)
Commission expense....................................................................  $  201.2       $ 72.5      $ 47.7
Other.................................................................................     805.1        561.7       468.8
                                                                                        --------       ------       -----

         Other operating costs and expenses...........................................  $1,006.3       $634.2      $516.5
                                                                                        ========       ======      ======

       Conseco considers anticipated returns from the investment of policyholder balances in determining the amortization of the cost of policies purchased and cost of policies produced for universal life-type and investment-type contracts. Sales of fixed maturity investments change the incidence of profits on such policies because gains (losses) are recognized currently and, if the sale proceeds are reinvested at the current market yields, the expected future yields on the investment of policyholder balances are reduced (increased). Accordingly, amortization of the cost of policies purchased was increased by $151.4 million, $31.1 million and $106.4 million in the years ended December 31, 1997, 1996 and 1995, respectively. Amortization of the cost of policies produced was increased by $29.8 million, $4.9 million and $20.2 million in the years ended December 31, 1997, 1996 and 1995, respectively.

       The changes in the cost of policies purchased were as follows:

                                                                                         1997         1996         1995
                                                                                         ----         ----         ----
                                                                                                (Dollars in millions)
Balance, beginning of year............................................................  $2,015.0     $1,030.7    $1,021.6
    Additional acquisition expense on acquired policies...............................      93.9          -           -
    Amortization related to operations:
       Cash flow realized.............................................................    (436.5)      (285.1)     (252.0)
       Interest added.................................................................     174.7        127.6       133.2
    Amortization related to sales of investments......................................    (151.4)       (31.1)     (106.4)
    Amounts related to fair value adjustment
       of actively managed fixed maturities...........................................    (128.4)       141.6      (395.6)
    Transferred to cost of policies produced related to
       exchanged health policies......................................................     (16.1)       (13.4)      (13.5)
    Amounts acquired in mergers and acquisitions......................................     914.2      1,042.0       643.4
    Nonrecurring charge...............................................................      (8.8)         -           -
    Reinsurance and other ............................................................       9.8          2.7         -
                                                                                        ----------   ----------  --------

Balance, end of year..................................................................  $2,466.4     $2,015.0    $1,030.7
                                                                                        ========     ========    ========

       Based on current conditions and assumptions as to future events on all policies in force, the Company expects to amortize approximately 9 percent of the December 31, 1997, balance of cost of policies purchased in 1998, 9 percent in 1999, 8 percent in 2000, 7 percent in 2001, and 7 percent in 2002. The discount rates used to determine the cost of policies purchased ranged from 18 percent to 20 percent during the three-year period ended December 31, 1997. The discount rates used to determine the amortization of the cost of policies purchased averaged 7 percent in 1997, 10 percent in 1996, and 12 percent in 1995.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       The changes in the cost of policies produced were as follows:

                                                                                           1997         1996         1995
                                                                                           ----         ----         ----
                                                                                                (Dollars in millions)
Balance, beginning of year............................................................    $544.3       $391.0      $300.7
    Additions.........................................................................     550.7        331.5       302.9
    Amortization related to operations................................................    (110.4)       (72.9)      (62.0)
    Amortization of deferred revenue..................................................       5.4          1.4         1.3
    Amortization related to sales of investments......................................     (29.8)        (4.9)      (20.2)
    Amounts related to fair value adjustment of
       actively managed fixed maturities..............................................     (36.4)        45.4       (74.9)
    Transferred from cost of policies purchased related to
       exchanged health policies, net of related reserves.............................       3.5          4.0         1.6
    Amounts related to BLH Merger and share repurchases...............................       -          (54.7)     (107.5)
    Amounts related to ALH Stock Purchase.............................................       -          (96.5)        -
    Amounts related to CCP Merger.....................................................       -            -         (62.8)
    Consolidation of CCP, effective January 1, 1995...................................       -            -         111.9
    Nonrecurring charge...............................................................     (12.1)         -           -
                                                                                          ------       ------      ------

Balance, end of year..................................................................    $915.2       $544.3      $391.0
                                                                                          ======       ======      ======

       Nonrecurring charges in 1997 include an increase to claim reserves of $41.5 million and the write-off of cost of policies produced and cost of policies purchased of $20.9 million related to premium deficiencies on our Medicare supplement business in the state of Massachusetts. Regulators in that state have not allowed premium increases for Medicare supplement products necessary to avoid losses on the business. We are currently seeking rate increases. We are no longer writing new Medicare supplement business in Massachusetts.

       Nonrecurring charges in 1997 also include expenses of $9.3 million (net of proceeds from a life insurance policy) related to the death of an executive officer.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       12.  CONSOLIDATED STATEMENT OF CASH FLOWS:

       The following disclosures are provided to support and/or supplement our consolidated statement of cash flows:


                                                                                          1997         1996         1995
                                                                                          ----         ----         ----
                                                                                                (Dollars in millions)
Impact of acquisition transactions (described in note 2) on the consolidated statement of cash flows:
     Total investments................................................................  $ 4,716.6   $ 5,643.4    $ 4,528.4
     Finance receivables..............................................................        -         590.1          -
     Cost of policies purchased.......................................................      914.2     1,046.4        493.7
     Goodwill.........................................................................    1,133.9     1,806.4        241.6
     Income taxes.....................................................................        6.4       134.9       (114.9)
     Insurance liabilities............................................................   (5,193.8)   (5,943.6)    (4,405.8)
     Notes payable....................................................................     (540.6)     (448.2)      (213.7)
     Minority interest................................................................        -         210.4        225.4
     Common stock and additional paid-in capital......................................     (471.5)   (1,568.6)         -
     Other............................................................................       194.5     (208.3)      (168.4)
                                                                                        ----------  ---------    ---------

       Net cash used..................................................................  $   759.7   $ 1,262.9    $   586.3
                                                                                        =========   =========    =========


Additional  non-cash items not reflected in the  consolidated  statement of cash flows:
   Issuance of common stock under stock option and employee benefit plans.............    $  20.2     $  12.2     $    4.2
   Tax benefit related to the issuance of common stock under employee benefit plans...       85.2        15.9           .4
   Conversion of preferred stock into common stock....................................      151.3       283.2          -
   Conversion of convertible debentures into common stock.............................      150.0         -            -
   Redemption of convertible subordinated debentures of a subsidiary using
     segregated cash..................................................................        -           -            9.2

Cash paid for:
   Interest expense on debt and commercial paper......................................      273.9       177.7        167.2
   Income taxes.......................................................................      231.8       166.7        127.8

       At December 31, 1997 and 1996, cash of approximately $552.8 million and $346.3 million, respectively, was held in trust for subsequent payment to investors. In addition, cash of $247.2 million and $171.5 million, respectively, was restricted by the pooling and servicing agreements.

       13.  STATUTORY INFORMATION:

       Statutory accounting practices prescribed or permitted for the Company's insurance subsidiaries by regulatory authorities differ from GAAP. The Company's life insurance subsidiaries reported the following amounts to regulatory agencies, after appropriate eliminations of intercompany accounts among such subsidiaries:

                                                                                                     1997          1996
                                                                                                     ----          ----
                                                                                                    (Dollars in millions)
Statutory capital and surplus....................................................................   $1,662.4     $1,170.8
Asset valuation reserve..........................................................................      329.2        232.9
Interest maintenance reserve.....................................................................      414.9        272.6
Portion of surplus debenture carried as a liability .............................................       99.2         98.8
                                                                                                    --------     --------

      Total......................................................................................   $2,505.7     $1,775.1
                                                                                                    ========     ========

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       Combined statutory net income of the Company's life insurance subsidiaries for the periods during which such subsidiaries were included in our consolidated financial statements was $243.4 million, $215.0 million and $183.8 million in 1997, 1996 and 1995, respectively, after appropriate eliminations of intercompany amounts among such subsidiaries, but before elimination of intercompany amounts between such subsidiaries and non-life insurance subsidiaries and the parent company.

       The statutory capital and surplus of the insurance subsidiaries include surplus debentures issued to the parent holding companies totaling $793.4 million. Payments of interest and principal on such debentures are generally subject to the approval of the insurance department of the subsidiary's state of domicile.

       Statutory accounting practices require the asset valuation reserve ("AVR") and the interest maintenance reserve ("IMR") be reported as liabilities. The purpose of these reserves is to stabilize statutory surplus against fluctuations in the market value of investments. The IMR captures all realized investment gains and losses, net of income taxes, on debt instruments resulting from changes in interest rates, and provides for subsequent amortization of such amounts into statutory net income on a basis reflecting the remaining lives of the assets sold. The AVR captures all realized and unrealized investment gains (losses), net of income taxes, related to equity investments and to changes in creditworthiness of debt instruments. AVR is also adjusted each year based on a formula related to the quality and loss experience of the Company's investment portfolio.

       Included in statutory capital and surplus shown above are the following investments in non-life insurance affiliates, all of which are eliminated in the consolidated financial statements prepared in accordance with GAAP:

                                                                                1997                      1996
                                                                        --------------------      ---------------------
                                                                                    Admitted                   Admitted
                                                                                      asset                      asset
                                                                         Cost         value        Cost          value
                                                                         ----         -----        ----          -----
                                                                                        (Dollars in millions)
Common stock of Conseco  purchased in open market  transactions
   (1997  includes  39,823,149 shares and 1996
   includes 39,021,822 shares)......................................... $  99.8        $152.4     $  89.6      $  80.9
Notes payable of Conseco and its non-life subsidiaries.................   275.0         275.7       261.3        245.2
Common stock of ALH (463,649 shares in 1997 and 614,057
   shares in 1996) ....................................................     2.4           6.3         5.8          9.8
Preferred stock of a non-life subsidiary...............................   900.0           -         900.0          -
Investment in ALH 1994 Series PIK Preferred Stock......................    72.2          72.2        62.8         62.8
Preferred stock of American Life Holding Company.......................     6.5           6.5         6.5          6.5

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



     The following table compares the consolidated pretax income determined on a statutory accounting basis with such income reported in accordance with GAAP:

                                                                                           1997          1996       1995
                                                                                           ----          ----       ----
                                                                                                 (Dollars in millions)
Life insurance subsidiaries:
   Pretax income as reported on a statutory accounting
     basis before transfers to and from and amortization of the IMR...................... $  606.3       $332.2     $370.4

   GAAP adjustments:
     Change in difference in carrying values of investments..............................    111.7         51.9      185.9
     Changes in cost of policies purchased and produced and insurance liabilities........    256.2         70.1      (52.0)
     Other adjustments, net..............................................................     (7.9)         (.1)      (7.7)
                                                                                          --------       ------     ------

             GAAP pretax income of life insurance subsidiaries...........................    966.3        454.1      496.6

Non-life companies:
   Interest expense:
     Corporate...........................................................................   (109.4)      (108.1)    (119.4)
     Consumer and commercial finance.....................................................   (160.9)       (70.1)     (57.3)
   All other income and expense, net:
     Consumer and commercial finance.....................................................    643.5        392.3      461.5
     Other non-life companies............................................................    146.2        147.6       41.3
                                                                                          --------       -------    ------

             GAAP consolidated pretax income............................................. $1,485.7       $815.8     $822.7
                                                                                          ========       ======     ======

       State insurance laws generally restrict the ability of insurance companies to pay dividends or make other distributions. Net assets of the Company's wholly owned life insurance subsidiaries, determined in accordance with GAAP, aggregated approximately $7.8 billion at December 31, 1997, of which approximately $165.1 million is available for distribution to Conseco in 1998 without the permission of state regulatory authorities.

       Most states have adopted risk-based capital ("RBC") rules to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks. The RBC formula is designed as an early warning tool to help state regulators identify possible weakly capitalized companies for the purpose of initiating regulatory action. At December 31, 1997, the average ratio of total adjusted capital to RBC (as defined by the rules) for our principal insurance subsidiaries was greater than twice the level at which regulatory attention is triggered.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------



       14.  BUSINESS SEGMENT AND DISTRIBUTION CHANNELS:

       Conseco conducts and manages its business through six segments, reflecting the Company's major lines of business and target markets: (i) consumer and commercial finance; (ii) supplemental health; (iii) annuities; (iv) life insurance; (v) individual and group major medical insurance; and (vi) other. Summarized data for the Company's business segments follows:

                                                                                             Income before
                                                                           Amortization      income taxes,
                                                                            of cost of         minority
                                                                         policies produced   interest and
                                               Premiums       Total    and cost of policies  extraordinary    Total
                                               collected    revenues       purchased (a)        charge       assets
                                               ---------    --------       -------------        ------       ------
                                                                       (Dollars in millions)
1997
   Consumer and commercial finance..........$      -      $1,088.0            $  -          $    482.6       $ 4,768.4
   Supplemental health......................   1,843.7     2,160.2             194.9             371.9         7,522.5
   Annuities................................   1,689.6     1,350.5             198.9             358.3        16,535.6
   Life insurance...........................     709.0     1,130.3              87.8             307.1         9,717.8
   Individual and group major medical.......     744.2       775.5              16.8              40.3           896.8
   Other ...................................      69.2       151.9               7.3              61.6           577.4
   Corporate................................       -           -                 -              (136.1)          611.4
                                              --------    --------            ------          --------       ---------

     Total..................................  $5,055.7    $6,656.4            $505.7          $1,485.7       $40,629.9
                                              ========    ========            ======          ========       =========

1996
   Consumer and commercial finance..........  $    -      $  722.5            $ -            $   322.2       $ 3,080.0
   Supplemental health......................     810.8       873.2              81.2             136.7         3,841.1
   Annuities................................   1,670.3     1,047.4              95.1             254.3        14,186.5
   Life insurance...........................     403.6       642.6              41.5             124.8         6,512.4
   Individual and group major medical.......     341.0       365.8              15.1              32.1           418.2
   Other ...................................      54.5       138.3               7.9              58.1           170.0
   Corporate ...............................       -           -                 -              (112.4)          484.5
                                              --------    --------            ------        ----------       ---------

     Total..................................  $3,280.2    $3,789.8            $240.8         $   815.8       $28,692.7
                                              ========    ========            ======         =========       =========

1995
   Consumer and commercial finance..........  $    -      $  705.9            $ -             $  404.2       $ 2,212.6
   Supplemental health......................     738.8       827.2              78.3              97.1         1,759.6
   Annuities................................   1,693.9     1,135.5             169.9             316.1        12,152.8
   Life insurance...........................     253.6       404.0              38.6              70.2         2,667.6
   Individual and group major medical.......     353.6       361.7              13.1              35.2           269.4
   Other ...................................      66.6       111.7               7.6              25.2           193.8
   Corporate................................       -          15.2               -              (125.3)          254.3
                                              --------    --------            ------         ---------       ---------

     Total..................................  $3,106.5    $3,561.2            $307.5         $   822.7       $19,510.1
                                              ========    ========            ======         =========       =========

(a)  Includes additional amortization related to gains on sales of investments.

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------

       15.   QUARTERLY FINANCIAL DATA (UNAUDITED):

       We compute earnings per common share for each quarter independently of earnings per share for the year. The sum of the quarterly earnings per share may not equal the earnings per share for the year because of: (i) transactions affecting the weighted average number of shares outstanding in each quarter; and
(ii) the uneven distribution of earnings during the year.

                                                                                                  1997
                                                                            ----------------------------------------------
                                                                            1st Qtr.     2nd Qtr.     3rd Qtr.     4th Qtr.
                                                                            --------     --------     --------     --------
                                                                             (Dollars in millions, except per share data)
Insurance policy income................................................... $  670.1     $  885.0     $  885.8     $  969.9
Revenues..................................................................  1,365.2      1,676.8      1,830.1      1,784.3
Income before income taxes, minority interest
   and extraordinary charge ..............................................    342.5        404.7        465.2        273.3
Net income................................................................    202.7        238.1        271.5        154.1

Net income per common share:
   Basic:
     Income before extraordinary charge ..................................     $.63         $.76         $.86         $.49
     Extraordinary charge.................................................      .01          .01          -            -
                                                                               ----         ----         ----         ----

       Net income.........................................................     $.62         $.75         $.86         $.49
                                                                               ====         ====         ====         ====

   Diluted:
     Income before extraordinary charge ..................................     $.58         $.70         $.80         $.45
     Extraordinary charge.................................................      .01          .01          -            -
                                                                               ----         ----         ----         ----

       Net income.........................................................     $.57         $.69         $.80         $.45
                                                                               ====         ====         ====         ====


                                                                                                 1996
                                                                            ----------------------------------------------
                                                                            1st Qtr.     2nd Qtr.     3rd Qtr.     4th Qtr.
                                                                            --------     --------     --------     --------
                                                                             (Dollars in millions, except per share data)
Insurance policy income..................................................... $369.8       $371.6       $451.8       $461.0
Revenues....................................................................  859.9        868.6      1,054.0      1,007.3
Income before income taxes, minority interest
   and extraordinary charge ................................................  227.2        222.9        269.4         96.3
Net income..................................................................  112.7        125.5        163.6         50.4

Net income per common share:
   Basic:
     Income before extraordinary charge ....................................   $.59         $.56         $.64         $.21
     Extraordinary charge...................................................    .08          -            -            .03
                                                                               ----         ----         ----         ----

       Net income...........................................................   $.51         $.56         $.64         $.18
                                                                               ====         ====         ====         ====

   Diluted:
     Income before extraordinary charge ....................................   $.53         $.50         $.57         $.21
     Extraordinary charge...................................................    .07          -            -            .03
                                                                               ----         ----         ----         ----

       Net income...........................................................   $.46         $.50         $.57         $.18
                                                                               ====         ====         ====         ====

     Our quarterly results of operations are based on numerous estimates, principally related to policy reserves, amortization of cost of policies purchased, amortization of cost of policies produced and income taxes. We revise all such estimates each quarter and we ultimately adjust them to year-end amounts. When we determine revisions are necessary, we report them as part of operations of the current quarter.
                                       94

                         CONSECO, INC. AND SUBSIDIARIES
             Notes to Supplemental Consolidated Financial Statements

                      ------------------------------------


       16.   SUBSEQUENT EVENTS (UNAUDITED):

       On February 9, 1998, we completed the offering of $250.0 million of 6.4 percent Notes (the "Notes") due February 10, 2003. Proceeds from the offering of approximately $248.0 million (after original issue discount and other associated costs) were used to retire bank debt. Interest is paid semi-annually on February 10 and August 10 of each year. The Notes are redeemable in whole or in part at the option of Conseco at any time, at a redemption price equal to the sum of (a) the greater of: (i) 100 percent of the principal amount; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date, computed by discounting such payments, in each case, to the redemption date on a semi-annual basis at the Treasury rate (as defined in the Notes) plus 25 basis points, plus (b) accrued and unpaid interest on the principal amount thereof to the date of redemption. The Notes are unsecured and rank pari passu with all other unsecured and unsubordinated obligations of Conseco.

       We periodically use options and interest rate swaps to hedge interest rate risk associated with our investments and borrowed capital. Although we had no such agreements outstanding at December 31, 1997, we entered into four interest  rate swap  agreements  in March 1998.  The Company  entered  into such agreements to create a hedge that effectively converts a portion of its fixed-rate borrowed capital into floating-rate instruments for the period during which the agreements are outstanding. Such interest rate swap agreements have an aggregate notional principal amount of $1.0 billion, mature in various years through 2008 and have an average remaining life of 7 years. If the counterparties of these interest rate swaps do not meet their obligations, Conseco could have a loss. Conseco limits its exposure to such a loss by diversifying among several counterparties believed to be financially sound and creditworthy. At March 13, 1998, all of the counterparties were rated A or higher by Standard & Poor's Corporation.

       On March 3, 1998, we commenced a new program to repurchase up to 5 million Conseco common shares in open market or negotiated transactions. The timing and terms of the purchases are to be determined based on market conditions and other considerations. As of March 17, 1998, we had repurchased .5 million shares under the program for $26.4 million.

       In March 1998, we repurchased $139 million par value of our 10.5 percent senior notes due 2004 for $171 million. We will recognize an extraordinary charge of approximately $15.6 million (net of an $8.3 million tax benefit) related to the repurchases in the quarter ended March 31, 1998.

       On July 7, 1998, we announced that we would be taking a charge of $498.0 million (net of income taxes of $190.0 million) in the quarter ended June 30, 1998, related to the Green Tree Merger. The charge is comprised of 148.0 million of merger-related costs and non-cash charges of $350.0 million to recognize an other-than-temporary impairment of our interest-only securities.


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